Exhibit 10.2

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSING AND COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

OPHTHOTECH CORPORATION

AND

NOVARTIS PHARMA AG

MAY 19, 2014

i

v

EXHIBITS
Exhibit A	—	Ophthotech Product Patent Rights and Ophthotech IP Agreements
Exhibit B	—	Existing Fovista Clinical Program
Exhibit C	—	Initial Development Plan
Exhibit D	—	Fovista Description
Exhibit E	—	RTH258 Description
Exhibit F	—	Initial Marketing Plan Contents
Exhibit G	—	Quid Products
Exhibit H	—	Invoice for Upfront Payment
Exhibit I	—	Permitted Disclosures
Exhibit J	—	Commercialization Performance Standards
Exhibit K	—	Initial Press Release
Exhibit L	—	Novartis Alternative Anti-PDGF Product Activities

LICENSING AND COMMERCIALIZATION AGREEMENT

This Licensing and Commercialization Agreement (“Agreement”) is made and effective as of the 19th day of May, 2014 (the “Effective Date”) by and between Ophthotech Corporation, a Delaware corporation, with offices at One Penn Plaza, 19th Floor, New York, NY 10119, U.S.A. (“Ophthotech”) and Novartis Pharma AG, a Swiss company, with offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”).

INTRODUCTION

1.                                      Ophthotech is currently developing Fovista (as defined below) for use in combination with anti-VEGF drugs for the treatment of wet age-related macular degeneration (“wet AMD”);

2.                                      Ophthotech has commenced a pivotal Phase III clinical program to evaluate the safety and efficacy of Fovista administered in combination with anti-VEGF drugs for the treatment of wet AMD;

3.                                      Novartis has considerable knowledge and experience in developing, marketing, promoting and selling pharmaceutical products throughout the world;

4.                                      Ophthotech desires to enter into an arrangement with respect to the development, marketing, promotion and sale of Fovista outside of the United States; and

5.                                      Ophthotech and Novartis believe that an agreement between the companies regarding Fovista and other Products (as defined below) would be desirable.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Ophthotech and Novartis hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

As used in this Agreement, the following terms shall have the meanings set forth below:

Section 1.01                             “Accounting Standards”.  Accounting Standards mean, with respect to Ophthotech, U.S. GAAP (United States Generally Accepted Accounting Principles) and, with respect to Novartis, IFRS (International Financial Reporting Standards), in each case, as generally and consistently applied for accounting and financial reporting purposes throughout the Party’s organization.  Each Party may change the accounting standards that it uses throughout such Party’s organization, in which case such Party shall promptly notify the other Party in writing of such change and “Accounting Standards” shall be modified as to such Party accordingly, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, U.S. GAAP, or successor standards thereto).

Section 1.02                             “Affiliate”.  Affiliate means with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity.  The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

Section 1.03                             “Alternative Anti-PDGF Product”.  Alternative Anti-PDGF Product means any product that comprises a compound (including any compound that is licensed or acquired from any Third Party) other than Fovista or a Generic/Biosimilar Product as to Fovista, that is Developed in the Field and that binds to and inhibits platelet-derived growth factor (PDGF) or its receptors.

Section 1.04                             “API Bulk Drug Substance”.  API Bulk Drug Substance means Fovista in the pegylated form supplied under the Supply Agreement for use as an active pharmaceutical ingredient in a Product.

Section 1.05                             “Archemix Agreement”.  Archemix Agreement means the Amended and Restated Exclusive License Agreement, dated as of September 12, 2011, by and between Ophthotech and Archemix Corp., as amended by Amendment No. 1 thereto, dated as of December 20, 2011, as amended from time to time.

Section 1.06                             “Business Day”.  Business Day means a day that is not a Saturday or Sunday on which banking institutions in both New York, New York and Basel, Switzerland are open for business.

Section 1.07                             “Calendar Quarter”.  Calendar Quarter means each of the three (3) calendar month periods ending on March 31, June 30, September 30 and December 31 of any Calendar Year; provided that the first Calendar Quarter shall commence on the Effective Date and end on June 30, and, unless otherwise agreed between the Parties, the last Calendar Quarter shall end on the effective date of expiration or termination of the Term.

Section 1.08                             “Calendar Year”.  Calendar Year means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first year of the Term shall begin on the Effective Date and end on December 31 of the then current year and the last year of the Term shall begin on the first day of such year and end on the last day of the Term.

Section 1.09                             “Claims”.  Claims means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

Section 1.10                             “Co-Formulated Product”.  Co-Formulated Product means a product comprising a formulation of Fovista with a Novartis Anti-VEGF Product, as the sole active pharmaceutical ingredients for administration as a fixed combination.

Section 1.11                             “Co-Packaged Product”.  Co-Packaged Product means a product in which the Standalone Product and a Novartis Anti-VEGF Product as the sole active pharmaceutical ingredients are packaged together and sold as a single stock keeping unit.  The term Co-Packaged Product does not include any Co-Formulated Product.

Section 1.12                             “Collaboration IP”.  Collaboration IP means, collectively, the Joint Collaboration IP, the Novartis Collaboration IP and the Ophthotech Collaboration IP.

Section 1.13                             “Combination Product”.  Combination Product means a Co-Formulated Product or a Co-Packaged Product.

Section 1.14                             “Commercialization” or “Commercialize”.  Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, offering to sell or selling a product, including pre-launch activities undertaken in preparation for a product launch, and related Phase IV Clinical Studies.  The term Commercialization does not include any activities related to Development or Manufacturing.

Section 1.15                             “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means (a) as to Novartis, the expenditure of those efforts and resources used consistent with the usual practice of Novartis and which are consistent with the general standards of comparable companies in the pharmaceutical industry in pursuing development or commercialization for other similar pharmaceutical products with similar market potential and at a similar stage in development, and (b) as to Ophthotech, the expenditure of those efforts and resources used consistent with the usual practice of Ophthotech and which are consistent with the general standards of comparable companies in the biotechnology industry in pursuing development or commercialization for other similar pharmaceutical products with similar market potential and at a similar stage in development.

Section 1.16                             “Control” or “Controlled”.  Control or Controlled means:

(a)                                 with respect to any Intellectual Property right, Trademark or other intangible property, the possession by a Party (whether by license from an Affiliate or a Third Party, ownership, or control over an Affiliate having such possession by license or ownership) of the ability to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

(b)                                 Notwithstanding Section 1.16(a), Ophthotech shall not be considered to Control any Intellectual Property that it licenses from a Third Party if (i) Ophthotech would be required to make any payment in connection with the grant of, or Novartis’ exercise of rights under, a sublicense to such Intellectual Property hereunder, and (ii) Novartis does not agree in writing to make any such payment to Ophthotech or its designee.  Notwithstanding the foregoing provisions of this subsection (b), Intellectual Property licensed by Ophthotech from Third Parties under the Existing Fovista Agreements that Ophthotech is permitted to sublicense to Novartis as provided herein without violating the terms of such Existing Fovista Agreements shall be deemed to be Controlled by Ophthotech and Ophthotech shall be responsible for payments to the applicable Third Party licensors with respect to such Intellectual Property as set forth in Section 7.04(e).

(c)                                  Notwithstanding Section 1.16(a), Novartis shall not be considered to Control any Intellectual Property that it licenses from a Third Party existing before the Effective Date (or existing as of the Effective Date but not including this Agreement) if (i) Novartis would be required to make any payment in connection with the grant of, or Ophthotech’s exercise of rights under, a sublicense to such Intellectual Property hereunder, and (ii) Ophthotech does not agree in writing to make any such payment to Novartis or its designee.  Notwithstanding the foregoing provisions of this subsection (c), Intellectual Property relating to ranibizumab licensed by Novartis from Third Parties as of the Effective Date under license agreements other than the Lucentis License Agreement that Novartis is entitled to sublicense to Ophthotech as provided herein without violating the terms of such agreements shall be deemed to be Controlled by Novartis and Ophthotech shall have a royalty-free, fully paid-up sublicense thereunder as set forth in Section 3.04(b).

Section 1.17                             “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a Patent Right and a Product, that (a) in the case such Patent Right is an issued patent, in the absence of a license granted under an Issued Valid Claim of such Patent Right, the making, use, offering for sale, sale, or importation of the Product in the country of sale would infringe such Issued Valid Claim or (b) in the case such Patent Right is a pending patent application, that if such Patent Right were to issue as a patent, then, in the absence of a license granted under a Pending Valid Claim of such Patent Right, the making, use, offering for sale, sale, or importation of the Product in the country of sale would infringe such Pending Valid Claim.

Section 1.18                             “Development” or “Develop”.  Development or Develop means non-clinical and clinical research and drug development activities, including discovery activities, toxicology, pharmacology and other research and pre-clinical efforts, test method development and stability testing, assay development, process development, formulation development, quality assurance and quality control development, statistical analysis, clinical studies (including pre-approval Investigator Sponsored Clinical Studies), packaging development, regulatory affairs, and the preparation, filing and prosecution of Regulatory Approval and clinical study regulatory activities.

Section 1.19                             “Development Costs”.  Development Costs means the direct costs incurred by a Party during the Term and pursuant to this Agreement for the Development of a Product, calculated as the sum of (a) Out-of-Pocket Development Expenses, (b) Development FTE Costs and (c) Other Development Expenses, each only to the extent incurred after the Effective Date.

Section 1.20                             “Development FTE Cost”.  Development FTE Cost means the product of (a) the actual number of FTEs utilized in the Development of a Product in accordance with the Development Plan and associated budget after the Effective Date, as documented by the applicable Party using a reliable time-tracking system and (b) the FTE Rate.

Section 1.21                             “Development Plan”.  Development Plan means the plan for the Parties’ Development efforts with respect to the Products, as agreed upon by the Parties as of the Effective Date as set forth in Exhibit C hereto, including clinical, regulatory and technical activities, and as updated on an annual basis and as amended from time to time in accordance with the terms of this Agreement.

Section 1.22                             “EMA”.  EMA means the European Medicines Agency or any successor agency thereto.

Section 1.23                             “European Union” or “EU”.  European Union or EU means the countries of the European Union, as it is constituted as of the Effective Date and as its membership may be amended from time to time.

Section 1.24                             “EU Regulatory Approval”.  EU Regulatory Approval means, with respect to a Product, Regulatory Approval by EMA or national Regulatory Approval from the applicable Regulatory Authority in at least three (3) of the Major European Countries.

Section 1.25                             “Executive Officers”.  Executive Officers means the Chief Executive Officer of Ophthotech (initially David Guyer) and the Division Head, Pharmaceuticals of Novartis (initially David Epstein).

Section 1.26                             “Existing Fovista Agreements”.  Existing Fovista Agreements means the Nektar Agreement, the Archemix Agreement, the Novo Agreement and the OSI Agreement.

Section 1.27                             “Existing Fovista Clinical Program”.  Existing Fovista Clinical Program means the clinical studies of Fovista identified on Exhibit B.

Section 1.28                             “FDA”.  FDA means the United States Food and Drug Administration or any successor agency thereto.

Section 1.29                             “FDP”.  FDP means Novartis’ full development point, which is the point at which Novartis decides to proceed with the full development of a product, in accordance with its usual practice as of the Effective Date as consistently applied to products, and any equivalent thereof, without regard to Novartis’ nomenclature therefor.

Section 1.30                             “Field”.  Field means the treatment, prevention, cure or control of any human disease, disorder or condition of the eye.  The term Field does not include any diagnostic use.

Section 1.31                             “First Commercial Sale”.  First Commercial Sale means, with respect to a Product in a country, the first commercial sale of such Product in such country by Novartis, its Affiliates or Sublicensees after all required Regulatory Approval and pricing and reimbursement approval has been granted (if such approval is required).  Sales for clinical study purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.

Section 1.32                             “Fovista”.  Fovista means Ophthotech’s proprietary anti-PDGF aptamer set forth in Exhibit D attached hereto, in pegylated or unpegylated form.

Section 1.33                             “FTE”.  FTE means a full-time equivalent person (i.e., one fully dedicated employee or multiple partially dedicated employees aggregating to one full-time employee employed or contracted by Novartis or Ophthotech) based upon a total of [**] working hours per year, undertaken in connection with the conduct of Development in accordance with the Development Plan or in connection with the Manufacturing activities relating to the selection and management of Third Party manufacturers and the management of such supply.

Section 1.34                             “FTE Rate”.  FTE Rate means a rate of $[**] per FTE per annum for Development FTEs and $[**] per FTE per annum for Manufacturing FTEs during Calendar Year 2014, such amount to be adjusted as of January 1, 2015, and annually thereafter by the percentage increase or decrease, if any, in the Consumer Price Index for All Urban Consumers (CPI-U); U.S. City Average.  Such rate shall cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training and all other general expenses and overhead items.

Section 1.35                             “Full Royalty Term”.  Full Royalty Term means, on a Product-by-Product and country-by-country basis, the period beginning on the Effective Date and expiring on the later of the following: (a) expiration of the last-to-expire Valid Claim within the Ophthotech IP or the Ophthotech Collaboration IP that Covers such Product in such country (where such country is the country of sale); or (b) ten (10) years after First Commercial Sale of such Product in such country.

Section 1.36                             “Generic/Biosimilar Product”.  Generic/Biosimilar Product means, as to a Product in a country, an anti-PDGF aptamer product (other than a Product or any product authorized or licensed out to a Third Party by Novartis or any of its Affiliates) in the Field that is Commercialized by any Third Party and that:

(a)                                 has the same product profile as the applicable Product, and

(b)                                 is generic, biosimilar or bioequivalent to and approved pursuant to an abbreviated regulatory process based on the clinical data for the applicable Product and studies showing that such product is biosimilar or bioequivalent to such Product.

Section 1.37                             “Good Clinical Practice”.  Good Clinical Practice means the current good clinical practice applicable to the clinical Development of pharmaceutical products under applicable Law, to the extent such standards are not less stringent than the U.S. current good clinical practice.

Section 1.38                             “Good Laboratory Practice”.  Good Laboratory Practice means the current good laboratory practice applicable to the Development of pharmaceutical products under applicable Law, to the extent such standards are not less stringent than the U.S. current good laboratory practice, including 21 C.F.R. Part 58.

Section 1.39                             “Good Manufacturing Practice”.  Good Manufacturing Practice means the current good manufacturing practice regulations as set out in the European Commission Directive 2003/94/EC of 8th October 2003 (as amended) and 21 C.F.R. Sections 210, 211 and 600, stating the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use.

Section 1.40                             “Governmental Authority”.  Governmental Authority means any federal, state or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

Section 1.41                             “Government Order”.  Government Order means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

Section 1.42                             “Handle” or “Handling”.  Handle or Handling means, with respect to a Patent Right, to prepare, file, prosecute, maintain or defend such Patent Right.  For clarity, Handling does not include initiating any claim or action to enforce Patent Rights against actual or alleged infringers.

Section 1.43                             “Insolvency Event”.  Insolvency Event means, in relation to either Party, any one of the following: (a) that Party becomes insolvent; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors.

Section 1.44                             “Intellectual Property”.  Intellectual Property means Patent Rights, utility models, registered designs, unregistered design rights, registered and unregistered copyrights, Know-How, Confidential Information, database rights, any rights in clinical study results, applications for and the right to apply for any such rights, and any similar or analogous rights anywhere worldwide.  Intellectual Property does not include Trademarks.

Section 1.45                             “Investigator Sponsored Clinical Study”.  Investigator Sponsored Clinical Study means a human clinical study of a Product that is sponsored and conducted by a Third Party under an agreement with a Party pursuant to which such Party provides clinical supplies of the Product or funding for such clinical study.

Section 1.46                             “Know-How”.  Know-How means any information or material, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, trade secrets, inventions, discoveries, works of authorship, compounds and biological materials.

Section 1.47                             “Law”.  Law means all laws, statutes, rules, regulations, orders, judgments, injunctions or ordinances of any Governmental Authority.

Section 1.48                             “Loss of Market Exclusivity”.  Loss of Market Exclusivity means, for a Product on a country-by-country and Calendar Year-by-Calendar Year basis, the following has occurred:  (a) the Net Sales of such Product in such country in such Calendar Year are less than [**] percent ([**]%) of the peak annual Net Sales of such Product in such country in any preceding Calendar Year, and (b) the decline in such Net Sales is attributable in material part to the marketing or sale by a Third Party in such country of a Generic/Biosimilar Product with respect to such Product.

Section 1.49                             “Major European Country”.  Major European Country means any of the United Kingdom, France, Germany, Italy or Spain.

Section 1.50                             “Manufacturing” or “Manufacture”.  Manufacturing or Manufacture means activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

Section 1.51                             “Manufacturing Cost”.  Manufacturing Cost means, with respect to any material supplied by a Party hereunder, the standard unit cost of Manufacture of such material, consisting of direct material and direct labor costs plus Manufacturing overhead attributable to such material (including all directly incurred manufacturing variances), all calculated in accordance with such Party’s Accounting Standards and internal cost accounting procedures, consistently applied.  Direct material costs will include the costs incurred in Manufacturing or purchasing materials for use in Manufacturing such material, including freight in costs, sales and excise taxes imposed thereon and customs duty and charges levied by Governmental Authorities, and all costs of packaging components.  Direct labor costs will include the costs of employees engaged in direct Manufacturing activities and direct or indirect quality control and quality assurance activities who are directly employed in Manufacturing and packaging such material.  Overhead attributable to such material will be calculated and allocated in a manner consistent with the method used to allocate overhead to other material Manufactured in the same facility.  Overhead attributable to such material will include a reasonable allocation of indirect labor (not previously included in direct labor costs), a reasonable allocation of administrative costs, and a reasonable allocation of facilities costs, all in accordance with such Party’s Accounting Standards and internal cost accounting procedures, consistently applied.  Overhead will not include corporate administrative overhead or plant start-up costs or costs associated with excess or idle capacity.  Alternatively, if such material is Manufactured by a Third Party manufacturer, the Manufacturing Cost means the actual price paid by such Party or its Affiliates to the Third Party for the Manufacture, supply and packaging of such material, and all taxes and shipping costs related thereto, including any license or royalty fees (other than license or royalty fees payable pursuant to the Existing Fovista Agreements) and the cost of any materials supplied and paid for by such Party and reasonable and necessary FTE costs (calculated at the FTE Rate) of such Party’s or its Affiliates’ employees engaged in activities relating to the selection and management of such Third Party manufacturer and the management of such supply (including quality control and quality assistance activities).

Section 1.52                             “[**].

Section 1.53                             “Nektar Agreement”.  Nektar Agreement means the License, Manufacturing and Supply Agreement, dated as of September 30, 2006, by and between Nektar Therapeutics AL, Corporation and (OSI) Eyetech, Inc., as the same was assigned to Ophthotech on July 27, 2007 and amended by Amendment No. 1 thereto, dated as of April 5, 2012, and supplemented by a letter agreement, dated as of June 20, 2013, as amended from time to time.

Section 1.54                             “Net Sales”.  Net Sales means, with respect to a Product, the gross sales recorded by Novartis or any of its Affiliates or Sublicensees for the Product sold to Third Parties other than Sublicensees, less deductions actually taken or applied, in the case of both gross sales and deductions as determined in accordance with the Accounting Standards as consistently applied across its products generally, which deductions include the following:

(a)                                 normal trade and cash discounts;

(b)                                 amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(c)                                  rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d)                                 amounts provided or credited to customers through coupons and other discount programs;

(e)                                  delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates and retroactive price reductions;

(f)                                   compensation paid to non-Affiliate distributors and wholesalers for maintaining agreed inventory levels and providing information;

(g)                                  other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with the Accounting Standards.

Such deductions shall be booked on an accrual basis by Novartis, its Affiliates and Sublicensees under the Accounting Standards to calculate the recorded net sales from gross sales. Such net sales will be reduced by an additional [**] percent ([**]%) of such net sales for the direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold Products.

With respect to the calculation of Net Sales:

(x)                                 Net Sales only include the value charged or invoiced on the first arm’s-length sale to a Third Party and sales between or among Novartis and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales; and

(y)                                 if a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the Accounting Standards are met, or when payment is received, whichever is earlier.

Section 1.55                             “Novartis Anti-VEGF Product”.  Novartis Anti-VEGF Product means Lucentis® (ranibizumab), RTH258 (formerly ESBA1008) as set forth in Exhibit E attached hereto, or any other anti-VEGF product in the Field that is Controlled by Novartis or any of its Affiliates as may be agreed to be included in the future under the terms of this Agreement in writing by the Parties, in each case regardless of finished form, formulation, preparation, packaging or dosing.

Section 1.56                             “Novartis IP”.  Novartis IP means the Intellectual Property relating to the Novartis Anti-VEGF Products and the Pre-Filled Syringe that is Controlled by Novartis as of the Effective Date or thereafter during the Term, that is reasonably necessary or useful for the Development, Manufacture or Commercialization of a Product in the Field.  The term Novartis IP shall not include the Novartis Collaboration IP or Novartis’ rights in the Joint Collaboration IP.

Section 1.57                             “Novartis Territory”.  Novartis Territory means the entire world, excluding the Ophthotech Territory.

Section 1.58                             “Novo Agreement”.  Novo Agreement means the Purchase and Sale Agreement, dated as of May 23, 2013, by and between Ophthotech and Novo A/S, as amended from time to time.

Section 1.59                             “Ophthotech Anti-VEGF Product”.  Ophthotech Anti-VEGF Product means a product Controlled by Ophthotech or any of its Affiliates comprising an anti-VEGF compound as the sole active pharmaceutical ingredient, excluding a Novartis Anti-VEGF Product.

Section 1.60                             “Ophthotech Change in Control”.  Ophthotech Change in Control means any transaction or series of related transactions in which a Third Party (or group of Third Parties acting in concert) (a) acquires or becomes the beneficial owner of more than fifty percent (50%) of the outstanding voting securities of Ophthotech, (b) becomes the surviving entity in any merger, consolidation, reorganization, tender offer or similar transaction to which Ophthotech is a party, or as a result of which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the Persons holding at least fifty percent (50%) of the outstanding shares of Ophthotech preceding such transaction, or (c) acquires or otherwise receives the benefit of all or substantially all of the assets of Ophthotech, including the rights to Fovista for the Ophthotech Territory.

Section 1.61                             “Ophthotech IP”.  Ophthotech IP means the Intellectual Property relating to Fovista that is Controlled by Ophthotech as of the Effective Date, including the Patent Rights set out in Exhibit A attached hereto and updated on an annual basis (the “Ophthotech Product Patent Rights”), or thereafter during the Term, that is reasonably necessary or useful for the Development, Manufacture or Commercialization of a Product in the Field.  The term Ophthotech IP shall not include the Ophthotech Collaboration IP or Ophthotech’s rights in the Joint Collaboration IP.

Section 1.62                             “Ophthotech Territory”.  Ophthotech Territory means the United States.

Section 1.63                             “OSI Agreement”.  OSI Agreement means the Divestiture Agreement, dated as of July 27, 2007, by and between Ophthotech and (OSI) Eyetech, Inc., as amended from time to time

Section 1.64                             “Other Development Expenses”.  Other Development Expenses means any Development expenses incurred for clinical materials, analytical services or other items specifically agreed upon to the extent not included in Out-of-Pocket Development Expenses and are not items covered by the Development FTE Cost.

Section 1.65                             “Out-of-Pocket Development Expenses”.  Out-of-Pocket Development Expenses means direct expenses paid or payable to Third Parties which are specifically identifiable and incurred by a Party for the Development activities of a Product, provided that such expenses will have been recorded as income statement items in accordance with such Party’s Accounting Standards and will not include any pre-paid amounts, capital expenditures, or items covered by the Development FTE Cost.

Section 1.66                             “Parties”.  Parties means Ophthotech and Novartis.

Section 1.67                             “Party”.  Party means either Ophthotech or Novartis.

Section 1.68                             “Patent Rights”.  Patent Rights means patents and patent applications, and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions (including supplemental protection certificates) thereof, and all counterparts thereof in any country.

Section 1.69                             “Person”.  Person means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

Section 1.70                             “Phase I Clinical Study”.  Phase I Clinical Study means a clinical study of a product in human volunteers or patients with the endpoint of determining initial tolerance, toxicity, safety or pharmacokinetic information, as described in 21 C.F.R. 312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

Section 1.71                             “Phase II Clinical Study”.  Phase II Clinical Study means a preliminary efficacy and safety or dose-ranging human clinical study of a product in the target patient population, as described in 21 C.F.R. 312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States, which shall be deemed commenced when the first patient in such study has received his or her initial dose of a product.

Section 1.72                             “Phase III Clinical Study”.  Phase III Clinical Study means a human clinical study to confirm with statistical significance the efficacy and safety of a product performed to obtain Regulatory Approval for a product in any country, as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States, which shall be deemed commenced when the first patient in such study has received his or her initial dose of a product.

Section 1.73                             “Phase IV Clinical Study”.  Phase IV Clinical Study means a human clinical study that is conducted post Regulatory Approval and that is not for the purpose of (a) obtaining, maintaining or expanding a Regulatory Approval, or (b) studying the applicable Product for a potential expanded label.

Section 1.74                             “Pre-Filled Syringe”.  Pre-Filled Syringe means a pre-filled syringe containing Fovista and Developed by Novartis hereunder in accordance with the Development Plan, for use as the Standalone Product, in a Co-Packaged Product, or as the Co-Formulated Product.

Section 1.75                             “Product”.  Product means, as applicable, the Standalone Product, a Co-Packaged Product or a Co-Formulated Product, whether contained in a vial, a Pre-Filled Syringe or any other agreed container, or any other product that the Parties may agree in writing to be subject to this Agreement.  The term Product shall not include API Bulk Drug Substance to the extent it is not incorporated into a Product.

Section 1.76                             “Product Trademark”.  Product Trademark means the “Fovista” Trademark and any other Trademark that is proposed by the JCS as part of the Product Positioning and Branding Strategy and approved by the JOC for use in connection with the Commercialization of Products in the Novartis Territory and subject to any Third Party rights in the relevant Trademarks.  The term Product Trademark shall not include any Trademark relating to, consisting of, or containing “Lucentis” or the corporate names or logos of either Party.

Section 1.77                             “Reduced Royalty Term”.  Reduced Royalty Term means the period beginning on the expiration of the Full Royalty Term for a Product in a country and expiring upon Novartis’ actual last commercial sale of such Product in such country.

Section 1.78                             “Regulatory Approval”.  Regulatory Approval means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical product in a country, excluding separate pricing or reimbursement approvals that may be required.

Section 1.79                             “Regulatory Authority”.  Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country.

Section 1.80                             “Related Agreements”.  Related Agreements means any additional agreements that the Parties enter into relating to this Agreement, including the Supply Agreement (for API Bulk Drug Substance), the related quality agreement, the pharmacovigilance agreement for the Products, any supply agreement for the Pre-Filled Syringe, any supply agreement for the Co-Formulated Product, and any agreement entered into between the Parties pursuant to Section 3.01(f), Section 3.04(c), Section 3.04(f), Section 3.06(c), Section 3.07(e), Section 3.07(g)(ii) or Section 5.09.

Section 1.81                             “SDP”.  SDP means Novartis’ submission decision point, which is the point at which Novartis decides to submit an application for Regulatory Approval of a product, in accordance with its usual practice as of the Effective Date as consistently applied to products, and any equivalent thereof, without regarding to Novartis’ nomenclature therefor.

Section 1.82                             “Standalone Product”.  Standalone Product means a product comprising Fovista as the sole active pharmaceutical ingredient, formulated for use as a single dose.

Section 1.83                             “Standalone Product Net Price”.  Standalone Product Net Price means, with respect to a Combination Product in a country for a given Calendar Year, the aggregate Net Sales of the Standalone Product in such country (or, if the Standalone Product is not sold in such country, the aggregate Net Sales of the Standalone Product in the three (3) other countries in which it and the relevant Combination Product are sold where the price for such Combination Product is most comparable to the price for such Combination Product in the relevant country) during the prior Calendar Year divided by the number of units of Standalone Product generating such Net Sales during such period.  In the event there is a country in the Novartis Territory where the Standalone Product is not launched but a Combination Product will be launched, the JOC will pre-agree at the time of launch of the Combination Product in such country the three (3) reference countries described that will be applicable for purposes of this definition.

Section 1.84                             “Subcommittees”.  Subcommittees means the Joint Clinical Development/Regulatory Subcommittee, the Joint Manufacturing/Technical Development Subcommittee, the Joint Commercialization Subcommittee and any other committee established by and under the governance of the JOC.

Section 1.85                             “Sublicensee”.  Sublicensee means any Person to which a Party grants a sublicense of any right granted to such Party hereunder, excluding Third Party distributors and Third Party wholesalers.

Section 1.86                             “Third Party”.  Third Party means any Person other than a Party or any of its Affiliates.

Section 1.87                             “Third Party IP”.  Third Party IP means Intellectual Property owned or controlled by any Third Party relating to the subject matter of this Agreement as of the Effective Date or thereafter during the Term.

Section 1.88                             “Trademark”.  Trademark means any and all trademarks of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise, whether or not registered or unregistered, including product names, trade names, service marks, logos, program names, taglines, slogans, trade dress, and any other indicia of origin, including all related rights thereto, such as copyrights and design rights (including design patents rights) in pictures, logos, icons, drawings and the like, and any similar or analogous rights anywhere worldwide.

Section 1.89                             “United States” or “U.S.”.  United States or U.S. means the United States of America and its territories and possessions.

Section 1.90                             “Valid Claim”.  Valid Claim means, with respect to any country, (a) a claim of an issued and unexpired patent (an “Issued Valid Claim”) or (b) a claim in a filed but not yet granted patent application that has not been pending for longer than [**] years following the filing of the earliest application from which such patent application derives priority (a “Pending Valid Claim”), in each case where such claim has not been: (w) disclaimed, cancelled, withdrawn or abandoned, (x) dedicated to the public, (y) declared invalid, unenforceable, unpatentable or revoked by a decision of a court, government agency or other authority of competent jurisdiction from which no appeal can be or has been taken, or (z) admitted to be invalid or unenforceable through reexamination, reissue or otherwise.

Section 1.91                             Additional Definitions.  The definition of each of the following terms is set forth in the Section of this Agreement indicated below:

Term	Section

13D Group	Section 10.08(a)(ii)
1974 Convention	Section 13.01
Agreement	Preamble
API Supply	Section 6.03
Archemix Patent Rights	Section 3.01(g)
Auditor	Section 7.07
Breaching Party	Section 11.02(a)
Clinical Supply Agreement	Section 6.03
Co-Chairs	Section 2.05
Co-Formulated Product Option Term	Section 3.04(a)
Code	Section 3.10
Commercial Supply Agreement	Section 6.03
Confidential Information	Section 9.01
Controlling Party	Section 4.09(f)
Effective Date	Preamble
Genentech	Section 3.11
Indemnification Claim Notice	Section 10.10(c)(i)
Indemnified Party	Section 10.10(c)(i)
Indemnifying Party	Section 10.10(c)(i)
Initial Development Plan	Section 4.02
Initial Marketing Plan	Section 5.04
Invalidity Claim	Section 8.03(g)
Issued Valid Claim	Section 1.90
JCD/RS	Section 2.02(a)
JCS	Section 2.04(a)
JMS	Section 2.03
JOC	Section 2.01(a)
Joint Collaboration IP	Section 8.01(b)(iv)
Joint Patent Rights	Section 8.02(c)
Legal Dispute	Section 12.01
Lucentis License Agreement	Section 3.11

Marketing Plan	Section 5.04
Nektar Patent Rights	Section 3.01(h)
Non-Breaching Party	Section 11.02(a)
Non-Casting Vote Matter	Section 2.08(d)
Novartis	Preamble
Novartis Alternative Anti-PDGF Product	Section 3.07(a)
Novartis Casting Vote Matters	Section 2.08(c)(ii)
Novartis Collaboration IP	Section 8.01(b)(iii)
Novartis Indemnified Parties	Section 10.10(a)
Novartis Patent Rights	Section 8.02(a)
Ophthotech	Preamble
Ophthotech Anti-VEGF Co-Formulated Product	Section 3.04(f)(iii)
Ophthotech Alternative Anti-PDGF Product	Section 3.06(a)
Ophthotech Casting Vote Matters	Section 2.08(c)(i)
Ophthotech Collaboration IP	Section 8.01(b)(iii)
Ophthotech Indemnified Parties	Section 10.10(b)
Ophthotech Patent Rights	Section 8.02(b)
Ophthotech Product Patent Rights	Section 1.61
[**]	Section [**]
OSI IP	Section 3.01(i)
PEG	Section 3.01(h)(i)
Pending Valid Claim	Section 1.90
Product Positioning and Branding Strategy	Section 2.01(c)(ii)
Promotional Materials	Section 5.05
Requesting Party	Section 4.09(f)
Restricted Period	Section 10.08(b)
Severed Clause	Section 13.03
Supply Agreement	Section 6.03
Term	Section 11.01
Third Party License	Section 7.04(d)
wet AMD	Introduction
Working Group	Section 2.06

Section 1.92                             Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The headings contained in this Agreement or any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (d) the word “or” shall be inclusive and not exclusive (i.e., “and/or”); and (e) all references herein to ARTICLES, Sections or Exhibits shall be construed to refer to ARTICLES, Sections and Exhibits of this Agreement.  All Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Exhibits attached hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
GOVERNANCE

Section 2.01                             Joint Operating Committee.

(a)                                 Formation; Purposes and Principles.  Within [**] days after the Effective Date, Ophthotech and Novartis shall establish a Joint Operating Committee (the “JOC”), which shall have overall responsibility for the operations and strategy of the collaboration established by this Agreement.  The purposes of the JOC shall be (i) to annually review and approve the Development (other than with respect to the Existing Fovista Clinical Program), Manufacture (other than with respect to the Existing Fovista Clinical Program and without modifying the Parties’ respective rights and obligations under the Supply Agreement) and Commercialization strategy for the Products in the Novartis Territory, (ii) discussion of, but not decision-making authority over, other aspects of Ophthotech’s Development, Manufacturing and Commercialization activities in the Ophthotech Territory that are relevant to Products in the Novartis Territory, (iii) to oversee the Subcommittees and resolve matters within the authority of the Subcommittees on which any Subcommittee is unable to reach consensus, and (iv) to oversee the Parties’ operational Development, Manufacturing and Commercialization activities for Products in the Novartis Territory pursuant to the collaboration.

(b)                                 Membership.  The JOC shall be composed of [**] representatives appointed by each of Ophthotech and Novartis who are within management of each Party and who have sufficient authority, relevant knowledge and expertise in the Development, Manufacturing and Commercialization of pharmaceutical products.  The initial members of the JOC from each Party shall be selected and identified to the other Party within [**] days after the Effective Date or such later date as the Parties may agree.  Each Party may replace any of its JOC representatives at any time upon written notice to the other Party.

(c)                                  Specific Responsibilities.  In addition to its overall responsibility for the collaboration established by this Agreement, the JOC shall in particular:

(i)                                     review the general strategy for pricing and reimbursement approval and general strategy for discounting of the Products in the Novartis Territory;

(ii)                                  review and approve the Product positioning and branding strategy for the Novartis Territory, including the Product Trademarks (the “Product Positioning and Branding Strategy”);

(iii)                               annually review and approve the Development Plan, substantive updates or amendments thereof, and the budget for jointly funded Development activities;

(iv)                              agree on the scope, extent and detail to be included in the Initial Marketing Plan, which shall be consistent with Exhibit F and Section 5.04 hereto, and approve the Initial Marketing Plan and each subsequent annual Marketing Plan to ensure effective Commercialization of the Products in the Novartis Territory;

(v)                                 seek to reach consensus regarding reference countries to be used, if applicable, for the calculation of the Standalone Product Net Price in accordance with the definition thereof, provided that, in the absence of consensus, such matters shall not be Ophthotech Casting Vote Matters or Novartis Casting Vote Matters and shall be resolved in accordance with Section 2.08(d); and

(vi)                              perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

Section 2.02                             Joint Clinical Development/Regulatory Subcommittee.

(a)                                 Formation; Purposes.  Within [**] days after the Effective Date, Ophthotech and Novartis shall establish a joint clinical development/regulatory subcommittee (the “JCD/RS”) of the JOC, which shall have responsibility for overseeing the implementation of all operational Development (including regulatory) aspects of the collaboration established by this Agreement.

(b)                                 Specific Responsibilities.  In particular, the JCD/RS shall:

(i)                                     develop in collaboration with the other appropriate Subcommittees and propose to the JOC the integrated strategy for the Development of the Products for the Novartis Territory (except with respect to the Existing Fovista Clinical Program) taking into account Ophthotech’s development strategy for the Ophthotech Territory;

(ii)                                  prepare and present to the JOC for its review and approval annual updates to the Development Plan and, as to joint Development activities, the budget therefor and, from time to time, propose substantive amendments to the Development Plan and such budgets in accordance with Section 4.03;

(iii)                               oversee the implementation of the initial Development Plan attached hereto as Exhibit C and, following JOC approval, any updated Development Plan;

(iv)                              coordinate the publication strategy for Products (excluding Ophthotech’s publication strategy for the Existing Fovista Clinical Program and other research and development activities of Ophthotech prior to the first EU Regulatory Approval of the Standalone Product, as to which Ophthotech shall inform the JCD/RS); and

(v)                                 coordinate activities between the Parties for regulatory matters with respect to the Novartis Territory, subject to the responsibilities that are expressly allocated to a Party under the terms of this Agreement

Section 2.03                             Joint Manufacturing/Technical Development Subcommittee.  Within [**] days after the Effective Date, Ophthotech and Novartis shall establish a joint manufacturing/technical development subcommittee (the “JMS”) of the JOC, which shall, subject to the Parties’ respective rights and obligations under the Supply Agreement, have responsibility for advising the Parties on, but which shall not have any decision-making authority over, the implementation of operational Manufacturing and related technical development aspects of the collaboration established by this Agreement, including the Manufacture and supply of API Bulk Drug Substance, relevant technical development activities, setting of relevant specifications, Manufacturing validation strategy, monitoring of corrective and preventative action (CAPA) plans for API Bulk Drug Substance manufacturing site and manufacturing site for clinical supplies for the Existing Fovista Clinical Program, Manufacturing improvements, supply allocation, business continuity measures for Manufacturing, plans for changes in Manufacturing required by regulatory mandates, and sourcing of critical materials.  Ophthotech shall update the JMS from time to time regarding Manufacturing Costs for the API Bulk Drug Substance and Novartis shall update the JMS from time to time regarding Manufacturing Costs for materials Novartis supplies to Ophthotech pursuant to any supply agreement entered into in accordance with this Agreement.

Section 2.04                             Joint Commercialization Subcommittee.

(a)                                 Formation; Purposes.  Within [**] days after the Effective Date, Ophthotech and Novartis shall establish a joint commercialization subcommittee (the “JCS”) of the JOC, which shall have responsibility for overseeing the Commercialization strategy of the collaboration established by this Agreement, taking into account Ophthotech’s Commercialization strategy for the Ophthotech Territory.

(b)                                 Specific Responsibilities.  In particular, the JCS shall:

(i)                                     develop and propose to the JOC the Product Positioning and Branding Strategy;

(ii)                                  establish and propose to the JOC the general strategy for pricing and reimbursement approval and general strategy for discounting of the Products in the Novartis Territory;

(iii)                               annually review, update and approve the Marketing Plan and from time to time present to the JOC for its review and approval proposed substantive amendments to the Marketing Plan in accordance with Section 5.04;

(iv)                              coordinate the communication strategy for Products (excluding Ophthotech’s publication strategy for the Existing Fovista Clinical Program and other research and development activities of Ophthotech prior to the first EU Regulatory Approval of the Standalone Product, as to which Ophthotech shall inform the JCS); and

(v)                                 determine and propose to the JOC the reference countries to be used for the calculation of the Standalone Product Net Price in accordance with the definition thereof.

Section 2.05                             Chairpersons.  The JOC and each of the Subcommittees shall have co-chairpersons, one (1) appointed by each of Ophthotech and Novartis (the “Co-Chairs”). The Co-Chairs shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [**] days thereafter.

Section 2.06                             Working Groups.  From time to time, each Subcommittee may establish one or more working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the establishing Subcommittee determines.

Section 2.07                             Subcommittee Membership.  Each of the Subcommittees shall be composed of representatives appointed by each of Ophthotech and Novartis.  The Subcommittees shall each initially have not less than [**], and not more than [**], representatives of each Party, but the JOC may change the size of any Subcommittee from time to time by mutual consent of the members of the JOC.  Each Party may replace its Subcommittee and Working Group representatives at any time upon written notice to the other Party.

Section 2.08                             Decision-Making.

(a)                                 All decisions of each Subcommittee shall be made by consensus of the applicable Co-Chairs or their designees.  All decisions of each Working Group shall be made by consensus of its members, with the representatives of each Party having collectively one (1) vote on behalf of such Party.  Should the members of a Working Group or a Subcommittee disagree on any matter for which consensus has been sought and Ophthotech or Novartis requests a resolution, the matter shall be referred to the applicable Subcommittee in the case of a Working Group, and to the JOC in the case of the Subcommittees, for resolution.

(b)                                 All decisions of the JOC shall be made by consensus of the Co-Chairs.  Should the Co-Chairs disagree on any matter within the authority of the JOC, either Party may issue a notice to the other requiring that the Co-Chairs attempt in good faith to agree on the matter by consensus.  If the Co-Chairs are unable to reach a decision by consensus within [**] Business Days of such notice then the matter will be resolved as set forth in subsections (c) and (d) below, as applicable.

(c)                                  If any matter within the authority of the JOC and as to which the JOC and Co-Chairs fail to reach consensus pursuant to subsections (a) and (b) above arises, then

(i)                                     with respect to the following issues, the Ophthotech Co-Chair shall have decision-making authority:

A.                                    the Existing Fovista Clinical Program, including regulatory matters and filing of applications for, and seeking of, EU Regulatory Approval for the Standalone Product, including decisions concerning the initial labelling of the Standalone Product based on the Existing Fovista Clinical Program; provided that Novartis shall be responsible for post-approval commitments related to EU Regulatory Approval and Ophthotech shall not have final decision-making authority with respect thereto;

B.                                    the API Supply (excluding any areas expressly stated in the Supply Agreement or any Related Agreements addressing quality requirements for the API Supply); and

C.                                    the design and conduct of any study undertaken in the Development of a Product that is initiated prior to the first EU Regulatory Approval of the Standalone Product as to which Ophthotech has bona fide scientific or safety concerns or concerns relating to consistency with Ophthotech’s global Development strategy for Fovista,

(A-C together, “Ophthotech Casting Vote Matters”), and the Ophthotech Co-Chair shall provide Novartis with prompt notice in writing of such decision; and

(ii)                                  the Novartis Co-Chair shall have decision-making authority with respect to all matters within the authority of the JOC other than those set forth in Section 2.08(c)(i) above solely relating to Novartis’ Development (including regulatory), Manufacturing and Commercialization activities under this Agreement with respect to Products for the Novartis Territory (such matters together, “Novartis Casting Vote Matters”), and the Novartis Co-Chair shall provide Ophthotech with prompt notice in writing of such decision.

Notwithstanding anything in the foregoing provisions of this Section 2.08(c) to the contrary, neither Party (nor its Co-Chair) shall have final decision-making authority pursuant to this Section 2.08(c) with respect to the following matters, and such matters shall not constitute Ophthotech Casting Vote Matters or Novartis Casting Vote Matters: (1) Legal Disputes, (2) matters over which the other of the Parties is expressly allocated control or decision-making authority elsewhere in this Agreement and as to such matters, the Party so allocated control or decision-making authority elsewhere in this Agreement shall have such control or decision-making authority), (3) matters as to which this Agreement provides that a decision shall not be made without the agreement, approval or consent of one or both of the Parties, or (4) matters that otherwise modify the terms and conditions of this Agreement or any Related Agreement or that would result in a Party exercising a casting vote to unilaterally reduce its own obligations or increase its rights under the express terms of this Agreement or any Related Agreement, or increase the other Party’s obligations or reduce the other Party’s rights under the express terms of this Agreement or any Related Agreement.

(d)                                 If the JOC cannot resolve any matter within the authority of the JOC which is not an Ophthotech Casting Vote Matter or a Novartis Casting Vote Matter (each, a “Non-Casting Vote Matter”), then either Party may refer the matter to the Executive Officers for resolution.  If after discussing the Non-Casting Vote Matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Executive Officers fail to come to consensus within [**] Business Days after the date on which the Non-Casting Vote Matter is referred to the Executive Officers (unless a longer period is agreed to in writing by the Executive Officers), then, to the extent such Non-Casting Vote Matter is susceptible of resolution through binding arbitration, such Non-Casting Vote Matter shall, at the request of either Party, be resolved through binding arbitration under Section 12.02.

Section 2.09                             Meetings of the JOC, Subcommittees and Working Groups.  Each of the JOC, the Subcommittees and the Working Groups shall hold meetings at such times as the Parties shall determine, but in no event shall such meetings of the JOC and the Subcommittees be held less frequently than [**] during the Term.  The JOC shall conduct [**] such meetings [**] in locations to be agreed upon by the Co-Chairs, at least one of which shall be held at a mutually agreed location in [**]. Other representatives of each Party or of Third Parties involved in the Development, Manufacture or Commercialization of the Product may attend meetings of the JOC, Subcommittees or Working Group as nonvoting observers with the consent of each Party.  Meetings of the JOC, Subcommittees or Working Groups may be held in person, by audio or video teleconference, as may be agreed by the Co-Chairs of the JOC, the Co-Chairs of the relevant Subcommittee or the Co-Chairs of the Subcommittee that established the relevant Working Group, as the case may be.  Each Party shall be responsible for all of its own expenses of participating in the JOC, Subcommittees and Working Groups.  No action taken at a meeting of the JOC or a Subcommittee shall be effective unless each Co-Chair (or, as to a Subcommittee, the Co-Chair’s designee (as permitted in Section 2.08(a))) is present or participating, and no action taken at a meeting of a Working Group shall be effective unless a representative of each Party is present or participating.

Section 2.10                             Alliance Managers.  Each Party shall designate a single alliance manager for all of the activities contemplated under this Agreement.  Such alliance managers will be responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement and will serve to facilitate communication between the Parties.  Such alliance managers shall have sufficient seniority, experience and knowledge appropriate for managers with such project management responsibilities.  Each Party may change its designated alliance manager from time to time upon notice to the other Party.

Section 2.11                             Discontinuation of Participation on a Committee.  Without limiting Section 11.09, with respect to the JOC, each of the Subcommittees and each of the Working Groups shall continue to exist until the first to occur of (a) in the case of the JOC and each Subcommittee, the Parties mutually agreeing to disband such committee, (b) in the case of a Working Group, the Subcommittee forming such Working Group determining to disband such Working Group, or (c) Ophthotech providing Novartis with written notice of its intention to disband and no longer participate in such committee or Working Group; provided that, Ophthotech may only exercise such right to disband a committee or Working Group following the [**] anniversary of EU Regulatory Approval of the Standalone Product.  After the JOC, a Subcommittee or a Working Group is disbanded under this Section 2.11, any decision previously within the purview of such committee or Working Group shall be made directly between the Parties and the provisions of Sections 2.08(c) and 2.08(d) shall apply to such decisions between the Parties as if such matters had been first considered by the JOC.  In addition, after the JOC is disbanded under this Section 2.11, either Party may change its designated Executive Officer, and Ophthotech may request, and Novartis shall provide Ophthotech, within [**] days after such request, not more frequently than [**], a reasonably detailed written update with respect to Novartis’ activities related to the Development and Commercialization of Product(s) with the Parties to mutually agree on the reasonable scope of information to be included therein.  Ophthotech shall have the opportunity to reasonably seek further explanation or clarification of material matters related to such Development and Commercialization, and Novartis shall use Commercially Reasonable Efforts to provide such explanation or clarification.  In addition, at any time when Ophthotech, its Affiliates or any Person that acquired Ophthotech in an Ophthotech Change in Control has filed for Regulatory Approval in the Novartis Territory or is Commercializing in the Novartis Territory an Ophthotech Anti-VEGF Product, and has not terminated all Development and Commercialization of such Ophthotech Anti-VEGF Product in the Novartis Territory, the JOC, each Subcommittee and each Working Group shall limit the scope of their oversight of the Parties’ collaboration hereunder to exclude discussions, decision-making or other oversight over matters relating to products comprising or consisting of anti-VEGF products; provided that the Parties shall consult and coordinate with one another to the extent reasonably necessary to preserve the value of the Products in the Parties’ respective territories on matters such as pharmacovigilance and Manufacturing and that in no event Novartis shall have any obligation to provide information related to anti-VEGF products in the Ophthotech Territory.

ARTICLE III
LICENSES; OPTIONS; OTHER RIGHTS

Section 3.01                             Grants by Ophthotech.

(a)                                 Development License.  Subject to the terms and conditions of this Agreement, including Ophthotech’s exclusive right to conduct the Existing Fovista Clinical Program and Ophthotech’s right to conduct other Development activities in the Novartis Territory as set forth in Section 4.08(a), Ophthotech hereby grants to Novartis an exclusive right and license, with right to grant sublicenses as set forth in Section 3.01(f), under the Ophthotech IP, the Ophthotech Collaboration IP, and Ophthotech’s rights in the Joint Collaboration IP, to Develop or have Developed Products in the Field for the Novartis Territory; for clarity, rights to any study data Controlled by Ophthotech shall be subject to Section 3.01(d) below.  Except for any technology within the Ophthotech Collaboration IP and Ophthotech’s rights in the Joint Collaboration IP, the license set forth in this Section 3.01(a) excludes all rights to any technology not Controlled by Ophthotech as of the Effective Date and such license shall not require Ophthotech to conduct any technology transfer or provide access to such excluded technology.

(b)                                 Commercialization License.  Subject to the terms and conditions of this Agreement, Ophthotech hereby grants to Novartis an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.01(f), under the Ophthotech IP, the Ophthotech Collaboration IP, and Ophthotech’s rights in the Joint Collaboration IP, to Commercialize and, pursuant to sublicenses granted in accordance with Section 3.01(f), have Commercialized Products in the Field in the Novartis Territory.  Except for any technology within the Ophthotech Collaboration IP and Ophthotech’s rights in the Joint Collaboration IP, the license set forth in this Section 3.01(b) excludes all rights to any technology not Controlled by Ophthotech as of the Effective Date and such license shall not require Ophthotech to conduct any technology transfer or provide access to such excluded technology.  For clarity, Ophthotech shall be restricted from Commercializing any product comprising Fovista in the Novartis Territory except as otherwise expressly specified in the Agreement.

(c)                                  Manufacturing License.  Subject to the terms and conditions of this Agreement, including Ophthotech’s exclusive right to Manufacture or have Manufactured API Supply as set forth in Section 6.03, Ophthotech hereby grants to Novartis an exclusive, worldwide right and license, with the right to grant sublicenses as set forth in Section 3.01(f), under the Ophthotech IP, the Ophthotech Collaboration IP, and Ophthotech’s rights in the Joint Collaboration IP, to Manufacture Products from API Bulk Drug Substance supplied to Novartis by Ophthotech, for Development and Commercialization of Products in the Field for the Novartis Territory.  Except for any technology within the Ophthotech Collaboration IP and Ophthotech’s rights in the Joint Collaboration IP, the license set forth in this Section 3.01(c) excludes all rights to any technology not Controlled by Ophthotech as of the Effective Date and such license shall not require Ophthotech to conduct any technology transfer or provide access to such excluded technology.

(d)                                 Study Data License.  Subject to the terms and conditions of this Agreement, Ophthotech hereby grants to Novartis an exclusive, royalty-free, fully paid-up (except as otherwise set forth in Section 4.09(f)) right and license, with the right to grant sublicenses as set forth in Section 3.01(f), under Ophthotech’s rights in (i) study data Controlled by Ophthotech from any Ophthotech-sponsored clinical trials of Fovista conducted prior to the Effective Date or pursuant to the Existing Fovista Clinical Program, or any study data Controlled by Ophthotech arising from the Investigator Sponsored Clinical Study of Fovista as to which Ophthotech had entered into as of the Effective Date, without the need for any election under Section 4.09(f) or payment of related Development Costs, and (ii) effective upon Novartis’ election to opt in to any other Ophthotech-sponsored study under Section 4.09(f), the data from such other study, in each case ((i) and (ii)) to use such study data as necessary to Develop and Commercialize Products in the Field for the Novartis Territory (including the right to cross reference or include such study data in regulatory filings made with Regulatory Authorities for the Novartis Territory).  In addition, Novartis shall have the right to use any information concerning any adverse events, and any product quality and product complaints involving adverse events, related to Products, sufficient to enable Novartis (or its applicable Affiliate or Sublicensee) to comply with its legal and regulatory obligations, without the requirement to opt in and share Development Costs, as specified in Section 4.09(f).

(e)                                  Trademark License.  Subject to the terms and conditions of this Agreement, Ophthotech hereby grants to Novartis an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.01(f), to use any Product Trademark Controlled by Ophthotech in connection with Developing, Manufacturing and Commercializing Products in the Field for the Novartis Territory.

(f)                                   Sublicenses; Other Third Party Arrangements.

(i)                                     Novartis may, subject to Sections 3.01(g), (h), (i) and (j) and the provisions of this Section 3.01(f) below, sublicense the rights granted to it by Ophthotech under this Agreement at any time at its sole discretion.  In any sublicense granted by Novartis, Novartis will include provisions that are sufficient to require the Sublicensee to satisfy all obligations under this Agreement that are applicable to Sublicensees and to enable Novartis to comply with its obligations under this Agreement.  Except where a shorter notice period is required to comply with Sublicensee obligations under Existing Fovista Agreements, Novartis shall notify Ophthotech in writing of the identity of each Sublicensee within [**] days following the grant of any sublicense hereunder, and shall notify Ophthotech in writing of the termination of any sublicense agreement within [**] days following such termination.  Novartis may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates.  In addition, Novartis may subcontract to Third Parties the performance of Novartis’ tasks and obligations with respect to the Development and Commercialization of the Product as Novartis deems appropriate.

(ii)                                  In the five (5) Major European Countries and Japan, from the Effective Date until the [**] anniversary of First Commercial Sale of a Product in the applicable Major European Country or Japan, Novartis shall not, without Ophthotech’s prior written consent, which Ophthotech may withhold in its discretion (A) grant any sublicenses to Third Parties; (B) contract with Third Parties for commercial arrangements, including promotion, co-promotion, co-marketing, or field force agreements, to outsource more than [**] percent ([**]%) of the applicable Commercialization activities in the applicable country; (C) contract with agents for regulatory activities; or (D) enter into Third Party distribution agreements under which the Third Party buys and sells Product for its own account.

(iii)                               In the five (5) Major European Countries and Japan, after the [**] anniversary of First Commercial Sale of a Product in the applicable Major European Country or Japan, Novartis shall not, without Ophthotech’s prior written consent, which Ophthotech shall not unreasonably withhold, condition or delay, appoint a Third Party for any of the activities listed above in clauses (A), (B), (C) or (D) of subsection 3.01(f)(ii) for Commercialization of any Product, provided that Ophthotech may take into account the capabilities in the Field of the proposed Third Party in determining whether to give such consent.  Novartis shall provide Ophthotech with written notice of its intent to appoint a Third Party for any of the activities listed above in clauses (A), (B), (C) or (D) of subsection 3.01(f)(ii) for Commercialization of any Product in any of the five (5) Major European Countries or Japan and Ophthotech shall, for a period of [**] days after receipt of such notice, have an opportunity to provide Novartis with a proposal pursuant to which Novartis would grant such distribution or other Commercialization rights to Ophthotech rather than to a Third Party.  If Novartis, after considering Ophthotech’s proposal in good faith, determines to grant such distribution or other Commercialization rights to Ophthotech, the Parties shall agree on terms for such rights and enter into an agreement on such agreed terms.

(g)                                  Archemix Agreement Requirements.  The rights and licenses granted by Ophthotech to Novartis with respect to any Ophthotech Patent Rights Controlled by Ophthotech pursuant to the Archemix Agreement and sublicensed to Novartis hereunder (the “Archemix Patent Rights”), including, as applicable, in Section 3.01(a), Section 3.01(b) and Section 3.01(c) and in ARTICLE VIII, are subject to the terms and conditions of the Archemix Agreement as applicable to the scope of Novartis’ rights and obligations under the Archemix Agreement and this Agreement.  In furtherance and not in limitation of the foregoing, Novartis acknowledges and agrees that:

(i)                                     the following provisions of the Archemix Agreement (and all defined terms referenced therein) are incorporated herein by reference (with appropriate modifications to account for the identities of the parties to this Agreement): Sections 2.1.2 (Negative Covenant), 2.1.4 (Reversion of License Rights), 2.1.5 (Archemix-Gilead License Agreement), 6.3.3 (Effect of Challenge) and 9.2.2 (Termination for Challenge);

(ii)                                  each sublicense granted by Novartis with respect to the Archemix Patent Rights shall be subject to, and consistent with, the terms and conditions of the Archemix Agreement and shall include the provisions set forth in clause (i) above;

(iii)                               each sublicense granted by Novartis with respect to the Archemix Patent Rights shall contain and include provisions substantially similar to, and consistent with, the language provided in Sections 2.1.1 (Grant of License), 3.1.2 (Diligence), 4.3.1 (Royalties), and Article 5 (Treatment of Confidential Information) of the Archemix Agreement;

(iv)                              Novartis shall retain records and permit Archemix to audit such records as required by Section 4.6 of the Archemix Agreement;

(v)                                 upon termination of the Archemix Agreement, any sublicense granted to Novartis under this Agreement and any further sublicense granted by Novartis, in each case with respect to the Archemix Patent Rights, shall be considered a direct license from Archemix as provided in Section 9.3 of the Archemix Agreement; and

(vi)                              Novartis shall provide Ophthotech with a copy of each sublicense granted by Novartis with respect to the Archemix Patent Rights within [**] days after execution, a copy of which Ophthotech shall have the right to provide to Archemix.

(h)                                 Nektar Agreement Requirements.  The rights and licenses granted by Ophthotech to Novartis with respect to any Ophthotech Patent Rights Controlled by Ophthotech pursuant to the Nektar Agreement and sublicensed to Novartis hereunder (the “Nektar Patent Rights”), including, as applicable, in Section 3.01(a), Section 3.01(b) and Section 3.01(c) and in ARTICLE VIII, are subject to the terms and conditions of the Nektar Agreement as applicable to the scope of Novartis’ rights and obligations under the Nektar Agreement and this Agreement.  In furtherance and not in limitation of the foregoing, Novartis acknowledges and agrees that:

(i)                                     Novartis does not have, and will not grant any sublicense under the Nektar Patent Rights to any Person that has, a significant or material business (as determined from the perspective of a reasonable competitor in such business) in either or both: (A) manufacturing or supplying poly (ethylene glycol) (“PEG”) or PEG derivatives; and (B) attaching PEG or PEG derivatives to pharmaceutical or biotechnology products, including licensing intellectual property or technology pertaining to attachment of PEG or PEG derivatives to pharmaceutical or biotechnology products;

(ii)                                  Nektar may, at its option, terminate the sublicense granted to Novartis hereunder with respect to the Nektar Patent Rights upon termination or expiration of the Nektar Agreement;

(iii)                               Novartis shall enter into the agreements set forth in Section 2.1(e) of the Nektar Agreement with respect to inventions and confidential information;

(iv)                              Novartis shall not judicially challenge the validity or enforceability of any Nektar Patents; Novartis’ sublicense rights to the Nektar Patents shall terminate as set forth in Section 3.5 of the Nektar Agreement if Novartis so challenges the Nektar Patents;

(v)                                 Novartis shall be subject to Section 3.6 and Article 9 of the Nektar Agreement to the same extent as Ophthotech;

(vi)                              Nektar shall have the exclusive manufacturing rights set forth in Section 4.1 of the Nektar Agreement;

(vii)                           Nektar shall have the intellectual property ownership and other rights set forth in Section 4.10 of the Nektar Agreement;

(viii)                        Novartis shall keep and maintain records of sales made and deductions taken pursuant to this Agreement, and to grant access to such records by Nektar’s independent accountant to the same extent required of Ophthotech under the Nektar Agreement;

(ix)                              each sublicense granted by Novartis with respect to the Nektar Patent Rights shall be subject to, and consistent with, the terms and conditions of the Nektar Agreement and shall include the provisions set forth in this Section 3.01(h); and

(x)                                 Novartis shall provide Ophthotech with an unredacted copy of each sublicense granted by Novartis with respect to the Nektar Patent Rights within [**] days after execution, a copy of which Ophthotech shall have the right to provide to Nektar.

(i)                                     OSI Agreement Requirements.  The rights and licenses granted by Ophthotech to Novartis with respect to any Ophthotech IP Controlled by Ophthotech pursuant to the OSI Agreement and licensed to Novartis hereunder (the “OSI IP”), including, as applicable, in Section 3.01(a), Section 3.01(b) and Section 3.01(c) and in ARTICLE VIII, are subject to the applicable terms and conditions of the OSI Agreement, and Novartis agrees to comply with the terms and obligations to which Ophthotech is subject under the OSI Agreement to the extent consistent with the scope of Novartis’s rights and obligations under the OSI Agreement and this Agreement.  In furtherance and not in limitation of the foregoing, Novartis acknowledges and agrees that:

(i)                                     upon termination of the OSI Agreement by OSI as a result of a breach under Section 3.3(c) thereof, Ophthotech must automatically grant, assign and transfer to OSI the rights set forth in Section 11.4(a) of the OSI Agreement;

(ii)                                  OSI shall have the option to terminate or assign to OSI Ophthotech’s interests in this Agreement if and as required pursuant to Section 11.4(a)(iii) of the OSI Agreement;

(iii)                               OSI shall have the right to audit Novartis’ records of sales of Products as set forth in Section 6.3(h) of the OSI Agreement;

(iv)                              Novartis shall provide Ophthotech with an unredacted copy of each sublicense granted by Novartis with respect to the OSI IP within [**] days after execution, a copy of which Ophthotech shall have the right to provide to OSI; and

(v)                                 Any sublicense purported to be granted by Novartis and not complying with the terms of this Section 3.02(i) shall be deemed invalid and of no effect until such time as the discrepancies are remedied.

(j)                                    Novo Agreement Requirements.  The rights and licenses granted by Ophthotech to Novartis hereunder are subject to the applicable terms and conditions of the Novo Agreement, and Novartis agrees to comply with the terms and obligations to which Ophthotech is subject under the Novo Agreement to the extent consistent with the scope of Novartis’s rights and obligations under the Novo Agreement and this Agreement.  In furtherance and not in limitation of the foregoing, Novartis acknowledges and agrees that:

(i)                                     Each sublicense granted by Novartis hereunder shall include record-keeping and audit provisions that comply with Sections 2.2 and 2.3 of the Novo Agreement;

(ii)                                  Novo shall have the rights with respect to enforcement of certain patents as set forth in Section 5.2(a) of the Novo Agreement; and

(iii)                               Any sublicense purported to be granted by Novartis and not complying with the terms of this Section 3.02(j) shall be deemed invalid and of no effect until such time as the discrepancies are remedied.

Section 3.02                             Grants by Novartis.

(a)                                 Study Data License.  [**] and the other terms and conditions of this Agreement, Novartis hereby grants to Ophthotech, effective upon Ophthotech’s election to opt in to a Novartis-sponsored study under Section 4.09(f), an exclusive, royalty-free, fully paid-up right and license, with the right to grant sublicenses, to use the study data from such study as necessary to Develop and Commercialize products comprising Fovista in the Field for the Ophthotech Territory (including the right to cross reference or include such study data in filings made with Regulatory Authorities for the Ophthotech Territory).  However, Ophthotech shall not grant any sublicenses under this Section 3.02(a) to any Third Party in the Novartis Territory during the Term without Novartis’ prior written consent, not to be unreasonably withheld, conditioned or delayed.  In addition, Ophthotech shall have the right to use any information concerning any adverse events, and any product quality and product complaints involving adverse events, related to Products, sufficient to enable Ophthotech (or its applicable Affiliate or sublicensee) to comply with its legal and regulatory obligations, without the requirement to opt in and share Development Costs, as specified in Section 4.09(f).

(b)                                 Ophthotech Product License.  [**] and the other terms and conditions of this Agreement, Novartis hereby grants to Ophthotech an exclusive, royalty-free, fully paid-up right and license, with the right to grant sublicenses, under the Novartis Collaboration IP, to Develop, Manufacture and Commercialize products comprising Fovista in the Field for the Ophthotech Territory.  The license set forth in this Section 3.02(b) excludes all rights to technology within the Novartis Collaboration IP and such license shall not require Novartis to conduct any technology transfer or provide access to any technology.

Section 3.03                             Ophthotech Rights to Pre-Filled Syringes.

(a)                                 [**] and the other terms and conditions of this Agreement, Novartis, on behalf of itself and its Affiliates, hereby grants to Ophthotech an exclusive option, exercisable by Ophthotech at any time prior to the [**] anniversary of [**] upon written notice to Novartis, to the exclusive rights to conduct clinical studies for Regulatory Approval purposes and Commercialize Pre-Filled Syringes for the Ophthotech Territory, in each case using syringes supplied by Novartis, an Affiliate of Novartis, or one or more Third Parties pursuant to a supply agreement entered into pursuant to Section 6.04, whether in connection with a Standalone Product, Co-Formulated Product or Co-Packaged Product, as the case may be.

(b)                                 Upon Ophthotech’s exercise of such option, Novartis hereby grants to Ophthotech an exclusive, royalty-free, fully paid-up right and license, with the right to grant sublicenses, under Intellectual Property rights and Product Trademarks Controlled by Novartis, to conduct clinical studies for Regulatory Approval purposes and Commercialize the Pre-Filled Syringe in the Field for the Ophthotech Territory, in each case using syringes supplied by Novartis, an Affiliate of Novartis, or one or more Third Parties pursuant to a supply agreement entered into pursuant to Section 6.04; provided, however, that Ophthotech acknowledges that, with respect to any Pre-Filled Syringe comprising ranibizumab, Novartis does not as of the Effective Date Control the rights to Develop, Manufacture or Commercialize ranibizumab for the Ophthotech Territory.

Section 3.04                             Ophthotech Rights to Co-Formulated Products.

(a)                                 Novartis, on behalf of itself and its Affiliates, [**]  grants Ophthotech an exclusive option, exercisable upon written notice to Novartis by Ophthotech at any time until the [**] anniversary of the date of [**] (the “Co-Formulated Product Option Term”), to Develop, Manufacture and Commercialize any Co-Formulated Product (other than as a Pre-Filled Syringe for a Co-Formulated Product, which rights are governed by Section 3.03) in the Field for the Ophthotech Territory.

(b)                                 Ophthotech acknowledges that, with regard to the Co-Formulated Product comprising ranibizumab, Novartis does not as of the Effective Date Control the rights to Develop, Manufacture or Commercialize ranibizumab for the Ophthotech Territory.  Upon Ophthotech’s exercise of such option with respect to Co-Formulated Products comprising ranibizumab in the Ophthotech Territory, Ophthotech shall become obligated to pay Novartis the portion of the Development Costs for such Co-Formulated Products specified in Section 3.04(d) and Novartis hereby grants to Ophthotech an exclusive (subject to Novartis’ obligation to grant licenses to Genentech solely relating to Lucentis under the Lucentis License Agreement), royalty-free, fully paid-up right and license, with the right to grant sublicenses, under Intellectual Property rights and Product Trademarks Controlled by Novartis, to Develop, Manufacture and Commercialize Co-Formulated Products comprising ranibizumab in the Field for the Ophthotech Territory.  If Ophthotech requests that Novartis Manufacture and supply such Co-Formulated Products for the Ophthotech Territory and Novartis is then: (i) Manufacturing the Co-Formulated Product for the Novartis Territory or (ii) having the Co-Formulated Product Manufactured for the Novartis Territory and in the case of both (i) and (ii) above assuming Novartis or Third Party has the ability or capacity to Manufacture the Co-Formulated Product or facilitate such Manufacture for the Ophthotech Territory, the Parties will negotiate and agree on financial and other terms for such Manufacture and supply, and shall enter into a supply agreement on such agreed terms.

(c)                                  Upon Ophthotech’s exercise of such option with respect to Co-Formulated Products not comprising ranibizumab, Ophthotech shall become obligated to pay Novartis the portion of the Development Costs for such Co-Formulated Products specified in Section 3.04(d).  The Parties will negotiate and agree on commercially reasonable financial and other terms with respect to Ophthotech’s right to Develop, Manufacture and Commercialize Co-Formulated Products not comprising ranibizumab in the Field for the Ophthotech Territory, and shall enter into a license or collaboration agreement on such agreed terms promptly following Ophthotech’s exercise of any option under this Section 3.04 with respect to Co-Formulated Products not comprising ranibizumab.

(d)                                 Following Ophthotech’s exercise of any such option with respect to a Co-Formulated Product, Ophthotech shall share in the Development Costs for the Co-Formulated Product as shall be agreed by the Parties, which sharing shall, unless otherwise agreed by the Parties, include a reimbursement by Ophthotech to Novartis of [**] percent ([**]%) of such Development Costs incurred by Novartis prior to option exercise, and the bearing by Ophthotech of [**] percent ([**]%) of such Development Costs incurred from and after option exercise, and the Parties shall thereafter mutually agree on all Development Plan amendments and budgets for Development Plan activities with respect to such Co-Formulated Product.  Ophthotech’s payment of such Development Costs shall provide Ophthotech with rights to all study data for the Co-Formulated Product without the need to exercise the opt-in under Section 4.09(f) and any Development Costs paid by Ophthotech pursuant to Section 4.09(f) with respect to studies of the Co-Formulated Product shall be credited against the Development Costs payable by Ophthotech pursuant to this Section 3.04(d).

(e)                                  If Ophthotech exercises an option pursuant to this Section 3.04, Ophthotech shall, at Ophthotech’s expense, be responsible for obtaining any rights not Controlled by Novartis (including with respect to ranibizumab) that are necessary or useful for Ophthotech to exercise its rights in the Ophthotech Territory with respect to any Co-Formulated Product.

(f)                                   Prior to [**], the Parties’ JOC representatives shall review in detail Novartis’ Development efforts with respect to Co-Formulated Products regularly and at each alternating JOC meeting.  If Novartis does not (x) reach commencement of preclinical development (i.e., animal studies) of a Co-Formulated Product on or before [**], or (y) reach approval of FDP with respect to a Co-Formulated Product on or before [**], assuming that Novartis is not required by a Regulatory Authority to conduct a Phase I Clinical Study or (z) continuously exercise Commercially Reasonable Efforts to Develop a Co-Formulated Product through Regulatory Approval thereof in the Novartis Territory, then the following provisions of this Section 3.04(f) shall apply:

(i)                                     decisions over the Development of Co-Formulated Products for the Novartis Territory shall cease to be Novartis Casting Vote Matters; provided, however, that, subject to Section 2.08(c)(ii) and Section 4.05(a), Novartis shall have the sole right to select which Co-Formulated Product, as between a Co-Formulated Product comprising ranibizumab and a Co-Formulated Product comprising RTH258, is Developed and Commercialized for the Novartis Territory hereunder, and if multiple co-formulated products are successfully Developed, Novartis has the right at SDP to decide which of any such co-formulated products are Commercialized in the Novartis Territory;

(ii)                                  the Parties shall collaborate on the further Development of Co-Formulated Products for the Novartis Territory, and shall discuss and determine by mutual agreement whether to continue Development of the Co-Formulated Products as to which Novartis has commenced Development and whether to commence Development of additional or different Co-Formulated Products, which determinations shall be made based on relevant scientific, commercial and other considerations;

(iii)                               if the Parties agree to Develop for Commercialization in the Novartis Territory a co-formulated product comprising Fovista and an anti-VEGF product Controlled by Ophthotech (an “Ophthotech Anti-VEGF Co-Formulated Product”), the Parties shall agree on the financial and other terms for and the respective roles and responsibilities of the Parties in such Development and Commercialization and, if the Parties reach agreement on such terms, enter into an amendment to this Agreement or a separate license or collaboration agreement setting forth such terms;

(iv)                              the milestone payment set forth in Section 7.02(b)(iv) may be earned by Ophthotech through the Parties’ Development of any Co-Formulated Product or Ophthotech Anti-VEGF Co-Formulated Product Developed pursuant to this Section 3.04(f) (it being understood that such milestone payment shall not become payable more than once regardless of how many Co-Formulated Products or Ophthotech Anti-VEGF Co-Formulated Products may be Developed); and

(v)                                 if applicable, the Parties shall negotiate and agree on appropriate changes to their financial obligations and rights with respect to the Co-Formulated Product in the Novartis Territory (including Novartis’ responsibility for any additional Third Party license fees that may become payable based on necessary licensing of additional anti-VEGF product(s) for incorporation into Co-Formulated Product(s) as mutually agreed by the Parties pursuant to this Section 3.04(f)).

Section 3.05                             Ophthotech Anti-VEGF Products.  Nothing in this Agreement shall limit Ophthotech or its Affiliates from Developing, Manufacturing or Commercializing worldwide any Ophthotech Anti-VEGF Product or acquiring or licensing from any Third Party any Ophthotech Anti-VEGF Product, either as a standalone product or, subject to Section 3.06 and the exclusive licenses granted to Novartis herein with respect to Products in the Novartis Territory, in combination with any other active pharmaceutical ingredient(s); provided that Novartis shall not be obligated to grant Ophthotech or any of its Affiliates Development, Manufacturing or Commercialization rights with respect to Novartis Anti-VEGF Products except as otherwise provided in this Agreement.

Section 3.06                             Ophthotech Rights as to Alternative Anti-PDGF Products.

(a)                                 Development, Licensing or Acquisition.  Ophthotech and its Affiliates may Develop, license in or otherwise acquire Alternative Anti-PDGF Products during the Term (each, an “Ophthotech Alternative Anti-PDGF Product”) in accordance with the terms and conditions of this Section 3.06.

(b)                                 Ophthotech Territory.  Nothing in this Agreement shall limit Ophthotech or its Affiliates from Developing or Manufacturing worldwide, or Commercializing for the Ophthotech Territory, any Ophthotech Alternative Anti-PDGF Product.

(c)                                  Commercialization in Novartis Territory.  Ophthotech or its Affiliates shall not Commercialize any Ophthotech Alternative Anti-PDGF Product in the Novartis Territory during the Term, except as may be permitted under this Section 3.06(c) below.  If Ophthotech desires to Commercialize any Ophthotech Alternative Anti-PDGF Product in or for the Novartis Territory, then Ophthotech shall submit a proposal therefor to the JOC and, if Novartis determines to Commercialize such Ophthotech Alternative Anti-PDGF Product in the Novartis Territory, the Parties shall agree on the financial and other terms for and the respective roles and responsibilities of the Parties in such Commercialization and, if the Parties reach agreement on such terms, enter into a license or collaboration agreement setting forth such terms.  Notwithstanding the foregoing, this Section 3.06(c) shall not restrict the acquiring Person or any of its Affiliates in any Ophthotech Change in Control from Commercializing anti-PDGF products, including any combination anti-PDGF product, in the Novartis Territory.

Section 3.07                             Novartis Rights as to Alternative Anti-PDGF Products.

(a)                                 Development and Manufacture Permitted.  Subject to the terms and conditions of this Agreement, including Section 3.07(d) below, Novartis and its Affiliates may Develop, license in or otherwise acquire an Alternative Anti-PDGF Product during the Term (a “Novartis Alternative Anti-PDGF Product”).  Nothing in this Agreement shall limit Novartis or its Affiliates from Developing or Manufacturing any Novartis Alternative Anti-PDGF Product in the Field worldwide.

(b)                                 Restriction on Commercialization in the Ophthotech Territory.  Novartis and its Affiliates shall not Commercialize any Novartis Alternative Anti-PDGF Product (whether as a standalone product or as a combination product) in or for the Ophthotech Territory during the Term except as otherwise permitted by and subject to Sections 3.07(d) and (e) below.

(c)                                  Restriction on Commercialization in the Novartis Territory.  Novartis and its Affiliates shall not Commercialize any Novartis Alternative Anti-PDGF Product (whether as a standalone product or as a combination product) in the Novartis Territory before the expiry of [**] years after the Effective Date. Thereafter Novartis and its Affiliates’ Commercialization of any such Novartis Alternative Anti-PDGF Product in the Novartis Territory shall be subject to the provisions of Section 3.07(g) below.

(d)                                 Restriction on In-licensing or Acquiring Alternative Anti-PDGF Products.  Novartis and its Affiliates shall not in-license or otherwise acquire (including by acquiring any Third Party with an anti-PDGF product) an Alternative Anti-PDGF Product from a Third Party within the period of [**] years after the Effective Date.  Novartis and its Affiliates shall not enter into any such in-license or acquisition on terms or conditions that would restrict in any manner whatsoever the exercise by Ophthotech of any of its rights pursuant to Section 3.07(e), Section 3.07(f) or Section 3.07(g) below.

(e)                                  Commercialization of Novartis Alternative Anti-PDGF Products in the Ophthotech Territory.  After completion of any Phase II Clinical Study of such Novartis Alternative Anti-PDGF Product, Novartis shall notify Ophthotech of such completion and, if requested by Ophthotech, Novartis shall provide to Ophthotech a summary of the quality controlled first interpretable results of such study within [**] Business Days after the date when the Novartis decision board confirms the accuracy thereof or, if requested by Ophthotech at a point in time later than when the Novartis decision board confirms the accuracy thereof, within [**] Business Days after the date when Ophthotech requests such summary.  [**], Ophthotech shall have the option to Commercialize such Novartis Alternative Anti-PDGF Product in or for the Ophthotech Territory which option Ophthotech may exercise by notifying Novartis in writing during the periods specified in Sections 3.07(f)(ii) and Section 3.07(f)(iii).  If Ophthotech determines to Commercialize such Novartis Alternative Anti-PDGF Product in the Ophthotech Territory, the Parties shall enter into a license or collaboration agreement setting forth the financial and other terms and conditions outlined in Section 3.07(f) below (which agreement shall include customary terms and conditions not outlined in Section 3.07(f), including the definition of net sales, calculation and duration of royalty obligations and reductions to royalties, that, where appropriate, shall generally parallel the analogous terms of this Agreement, insofar as this Agreement contains analogous terms), and thereafter the Intellectual Property relating to such Novartis Alternative Anti-PDGF Product that is Controlled by Novartis and that is reasonably necessary or useful for the Development, Manufacture or Commercialization of such Novartis Alternative Anti-PDGF Product in the Field shall be included in the Novartis IP.  If Ophthotech does not exercise its option, Novartis and its Affiliates shall be free to Commercialize such Novartis Alternative Anti-PDGF Product in the Ophthotech Territory, but in no case earlier than following the [**].

(f)                                   Terms and Conditions for Commercialization of Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.  [**], if Ophthotech exercises its option to Commercialize a Novartis Alternative Anti-PDGF Product in the Ophthotech Territory pursuant to Section 3.07(e):

(i)                                     Novartis will have the option to co-promote the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.

(ii)                                  Ophthotech may elect to exercise its option within the [**] time period following [**], in which case the following financial terms will apply (subject to adjustment in accordance with Section 3.07(f)(iv)):

A.                                    Ophthotech shall make the following payments to Novartis:

(I)                                   A one-time option exercise fee of: $[**], which shall be in lieu of any Development Cost sharing with respect to Development Costs incurred by Novartis prior to Ophthotech’s option exercise;

(II)                              Development Cost sharing: [**]% of joint development costs going forward; and

(III)                         A one-time U.S. Regulatory Approval milestone payment of: $[**] for U.S. Regulatory Approval of the Novartis Alternative Anti-PDGF Product.

B.                                    Ophthotech shall pay royalties to Novartis on net sales of the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory as follows:

(I)                                   If Novartis does not exercise its option to co-promote the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory:

(x)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of standalone Novartis Alternative Anti-PDGF Product in the Ophthotech Territory; and

(y)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of combination of the anti-VEGF/Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.

(II)                              If Novartis exercises its option to co-promote the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory:

(x)                                 Novartis shall be responsible for [**]% of the sales force efforts for the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory, in accordance with a detailing plan established by Ophthotech, and Novartis shall pay all of Novartis’ costs related to such co-promotion;

(y)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of standalone Novartis Alternative Anti-PDGF Product in the Ophthotech Territory; and

(z)                                  Ophthotech shall pay to Novartis a [**]% royalty on net sales of combination anti-VEGF/Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.

(iii)                               If Ophthotech does not elect to exercise its option pursuant to Section 3.07(f)(ii), Ophthotech may elect to exercise its option within the [**] time period following Novartis’ approval of SDP or, in the case of a Novartis Alternative Anti-PDGF Product in-licensed or acquired by Novartis at a point in Development that is later than the approval of SDP, within the [**] time period following Novartis’ written notice thereof to Ophthotech pursuant to Section 3.07(g), in which case the following financial terms will apply (subject to adjustment in accordance with Section 3.07(f)(iv)):

A.                                    Ophthotech shall make the following one-time payments to Novartis:

(I)                                   A one-time option exercise fee of: $[**], which shall be in lieu of any past Development Cost sharing with respect to the Novartis Alternative Anti-PDGF Product incurred by Novartis prior to Ophthotech’s option exercise; and

(II)                              Development Cost sharing: Sharing of joint development costs going forward set out in the license and collaboration agreement entered into pursuant to Section 3.07(e); and

(III)                         A one-time U.S. Regulatory Approval milestone payment of: $[**] for U.S. Regulatory Approval of the Novartis Alternative Anti-PDGF Product.

B.                                    Ophthotech shall pay royalties to Novartis on net sales of the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory as follows:

(I)                                   If Novartis does not exercise its option to co-promote the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory:

(x)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of standalone Novartis Alternative Anti-PDGF Product in the Ophthotech Territory; and

(y)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of combination anti-VEGF/Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.

(II)                              If Novartis exercises its option to co-promote the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory:

(x)                                 Novartis shall be responsible for [**]% of the sales force efforts for the Novartis Alternative Anti-PDGF Product in the Ophthotech Territory, in accordance with a detailing plan established by Ophthotech, and Novartis shall pay all of Novartis’ costs related to such co-promotion;

(y)                                 Ophthotech shall pay to Novartis a [**]% royalty on net sales of standalone Novartis Alternative Anti-PDGF Product in the Ophthotech Territory; and

(z)                                  Ophthotech shall pay to Novartis a [**]% royalty on net sales of combination anti-VEGF/Novartis Alternative Anti-PDGF Product in the Ophthotech Territory.

(iv)                              If any adjustment is made to royalty rates payable on Net Sales of Products by Novartis in accordance with Section 7.04(f), proportional adjustments shall be made to the royalty rates payable by Ophthotech on net sales of Novartis Alternative Anti-PDGF Products and combination anti-VEGF/Novartis Alternative Anti-PDGF Products pursuant to this Section 3.07(f).

(g)                                  Novartis Alternative Anti-PDGF Products in the Novartis Territory.  If Novartis or any of its Affiliates desires to Develop or Commercialize a Novartis Alternative Anti-PDGF Product in the Novartis Territory, Novartis shall give Ophthotech written notice thereof at the commencement of the first Phase II Clinical Study of such Novartis Alternative Anti-PDGF Product, or in the case of an Novartis Alternative Anti-PDGF Product in-licensed or acquired by Novartis that is already in Phase II Clinical Studies or at a later point in Development, not later than [**] Business Days after such in-license or acquisition closes.

After completion of the Phase III Clinical Studies of such Novartis Alternative Anti-PDGF Product, Novartis will provide to Ophthotech Novartis’ summary of the quality controlled first interpretable results of such data within [**] Business Days after the date when the Novartis decision board confirms the accuracy thereof or, if later, within [**] Business Days after the date when Ophthotech requests such summary.  Novartis shall provide written notice to Ophthotech of Novartis’ approval of SDP or, in the case of a Novartis Alternative Anti-PDGF Product in-licensed or acquired by Novartis at a point in Development that is later than the approval of SDP, within [**] Business Days after the date of such in-license or acquisition, and, following such written notice, Ophthotech shall have a period of [**] months to elect one of the three alternatives set forth in subsection (i), (ii) or (iii) below:

(i)                                     To terminate this Agreement in accordance with Section 11.04.

(ii)                                  To convert Novartis’ licenses under Section 3.01 to Commercialize the Standalone Product in the Novartis Territory from exclusive to non-exclusive licenses.

Following such conversion, Ophthotech would then be then free to Commercialize directly or with or through a Third Party the Standalone Product in the Novartis Territory.  Additional terms to enable such Ophthotech Commercialization will be negotiated and agreed by the Parties at such time in good faith.

(iii)                               To permit Novartis to continue with exclusive Commercialization of Products in the Novartis Territory concurrently with Novartis’ Commercialization of the Novartis Alternative Anti-PDGF Product in the Novartis Territory, in which case Novartis shall continue to pay royalties to Ophthotech on Products as set out in Section 7.04 and on net sales of Novartis Alternative Anti-PDGF Products in the Novartis Territory (with the calculation of net sales and payment terms to parallel the terms of this Agreement applicable to the calculation of Net Sales and payment of royalties on Products) as follows:

(A)                               If Novartis or any of its Affiliates launches the Novartis Alternative Anti-PDGF Product prior to [**], Novartis will pay royalties of [**]% of net sales of standalone Novartis Alternative Anti-PDGF Product and [**]% of net sales of combination anti-VEGF/Novartis Alternative Anti-PDGF Product in the Novartis Territory, which royalties shall be payable for a period of ten (10) years following the commercial launch thereof in the Novartis Territory.  Such royalty obligations shall be limited to Novartis Alternative Anti-PDGF Products comprising the first alternative anti-PDGF compound that Novartis Commercializes, and not to Novartis Alternative Anti-PDGF Products comprising the subsequent anti-PDGF compounds that Novartis may Commercialize.

(B)                               If Novartis or any of its Affiliates commercially launches a Novartis Alternative Anti-PDGF Product later than [**], no royalties shall be due on such Novartis Alternative Anti-PDGF Product.  For the avoidance of doubt, royalties on Products payable to Ophthotech pursuant to Section 7.04 shall not be affected by this Section 3.07(g)(iii).

(iv)                              Notwithstanding the foregoing provisions of this Section 3.07(g) and the provisions of Section 11.10(e), (A) the rights of Ophthotech pursuant to Sections 3.07(g)(ii) and 3.07(g)(iii) shall cease to apply and (B) the rights of Ophthotech to receive any milestone payment amounts pursuant to Section 11.10(e)(ii) shall cease to apply, as to both (A) and (B), following an Ophthotech Change in Control [**]; provided that, if Ophthotech’s rights to receive royalties pursuant to 3.07(g)(iii) cease pursuant to this Section 3.07(g)(iv) after an election by Ophthotech to receive such royalties, then upon such cessation of Ophthotech’s previously elected right to receive such royalties, Ophthotech shall have the right, upon written notice to Novartis, to elect to terminate this Agreement pursuant to Section 3.07(g)(i) and this Agreement shall terminate accordingly.  For the avoidance of doubt, other than as described in this Section 3.07(g)(iv), this Section 3.07(g)(iv) shall not otherwise affect the rights of Ophthotech to terminate this Agreement pursuant to Section 3.07(g)(i).

Section 3.08                             Rights Retained by Ophthotech.  Novartis shall receive only those rights of Ophthotech expressly granted by Ophthotech under the provisions of this Agreement, and any right of Ophthotech not expressly granted to Novartis under the provisions of this Agreement shall be retained by Ophthotech.  For clarity, Ophthotech retains, without limitation, the rights

(a) to exploit Ophthotech IP and Ophthotech Collaboration IP during the Term to Develop and Manufacture worldwide, and Commercialize for the Ophthotech Territory, Fovista and products comprising Fovista, and (b) to Develop, Manufacture and Commercialize Products in accordance with this Agreement and the Development Plan, Marketing Plan, and plans, budgets and updates thereto approved by the JOC, and otherwise to exercise Ophthotech’s rights and perform Ophthotech’s obligations under this Agreement, including to perform Ophthotech’s supply obligations with respect to the API Supply.

Section 3.09                             Rights Retained by Novartis.  Ophthotech shall receive only those rights of Novartis expressly granted by Novartis under the provisions of this Agreement, and any right of Novartis not expressly granted to Ophthotech under the provisions of this Agreement shall be retained by Novartis.

Section 3.10                             Section 365(n) of the U.S. Bankruptcy Code.  For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country in the Territory, all rights and licenses granted under or pursuant to any Section of this Agreement, including Section 3.01, Section 3.02, Section 3.03(b), Section 3.04(b), Section 11.10(b) and Section 11.10(c), are rights to “intellectual property” (as defined in Section 101(35A) of the Code).  The Parties agree that the licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country in the Territory.  Each Party hereby acknowledges that (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, and (j) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon written request therefor by the licensee following the rejection of this Agreement by or on behalf of the licensor.  The provisions of this Section 3.10 are without prejudice to any rights the non-subject Party may have arising under the Code, Laws of other jurisdictions governing insolvency and bankruptcy, or other applicable Law.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Code and any similar laws in any other country in the Territory: (A) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of Products in the Territory; (B) the right to contract directly with any Third Party described in (A) to complete the contracted work, and (C) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.

Section 3.11                             Third Party Intellectual Property Rights and Pre-Existing Agreements.  Third Party Intellectual Property rights not Controlled by Novartis or its Affiliates or pre-existing

Third Party agreements with Novartis or its Affiliates relating to Lucentis, including agreements relating to a pre-filled syringe for Lucentis and the license and collaboration agreement between Novartis and Genentech Inc. (“Genentech”) dated June 20, 2003 (as may be amended) (the “Lucentis License Agreement”) are not subject to or affected by the terms of this Agreement, unless expressly specified.  Novartis’ obligations under this Agreement relating to Lucentis are subject to the terms of the Lucentis License Agreement and Novartis has disclosed to Ophthotech under the confidentiality agreement between the Parties material obligations pursuant to the Lucentis License Agreement to confirm Novartis’ material rights and obligations under the Lucentis License Agreement which have the potential to impact aspects of this Agreement relating to Lucentis or where Novartis does not Control related Intellectual Property or grants licenses to Genentech relating to Lucentis (including the ownership of Lucentis trademarks and patents, Novartis’ obligation to pay royalties to Genentech, certain notification provisions for Lucentis related regulatory approvals or clinical studies for Lucentis, Novartis’ development and commercialization rights for Lucentis outside the United States, and Novartis’ obligations to notify and permit Genentech to opt-in to profit and cost sharing for any deal such as this Agreement). At the Effective Date Novartis has not, pursuant to the confidentiality agreement between the Parties, discussed the fact of negotiations or pre-cleared the terms of this Agreement or amended the Lucentis License Agreement, but Ophthotech acknowledges that: (a) Novartis shall be required and entitled to disclose a redacted form of the terms of this Agreement as reasonably necessary relating to Lucentis to enable Novartis to comply with the terms of the Lucentis License Agreement, within [**] calendar days after the Effective Date to Genentech under terms of confidentiality to meet Novartis’ obligations under the Lucentis License Agreement; and (b) Novartis shall be required to seek Genentech’s consent to disclose the full terms of the Lucentis License Agreement to Ophthotech and, pursuant to the terms of the Lucentis License Agreement, Genentech may withhold such consent.

ARTICLE IV
DEVELOPMENT AND REGULATORY ACTIVITIES

Section 4.01                             General.  Subject to Section 2.08(c), the Parties agree that their intention is for joint consensus decision-making relating to Development strategy for the Products within the Novartis Territory.  Except as otherwise set forth in this ARTICLE IV, the JCD/RS shall coordinate the Development of the Products covered by the Development Plan to obtain Regulatory Approvals in the Novartis Territory, and, subject to the JOC’s oversight, will direct the clinical Development and regulatory program for the Products in the Novartis Territory in accordance with the Development Plan.  Except as otherwise set forth in this ARTICLE IV and except with respect to the Existing Fovista Clinical Program, the Development of the Products for the Novartis Territory shall be governed by, and each Party shall use Commercially Reasonable Efforts to conduct such Development in accordance with, the Development Plan.  The Parties shall use Commercially Reasonable Efforts to seek a broad label for the Standalone Product ensuring market access and approval of the Standalone Product for use with Novartis Anti-VEGF Product(s) and with the approved Third Party anti-VEGF product(s) in the Field as specified in the Initial Development Plan.  The Parties agree to conduct all their Development activities hereunder in accordance with all applicable Laws and, as applicable, Good Laboratory Practice, Good Manufacturing Practice and Good Clinical Practice.  Ophthotech shall use

Commercially Reasonable Efforts to conduct its activities under the Existing Fovista Clinical Program.  Novartis shall use Commercially Reasonable Efforts to achieve the milestones set forth in Section 7.02(b).  For clarity, compliance with the foregoing performance standard will not satisfy the more specific performance standards set out in Section 4.04, Section 4.05 and Section 4.06.  THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THERE IS NO GUARANTEE OF A SUCCESSFUL DEVELOPMENT AND THAT ANY DEVELOPMENT PROGRAM CONTAINS INHERENT RISKS.  NEITHER PARTY SHALL BE LIABLE FOR FAILURES TO MEET SPECIFIED TIMEFRAMES FOR TECHNICAL IMPOSSIBILITY OR CAUSES OUTSIDE ITS REASONABLE CONTROL OR CAUSED BY THE OTHER PARTY.

Section 4.02                             Initial Development Plan.  An initial Development Plan that addresses the Development of the Products (except with regard to the Existing Fovista Clinical Program) for the Novartis Territory is attached hereto as Exhibit C (the “Initial Development Plan”).  The JOC will work to ensure that there is coordination of patient enrollment efforts between the Phase III Clinical Studies in the Existing Fovista Clinical Program and the clinical studies for the Novartis Anti-VEGF Products.

Section 4.03                             Development Plan Updates.

(a)                                 Subject to the control and good faith consideration rights with respect to clinical studies as described in Section 4.08, updates to the Development Plan will be prepared by the Parties under the guidance of the JCD/RS, and the JOC will be responsible for approving such updates on at least an annual basis until the completion of the Development activities covered by the Development Plan.

(b)                                 With respect to any update to the Development Plan covering any Calendar Year for which the Parties will be sharing any Development Costs pursuant to Section 3.04(d) or Section 4.09(f), the JCD/RS shall submit such update with corresponding budget(s) for such jointly funded activities to the JOC for review and approval such that JOC preliminary approval would occur no later than July of the prior Calendar Year.  Upon the JOC’s preliminary approval, such update shall be submitted to each Party for its internal budgeting process with a target for final approval by the JOC by November of the prior Calendar Year, at which time any updates will be appended to the Development Plan.

(c)                                  The JCD/RS may also develop and submit to the JOC from time to time other proposed substantive amendments to the Development Plan.  The JOC shall review such proposed amendments presented by the JCD/RS and may approve such proposed amendments or any other proposed amendments that the JOC may consider from time to time in its discretion and, upon such approval by the JOC, the Development Plan shall be amended accordingly.  Such substantive amendments and updates to the Development Plan, including any joint activity budgets contained in the Development Plan, shall not be effective without the approval of the JOC.

Section 4.04                             Development of the Standalone Product.

(a)                                 Following the Effective Date, Ophthotech shall be solely responsible for conducting the Existing Fovista Clinical Program at Ophthotech’s expense.

(b)                                 Novartis shall use Commercially Reasonable Efforts to perform at Novartis’ expense (except as set forth in Section 4.09(f)) Development activities for the Standalone Product for the Novartis Territory, including those set forth in the Initial Development Plan, which activities include Development activities beyond the Existing Fovista Clinical Program that the Parties as of the Effective Date anticipate will be necessary for Regulatory Approval of the Standalone Product in the Novartis Territory, and shall pursue Regulatory Approval of the Standalone Product in the Novartis Territory in accordance with the Initial Development Plan.  In furtherance and not in limitation of the foregoing, Novartis shall use Commercially Reasonable Efforts to perform the following Development activities for the Standalone Product in accordance with the timeframes set forth below:

(i)                                     [**]; and

(ii)                                  [**].

(c)                                  The Parties hereby acknowledge and agree that it is the intent of the Parties that in the Novartis Territory (i) the Parties will seek Regulatory Approval for the Standalone Product prior to seeking Regulatory Approval for any other Product, including a Co-Packaged Product or a Co-Formulated Product unless otherwise agreed by the Parties and (ii) Novartis will seek pricing and reimbursement approval for and launch the Standalone Product prior to seeking pricing and reimbursement approval for and launching a Combination Product, unless agreed by the Parties.

(d)                                 Novartis shall determine the budget for Development activities for the Standalone Product for the Novartis Territory in its discretion, provided that such budget shall be consistent with Novartis’ Development diligence obligations set out in Section 4.01 and Section 4.04(b).  The Development Plan for the Standalone Product shall include the requisite clinical trials and regulatory activities to support Regulatory Approval and pricing and reimbursement approval within the Novartis Territory.

Section 4.05                             Development of Co-Formulated Products.

(a)                                 Novartis shall use Commercially Reasonable Efforts to technically develop at Novartis’ expense (except as set forth in Section 3.04(c)) both a Co-Formulated Product with Fovista and RTH258 and a Co-Formulated Product with Fovista and ranibizumab, with the decision as to which one or both of these two (2) Co-Formulated Product(s) is approved by Novartis for full Development and to Commercialize in the Novartis Territory both to be determined by Novartis in its sole discretion, and Ophthotech’s option pursuant Section 3.04(a) shall apply only to those Co-Formulated Product(s) Novartis determines to Commercialize in the Novartis Territory.  Following such determination, Novartis shall use Commercially Reasonable Efforts to Develop the Co-Formulated Product(s).  In furtherance and not in limitation of the foregoing, Novartis shall use Commercially Reasonable Efforts to perform the following

Development activities for Co-Formulated Products in accordance with the timeframes set forth below:

(i)                                     [**]; and

(ii)                                  [**].

(b)                                 Prior to Ophthotech’s exercise of its option to Commercialize a Co-Formulated Product in the Ophthotech Territory as set forth in Section 3.04(a), Novartis shall determine the budget for such Development in its discretion, provided that such budget shall be consistent with Novartis’ Development diligence obligations set out in Section 4.01 and Section 4.05(a), and provided further that Novartis shall, upon request from Ophthotech from time to time, provide Ophthotech with reasonable summary information regarding its incurred Development Costs and budget for such Development activities and such other technical and other information as reasonably requested by Ophthotech so that Ophthotech has reasonable visibility into the technical challenges and Development Costs it would be required to pay should it exercise its option to Commercialize such Co-Formulated Product in the Ophthotech Territory in accordance with Section 3.04(a).  The Development Plan for Co-Formulated Products shall include the requisite clinical trials and regulatory activities to support Regulatory Approval and pricing and reimbursement approval within the Novartis Territory.

Section 4.06                             Development of Pre-Filled Syringe.

(a)                                 Novartis shall use Commercially Reasonable Efforts to Develop at Novartis’ expense the Pre-Filled Syringe in the Field for the Standalone Product and a Co-Formulated Product for the Novartis Territory in accordance with the Development Plan.  In furtherance and not in limitation of the foregoing, Novartis shall use Commercially Reasonable Efforts to [**].

(b)                                 Ophthotech shall have the right to opt in for the conduct of clinical studies for Regulatory Approval purposes and Commercialization of the Pre-Filled Syringe for and in the Ophthotech Territory in accordance with Section 3.03, and, following any such opt in, the Parties shall discuss and agree on the related requirements and timeframes to be included in an update to the Development Plan and Novartis shall use Commercially Reasonable Efforts to ensure that Ophthotech shall receive from Third Parties any licenses needed to conduct clinical studies for Regulatory Approval purposes for the Pre-Filled Syringe for and in the Ophthotech Territory; provided, however, that Ophthotech acknowledges that, with respect to any Pre-Filled Syringe comprising Lucentis, Novartis does not as of the Effective Date Control the rights to Develop, Manufacture or Commercialize ranibizumab for the Ophthotech Territory.  Novartis shall reasonably cooperate with Ophthotech requests to implement modifications to the Pre-Filled Syringe at Ophthotech’s expense as set forth in Section 4.09(e).

Section 4.07                             Development of Co-Packaged Products.  Any Development of Co-Packaged Products shall, subject to Novartis’ compliance with its obligations under Section 4.04, be at Novartis’ discretion; provided, that, if Novartis elects to Develop a Co-Packaged Product, it shall use Commercially Reasonable Efforts to Develop such Co-Packaged Product, and all such Development shall be conducted, consistent with the Development Plan.  If Novartis determines that it will Develop a Co-Packaged Product, the Development Plan will be amended to include any required clinical trials and regulatory activities to support Regulatory Approval and pricing and reimbursement approval within the Novartis Territory for such Co-Packaged Product.

Section 4.08                             Development Studies.

(a)                                 Existing Fovista Clinical Program; Ophthotech Territory.  Prior to the Effective Date, Ophthotech has independently initiated the Existing Fovista Clinical Program.  Novartis acknowledges and agrees that Ophthotech will lead, control and be responsible for (i) the continued execution of the Existing Fovista Clinical Program and (ii) other studies of the Standalone Product, or of the Pre-Filled Syringe if Ophthotech opts in pursuant to Section 3.03, that Ophthotech determines are necessary or desirable for Regulatory Approval or Commercialization in the Ophthotech Territory, and Ophthotech may conduct such studies anywhere in the world (other than Phase IV Clinical Studies, which Ophthotech may only conduct in the Ophthotech Territory).  Ophthotech shall consider in good faith Novartis’ comments relating to the Existing Fovista Clinical Program and such other studies to the extent the Existing Fovista Clinical Program data and data from such other studies will be used by Novartis for the Development and Commercialization of Products for the Novartis Territory under this Agreement.

(b)                                 Novartis Territory.  Novartis will lead, control and be responsible for all studies other than the Existing Fovista Clinical Program that are deemed by Novartis to be necessary or desirable for Regulatory Approval and Commercialization of the Standalone Product in the Novartis Territory, for the Co-Formulated Product(s) in the Novartis Territory, for any Co-Packaged Product in the Novartis Territory, and for the Pre-Filled Syringe in the Novartis Territory, and Novartis may conduct such studies anywhere in the world (other than Phase IV Clinical Studies, which Novartis may only conduct in the Novartis Territory).  [**], Ophthotech shall have the right to review and approve study designs or revisions for Development in any country worldwide of any Product (including the Pre-Filled Syringe) conducted by Novartis, and to withhold such approval based on bona fide scientific or safety concerns or concerns relating to consistency with Ophthotech’s global Development strategy for Fovista.  If Ophthotech does not approve or provide input within [**] Business Days after receipt, Novartis shall consider such study design or revisions as being approved by Ophthotech and Novartis shall proceed accordingly. Following the [**], Ophthotech shall have the right to review any clinical study designs or revisions for clinical studies conducted by Novartis for Regulatory Approval in the Novartis Territory.  If Ophthotech does not review or provide input on the clinical study designs necessary for Regulatory Approval in the Novartis Territory within [**] Business Days after receipt, Novartis shall consider such study design or revisions as being accepted by Ophthotech and Novartis shall proceed accordingly. Without limiting the foregoing, Novartis shall reasonably cooperate with any Ophthotech request, subject to the other provisions of this Section 4.08 and Section 4.09, to modify the Development Plan and clinical study designs to satisfy criteria necessary for Regulatory Approval in the Ophthotech Territory.

(c)                                  Proposed Studies.  Each Party shall notify and confer with the other Party through the JCD/RS in advance of any additional clinical study of a Product that such Party proposes to conduct.

(d)                                 Study Data.  All study data shall be owned by the Party sponsoring the study hereunder.  If a Party so elects and pays Development Costs for such study pursuant to Section 4.09(f), then such study data shall be licensed by the sponsoring Party to the other Party and its Affiliates for the permitted regulatory, Development and Commercialization purposes under and on the terms set out in ARTICLE III.  Use of scientific publications, presentations or abstracts relating to the study data that are in the public domain, and use of study data to the extent necessary to comply with pharmacovigilance obligations under applicable Law, shall not require any such opt-in or payment.  It is agreed and understood by the Parties that Ophthotech shall share with Novartis all Development and Regulatory information and final (and not interim unless pre-specified in the statistical analysis plan) quality controlled data available per the pre-specified statistical analysis plan necessary for the Development and Regulatory Approval of Products by Regulatory Authorities in the Novartis Territory with regard to (i) the Existing Fovista Clinical Program, (ii) other studies conducted after the Effective Date to which Novartis opts in pursuant to Section 4.09(f) and (iii) any clinical studies relating to Fovista initiated by Ophthotech prior to the Effective Date with respect to which such data is necessary for Regulatory Approval in the Novartis Territory.

Section 4.09                             Development Costs.

(a)                                 Ophthotech shall be responsible for one hundred percent (100%) of Development Costs for (i) the Existing Fovista Clinical Program and (ii) subject to Section 4.09(f), the studies identified in Section 4.08(a) outside of the Existing Fovista Clinical Program that Ophthotech determines are necessary or useful for Regulatory Approval or Commercialization in the Ophthotech Territory (it being understood that no such studies are underway as of the Effective Date).

(b)                                 Subject to Section 4.09(e) and Section 4.09(f), Novartis shall be responsible for one hundred percent (100%) of Development Costs for clinical studies of the Standalone Product, the Co-Formulated Product, or the Co-Packaged Product performed solely to support a regulatory filing, or as a condition of receiving Regulatory Approval, or deemed by Novartis to be desirable for Regulatory Approval or Commercialization, in the Novartis Territory.

(c)                                  Subject to Section 4.09(e) and Section 4.09(f), Novartis shall be responsible for one hundred percent (100%) of Development Costs for the Development of the Pre-Filled Syringe for the Novartis Territory.

(d)                                 Subject to Section 3.04(a), Section 4.09(e) and Section 4.09(f), Novartis will be responsible for one hundred percent (100%) of Development Costs for the Combination Products for the Novartis Territory.

(e)                                  If [**] requests that [**] modify a clinical or technical study to support a regulatory filing, or as a condition of receiving Regulatory Approval, for a Product (including for the Pre-Filled Syringe, whether for the Standalone Product or for any Combination Product) in the Ophthotech Territory, and [**] agrees to such request in accordance with Section 4.08(b), [**] shall be responsible for [**] percent ([**]%) of [**] incurred by [**] with respect to such clinical or technical study as a result of implementing [**] request, and the Parties acknowledge that, at [**]request, as to Combination Products and the Pre-Filled Syringe, such costs may be incurred prior to [**], in order to provide funding for incremental costs required to modify the Development Plan therefor to satisfy criteria required for Regulatory Approval in the Ophthotech Territory.  Any such [**] paid by [**] pursuant to this Section 4.09(e) shall be excluded from the calculation of Development Costs to be reimbursed by [**] pursuant to Section 3.04(a) or Section 4.09(f).

(f)                                   If a Party (the “Requesting Party”) desires to use the other Party’s (“Controlling Party”) study data from any study described in paragraphs (a)(ii) or (d) above for the Requesting Party’s own Development or Commercialization purposes (and, in the case of Ophthotech, Ophthotech does not already have such right pursuant to Section 3.03(b) or Section 3.04, then the Requesting Party shall provide the Controlling Party with written notice thereof.  Thereafter, the Requesting Party shall be responsible for reimbursing the Controlling Party for one hundred percent (100%) of past Development Costs (if any) and fifty percent (50%) of subsequently incurred Development Costs, in each case in accordance with the Development Plan with respect to the applicable study. Following any such opt in, no amendment to the Development Plan budget for future Development Costs for the applicable study shall be effective without each Party’s written approval, and the Requesting Party shall only be required to reimburse post-opt-in Development Costs that were incurred in accordance with such budget.  Notwithstanding this Section 4.09(f), each Party shall have the right to use any information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to Products, sufficient to enable such Party (or its applicable Affiliate or sublicensee) to comply with its legal and regulatory obligations, without the requirement to opt in to study data and share Development Costs with respect thereto, and the Controlling Party shall make any such data available to the other Party for such purposes.

(g)                                  Each Party shall notify and confer with the other Party through the JCD/RS in advance of any planned clinical study pursuant to Section 4.08(c) and provide the expected budget therefor so that each Party may exercise its opt-in right under paragraph (f) above to obtain rights to the study data in exchange for fifty percent (50%) of all Development Costs with respect to the applicable study.  The Controlling Party will retain control over the design and conduct of any such clinical study following any such opt in, subject to Section 4.08.

Section 4.10                             Regulatory Activities.  The Parties agree that their intention is for joint consensus decision-making relating to regulatory strategy for the Products in the Field for the Novartis Territory, subject to the provisions of this Section 4.10.

(a)                                 Responsibilities.  The JCD/RS shall be responsible for all regulatory matters in the Novartis Territory arising under the Development Plan and with respect to the Existing Fovista Clinical Program, provided that:

(i)                                     Novartis shall be the holder of Regulatory Approvals for Products in the Field in the Novartis Territory; and

(ii)                                  Ophthotech shall have final decision-making authority in the event of any disagreement with respect to regulatory matters relating to the Existing Fovista Clinical Program and with regard to the filing of applications for, and seeking of, EU Regulatory

Approval for the Standalone Product, including decisions concerning the initial labelling of the Standalone Product based on the Existing Fovista Clinical Program, subject to Section 2.08(c)(i)(A).

(b)                                 Participation Rights.

(i)                                     Subject to Section 4.10(b)(iii), each Party shall have the right to participate in regulatory matters in the Novartis Territory (with Novartis to be the lead regulatory Party and Ophthotech to be an observer). Novartis shall also have the right to participate as an observer in formal FDA regulatory meetings for Regulatory Approval of the Standalone Product in the Ophthotech Territory and Novartis shall nominate one Novartis representative to participate in such FDA regulatory meetings. Ophthotech shall provide Novartis with reasonable advance notice of all such meetings and provide copies of all material documents relating to such meetings.  Ophthotech shall notify Novartis of all Regulatory Approvals for the Products by the FDA.

(ii)                                  Subject to Section 4.10(a)(ii), Section 4.10(b)(iii) and Section 4.10(b)(iv), Novartis will be the lead regulatory party with respect to all material meetings and other material contact with Regulatory Authorities in the Novartis Territory.

(iii)                               With regard to the Existing Fovista Clinical Program as it relates to EU Regulatory Approval of the Standalone Product, Ophthotech and Novartis shall discuss related regulatory activities.  To prepare the submission, Ophthotech shall use Commercially Reasonable Efforts to provide Novartis with copies of the Common Technical Document and any other documents necessary for the preparation and submission of the application for Regulatory Approval for the Standalone Product.  Novartis will be responsible for promptly preparing the filing to be submitted to the relevant Regulatory Authorities and Novartis shall make such filings as directed by Ophthotech.  Novartis will provide Ophthotech with drafts of any documents or correspondence that Novartis plans to submit in connection with EU Regulatory Approval of the Standalone Product sufficiently in advance of submission so that Ophthotech may review, comment and approve such documents and such other correspondence.  Ophthotech and Novartis shall jointly participate in and co-lead all material meetings and other material contact with such Regulatory Authorities pertaining to the Existing Fovista Clinical Program as to EU Regulatory Approval of the Standalone Product.  Unless the Parties otherwise agree, Ophthotech shall nominate one Ophthotech representative to participate in such material meetings and other material contact with such Regulatory Authorities pertaining to the Existing Fovista Clinical Program as to EU Regulatory Approval of the Standalone Product. Novartis shall provide Ophthotech with reasonable advance notice of all such meetings and other contact and copies of all related documents and other relevant information.  Each Party shall promptly inform the other Party of any contact, and will endeavor to include the other Party in any teleconference or meeting, that such Party has with any Regulatory Authority in the Novartis Territory relating to EU Regulatory Approval of the Standalone Product.

(iv)                              Upon grant of Regulatory Approval for the Standalone Product in the Novartis Territory, Novartis shall comply with all requirements imposed by applicable Laws as the marketing authorization holder for the Standalone Product and other Products.  Novartis shall be fully responsible for maintaining the Regulatory Approval for the Standalone Product in

the Novartis Territory and Novartis, its Affiliates and Sublicensees shall not take any steps that might undermine such Regulatory Approval.

(v)                                 Except as required by a Regulatory Authority or applicable Laws or to Novartis Affiliates, Novartis shall in no circumstances transfer any Regulatory Approval granted for the Standalone Product in the Novartis Territory to any Third Party without the prior agreement of Ophthotech.

(vi)                              Subject to Section 2.08(c)(i)(A), Novartis shall be responsible, at its sole cost, for the conduct of the post-Regulatory Approval measures required by the applicable Regulatory Authorities as a condition of Regulatory Approval in relation to the Standalone Product in the Novartis Territory.  Without limiting Ophthotech’s rights under Section 4.10(b)(iii) and Section 4.10(b)(vii), Novartis shall keep Ophthotech reasonably informed of, and use reasonable efforts to consult with Ophthotech with respect to, any discussions between Novartis and the Regulatory Authorities in the Novartis Territory relating to such post-Regulatory Approval measures.

(vii)                           With regard to all regulatory activities for the Novartis Territory with respect to Products other than the Standalone Product in the EU, Novartis will be the lead regulatory party with respect to all material meetings and other material contact with Regulatory Authorities in the Novartis Territory for Products; provided, however, that, with regard to all regulatory activities for the Novartis Territory with respect to Products other than the Standalone Product in the EU, Ophthotech will have the right to participate as an observer in all material meetings and other material contact with the European Commission, the EMA and Regulatory Authorities in the Major European Countries and Japan pertaining to the Development of any Product or Regulatory Approval.  Novartis shall provide Ophthotech with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or such other contact.  Novartis and Ophthotech shall discuss any material documents or other material correspondence that Novartis is planning to submit in connection with Regulatory Approvals from the European Commission and in the Major European Countries and Japan, including the proposed labeling for any Product.  Upon Ophthotech’s reasonable request therefor, Novartis shall provide Ophthotech with drafts of such documents or correspondence sufficiently in advance of submission so that Ophthotech may review and comment on such documents and such other correspondence and have a reasonable opportunity to influence the substance of such submissions, which comments shall be considered in good faith by Novartis.  Novartis shall promptly provide to Ophthotech copies of any material documents or other material correspondence pertaining to the Product in the Major European Countries and Japan and shall promptly provide to Ophthotech all proposed labeling, in each case received from Regulatory Authorities in the Major European Countries and Japan (including the EMA).  Novartis shall provide Ophthotech with English translations that are readily available of the documents and correspondence described in this Section 4.10(b)(vii).

(c)                                  Costs.  The cost to obtain and maintain all necessary regulatory filings and Regulatory Approvals for Products will be borne by Novartis in the Novartis Territory and by Ophthotech in the Ophthotech Territory, with the exception of the filing fees for obtaining EU Regulatory Approval of the Standalone Product pursuant to the Existing Fovista Clinical Program, which shall be borne by Ophthotech.

Section 4.11                             Adverse Event and Product Complaint Reporting Procedures; Pharmacovigilance.  The Parties shall enter into a pharmacovigilance agreement for the Products applying to the Novartis Territory and the Ophthotech Territory within [**] days after the Effective Date, but no later than when Novartis commences any clinical study of a Product.  Such pharmacovigilance agreement shall contain the specific terms, conditions and obligations of the Parties with respect to the collection, reporting and monitoring of all adverse drug reactions, adverse events, medical inquires, and other relevant drug or related device safety matters with respect to Products during the Term.  Each Party acknowledges that its obligations under the pharmacovigilance agreement shall include the obligations imposed on each Party by the applicable Law.  Each Party will (a) provide the other Party with all Product complaints, non-serious and serious adverse event information, and safety data from clinical studies, including related communications with and from Regulatory Authorities, hospitals, physicians or patients, in its control necessary or desirable for the other Party to comply with all applicable Laws with respect to the Products and (b) report and provide access to such information to the other Party in such a manner and time so as to enable the other Party to comply with all applicable Laws.  With respect to Products that are Commercialized, Novartis shall maintain the global adverse event database at its expense and shall generate adverse event reports for Ophthotech’s use in the Ophthotech Territory and at Ophthotech’s sole expense.  Ophthotech shall have access to all data in such global adverse event database.  Novartis shall be responsible for submitting adverse events reports to the applicable Regulatory Authorities in the Novartis Territory, and Ophthotech shall be responsible for submitting serious adverse events reports to the applicable Regulatory Authorities in the Ophthotech Territory.  In addition, each Party shall promptly notify the other if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Products.

Section 4.12                             Recalls, Market Withdrawals or Corrective Actions; Decisions to Terminate or Suspend a Study Based on Safety Concerns.

(a)                                 If any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Products in the Novartis Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [**] hours, advise the other Party thereof by telephone or email.  Novartis, in consultation with Ophthotech, shall decide whether to conduct a recall, field correction, or withdrawal of Product in the Novartis Territory, and Ophthotech will make available to Novartis, upon request, access to all of Ophthotech’s pertinent records that Novartis may reasonably request in connection with such decision.  Novartis shall decide the manner in which to conduct such action (except in the case of a Regulatory Authority mandated action when Novartis may act without such advance notice and shall notify Ophthotech as soon as reasonably possible).  Novartis shall have the right and responsibility, at its expense, to control such recall, field correction, or withdrawal in a manner consistent with its internal SOPs in the Novartis Territory.

(b)                                 If either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Novartis Territory, or if either Party becomes aware of information relating to any Product that indicates that a unit or batch of such Product may not conform to the specifications therefor, or that potential adulteration, misbranding, or other issues have arisen that relate to the safety or efficacy of Products, it shall promptly so notify the other Party.  To the extent practicable, the Parties shall immediately discuss the circumstances of any potential product recall, field correction, or withdrawal of any Product and possible appropriate courses of action resulting from such notification.  Novartis shall follow Ophthotech’s direction as to whether to initiate a recall, field correction, or withdrawal of Product in the Novartis Territory resulting from any issue with respect to the API Bulk Drug Substance.  As to any other recall, field correction, or withdrawal of Product in the Novartis Territory, Novartis shall be the decision maker.  However, Novartis shall consider in good faith the views of Ophthotech as to whether any recall, field correction, or withdrawal is necessary or appropriate.  Each Party shall maintain complete and accurate records of any recall, field correction, or withdrawal in its respective territory for such periods as may be required by applicable Laws.

(c)                                  If any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Products in the Ophthotech Territory, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Ophthotech Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within [**] hours, advise the other Party thereof by telephone or facsimile.  Ophthotech shall decide whether to conduct a recall in the Ophthotech Territory and the manner in which any such recall shall be conducted and shall notify Novartis as soon as possible of any such decision.  Novartis will make available to Ophthotech, upon request, all of Novartis’ pertinent records that Ophthotech may reasonably request to assist Ophthotech in effecting any recall.  Ophthotech shall bear the expense of any such recall.

(d)                                 The Party sponsoring or controlling any clinical study of a Product may terminate or suspend such clinical study if (i) a Regulatory Authority or safety data review board for such clinical study has required such termination or suspension, or (ii) such Party believes in good faith that such termination or suspension is warranted because of safety or tolerability risks to the study subjects.  In either case, such Party shall promptly notify the other Party of such termination or suspension, and shall use all reasonable efforts to notify and consult with the other Party prior to taking such action.

ARTICLE V
COMMERCIALIZATION

Section 5.01                             General.  Subject to Section 2.08(c), the Parties agree that their intention is for joint consensus decision-making, taking into account both Parties’ economic interests, relating to Commercialization of the Products within the Novartis Territory.  Novartis shall Commercialize the Products within the Novartis Territory in accordance with the Product Positioning and Branding Strategy approved by the JOC.

Section 5.02                             Diligence.

(a)                                 Novartis shall use Commercially Reasonable Efforts to Commercialize both the Standalone Product and Combination Product(s), including a Co-Formulated Product and including promotion of the Standalone Product in accordance with the approved label therefor with Novartis Anti-VEGF Product(s) and with all approved Third Party anti-VEGF product(s) in the Field in the Novartis Territory.  Such efforts will be determined individually for each Product without consideration of the other Product(s).  For the avoidance of doubt, compliance with the foregoing general performance standard shall not satisfy the more specific performance standards set forth in paragraph (b) below.

(b)                                 Novartis shall use Commercially Reasonable Efforts to: (i) pursue Commercialization of the Standalone Product and Combination Product(s), including a Co-Formulated Product, promptly following Regulatory Approval thereof and in accordance with the JOC-approved Marketing Plan; (ii) Commercialize the Standalone Product and Combination Product(s), including a Co-Formulated Product, in at least the Major European Countries and Japan; and (iii) comply with the additional minimum resourcing levels applicable for resourcing by Novartis in the [**] prior to launch of the Products up until [**] years after the First Commercial Sale of the Products, to be mutually agreed by the Parties in the [**] following Novartis’ confirmation of SDP (written notice of which Novartis shall promptly provide to Ophthotech) and, upon such agreement, such minimum resourcing levels as additional performance standards shall be automatically included as an amendment to Exhibit J attached hereto.  If Novartis is not Commercializing a Product in a specific country in the Novartis Territory that Ophthotech considers to represent a significant market opportunity for such Product, Ophthotech may bring such concern to Novartis’ attention and Novartis agrees to discuss such concern with Ophthotech and reasonably consider alternatives for Commercializing such Product in such country that Ophthotech may propose, including if commercially practicable the appointment of a distributor in such country.

Section 5.03                             Product Trademarks.  As part of the Product Positioning and Branding Strategy, the Parties, through the JCS, shall develop and propose, and the JOC shall consider and approve, the Product Trademarks.

Section 5.04                             Marketing Plan.  An annual marketing plan will be prepared by the JCS and approved by the JOC by [**] of each year for the succeeding year, which shall include Commercialization budgets and an activity plan (the “Marketing Plan”). The first annual marketing plan for each Product (the “Initial Marketing Plan”) shall include detail specific to each of the Standalone Product and one or more Combination Product(s), including a Co-Formulated Product, that is typical of pharmaceutical industry marketing plans, including strategy for pricing and reimbursement approval and discounting strategy and those elements set forth in Exhibit F hereto, and will be approved by the JOC no later than [**].  The JOC shall agree on the scope, extent and detail to ensure effective Commercialization to be included in the Initial Marketing Plan and each subsequent annual Marketing Plan.  Each Marketing Plan that covers any of the period from [**] prior to the anticipated launch of a Product until [**] after the First Commercial Sale of such Product shall include minimum resourcing levels for such period.  All Commercialization activities shall be conducted consistent with the approved Marketing Plan.

Section 5.05                             Advertising and Promotional Materials.  Novartis shall develop and approve relevant written sales, promotion and advertising materials relating to the Products (“Promotional Materials”) consistent with its standard operating procedures, for use in the Novartis Territory, that shall be consistent with the Product Positioning and Branding Strategy approved by the JOC and compliant with applicable Laws and the provisions of the applicable

Regulatory Approvals.  Copies of all Promotional Materials used in the Novartis Territory will be archived by Novartis in accordance with applicable local Law.

Section 5.06                             Pricing and Reimbursement.  Novartis and its Affiliates shall take the lead in all pricing and reimbursement approval proceedings relating to the Products in the Novartis Territory in accordance with the JOC-reviewed general pricing and reimbursement approval strategy for the Novartis Territory.  Novartis and its Affiliates shall be responsible for negotiating the pricing for the Products in the Novartis Territory, which Novartis shall negotiate consistent with the discounting strategy approved by the JOC.

Section 5.07                             Sales and Distribution.  Novartis or its Affiliates or Sublicensees shall be responsible for booking sales of Products in the Novartis Territory and shall warehouse and distribute such Products in the Novartis Territory.  If Ophthotech receives any orders for Products from purchasers in the Novartis Territory, it shall refer such orders to Novartis.  If Novartis receives any orders for Products from purchasers in the Ophthotech Territory, it shall refer such orders to Ophthotech.

Section 5.08                             Other Responsibilities.  Novartis shall be solely responsible for the following functions in the Novartis Territory:

(a)                                 Handling all returns of Product.  If Product sold in the Novartis Territory is returned to Ophthotech, it shall promptly be shipped to a facility designated by Novartis; and

(b)                                 Handling all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables.

Section 5.09                             Quid.  Attached hereto as Exhibit G is a list identifying products to which Novartis has Development or Commercialization rights in the Field that may be eligible for development or commercialization by Ophthotech on terms and conditions to be agreed in writing by the Parties, which list Novartis may revise from time to time at its discretion by written notice to Ophthotech that includes the revisions.  Ophthotech may also from time to time propose products to which Novartis has Development or Commercialization rights in the Field that may be eligible for development or commercialization by Ophthotech, and the Parties will discuss in good faith whether to add such products to Exhibit G.  Beginning as of the Effective Date until [**], Ophthotech may commence a process to obtain rights to any such product by providing a written notice of interest to Novartis.  If Novartis determines to grant rights to any such product to Ophthotech, the Parties shall agree on terms for and the respective roles of the Parties with respect to such product and enter into a license or collaboration agreement on such agreed terms.  However, the Parties agree and understand that Novartis and its Affiliates may, at their own discretion, divest, prune, license, or enter into any other arrangement for the development or commercialization of such product(s) at any time and with any Third Party prior to entering into any such agreement with Ophthotech, and Novartis shall provide Ophthotech with notice through the JOC if it intends to take any such action.

ARTICLE VI
MANUFACTURE AND SUPPLY

Section 6.01                             General.  Except as otherwise provided in this ARTICLE VI,

(a)                                 Ophthotech shall have responsibility for and control over all Manufacturing and supply activities for the Existing Fovista Clinical Program and the API Supply; and

(b)                                 Novartis shall have responsibility for and control over all Manufacturing and supply activities for Products (excluding the API Supply) in the Field for the Novartis Territory.

Section 6.02                             Lucentis Supply for Clinical Studies.  Novartis shall provide the Lucentis product free of charge for use in the Novartis Territory in the Existing Fovista Clinical Program from and after the Effective Date and in future Phase II Clinical Studies and Phase III Clinical Studies (including phase IIIb clinical studies) involving Fovista and Lucentis that may be conducted in the Novartis Territory under this Agreement.

Section 6.03                             API Supply.  Novartis and its Affiliates will exclusively purchase from Ophthotech and Ophthotech will exclusively supply to Novartis all of Novartis’, its Affiliates’ and Sublicensees’ requirements for API Bulk Drug Substance for purposes of Developing and Commercializing Products (including for use in clinical studies and for Development or commercial Manufacturing purposes) for the Novartis Territory (“API Supply”).  Novartis shall pay Ophthotech for the API Supply at (a) [**].  Within [**] months after the Effective Date, the Parties shall enter into a clinical supply agreement (the “Clinical Supply Agreement”) pursuant to which Ophthotech or Ophthotech Affiliates will provide API Supply to Novartis for use in the Development of Products for the Novartis Territory.  If Novartis requires clinical supply of  the API Bulk Drug Substance to conduct clinical studies prior to execution of the Clinical Supply Agreement, the Parties shall mutually agree on the terms of such supply through the JMS.  Within [**] months after the Effective Date, the Parties shall enter into a commercial supply agreement (the “Commercial Supply Agreement” and, collectively with the Clinical Supply Agreement, the “Supply Agreement”) pursuant to which Ophthotech or Ophthotech Affiliates will provide API Supply to Novartis for use in the Commercialization of Products for the Novartis Territory.  Novartis and its Affiliates and Sublicensees shall use the API Bulk Drug Substance provided by Ophthotech solely for the Development of Products in accordance with the Development Plan and for the Commercialization of Products in accordance with this Agreement.  The Supply Agreement to be agreed by the Parties shall include customary contract manufacturing and supply conditions, including equitable supply allocation, to be reasonably agreed upon, back-up and business continuity measures, audit or inspection rights necessary to comply with Manufacturing requirements, cooperation in resolution of Product complaints and to ensure compliance with other Manufacturing responsibilities, non-conforming product acceptance and replacement terms for the API Bulk Drug Substance, and any customary quality, technical and regulatory requirements.  The Parties will also enter into an appropriate quality agreement for the API Supply.

Section 6.04                             Pre-Filled Syringe Supply.

(a)                                 If Ophthotech exercises its option to opt-in to conduct clinical studies for Regulatory Approval purposes and Commercialization of the Pre-Filled Syringe for the Ophthotech Territory pursuant to Section 3.03, then, if such Pre-Filled Syringe is successfully Developed for the Novartis Territory, Novartis shall supply Pre-Filled Syringes to Ophthotech at

Novartis’ Manufacturing Cost for Development purposes (including for the Existing Fovista Clinical Program), and the Parties will discuss in good faith whether Novartis will provide commercial supply of Pre-Filled Syringes to Ophthotech directly or if such supply will be provided by a Third Party.  Ophthotech shall provide Novartis with reasonable advance notice if Ophthotech elects to Commercialize the Pre-Filled Syringe in the Ophthotech Territory, with such advance notice period to be discussed and agreed by the Parties, it being understood that such period shall be sufficient to enable Novartis to establish additional capacity, as necessary.

(b)                                 If the Parties agree that Novartis will provide commercial supply of Pre-Filled Syringes to Ophthotech directly, Novartis shall supply the Pre-Filled Syringes to Ophthotech at [**] pursuant to a supply agreement to be entered into by the Parties that will include equitable supply allocation, to be reasonably agreed upon, back-up and business continuity measures, audit or inspection rights necessary to comply with Manufacturing requirements, cooperation in resolution of Pre-Filled Syringe complaints and to ensure compliance with other Manufacturing responsibilities, non-conforming product acceptance and replacement terms for the API Bulk Drug Substance, reimbursing Novartis for significant investments related to establishing additional capacity for the Ophthotech Territory and any quality, technical and regulatory requirements.

(c)                                  If Novartis at its sole discretion determines that a Third Party will provide commercial supply Pre-Filled Syringes to Ophthotech, Novartis will use Commercially Reasonable Efforts to facilitate a direct relationship between Ophthotech and the relevant Third Party for commercial supply of the Pre-Filled Syringe for the Products to Ophthotech for the Ophthotech Territory on commercial terms to be negotiated and agreed directly by Ophthotech with such Third Party; provided that [**].

ARTICLE VII
FINANCIAL PROVISIONS

Section 7.01                             Upfront Payment.  Novartis shall pay Ophthotech a non-refundable, non-creditable, one-time payment of two hundred million dollars ($200,000,000), which amount includes consideration for the right to use the study data from the Existing Fovista Clinical Program.  Ophthotech’s invoice for such amount is set forth in Exhibit H hereto, which invoice shall be payable within [**] following the Effective Date.

Section 7.02                             Development and Approval Milestones

(a)                                 Existing Fovista Clinical Program Enrollment Milestones.  Ophthotech will promptly notify Novartis in writing of the achievement of the following milestone events, which such notice will be accompanied by an invoice for the corresponding milestone payment.  Novartis shall make the non-refundable, non-creditable, one-time payments to Ophthotech set forth below in accordance with Section 7.06 following the first-time actual achievement of the corresponding milestone event set forth below:

Milestone Event	Payment
(i) Enrollment of an aggregate of [**] patients comprising the sum of [**]	$	[**]
(ii) Enrollment of an aggregate of [**] patients comprising the sum of [**]	$	[**]
(iii) [**] with an aggregate enrollment of at least [**] patients.	$	[**]

(b)                                 Regulatory Approval Milestones.  Novartis shall promptly notify Ophthotech in writing of the achievement of each regulatory approval milestone event below and Ophthotech shall issue an invoice for the corresponding milestone payment.  Novartis shall make the corresponding non-refundable, non-creditable, one-time payment to Ophthotech set forth below in accordance with Section 7.06:

Milestone Event	Payment
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

Section 7.03                             Sales Milestones.  Novartis shall promptly notify Ophthotech in writing of the achievement of each sales-related milestone event below and Ophthotech shall issue an invoice for the corresponding milestone payment.  Novartis shall make the corresponding non-refundable, non-creditable, one-time payment to Ophthotech set forth below in accordance with Section 7.06:

Milestone Event	Payment
(a) first four (4) consecutive Calendar Quarter period in which total aggregate Net Sales of Products in the Novartis Territory exceed $[**]	$	[**]
(b) first four (4) consecutive Calendar Quarter period in which total aggregate Net Sales of Products in the Novartis Territory exceed $[**]	$	[**]
(c) first four (4) consecutive Calendar Quarter period in which total aggregate Net Sales of Products in the Novartis Territory exceed $[**]	$	[**]
(d) first four (4) consecutive Calendar Quarter period in which total aggregate Net Sales of Products in the Novartis Territory exceed $[**]	$	[**]
(e) first four (4) consecutive Calendar Quarter period in which total aggregate Net Sales of Products in the Novartis Territory exceed $[**]	$	[**]

The foregoing sales milestone payments may be earned based on Net Sales in the same or overlapping four consecutive Calendar Quarter period(s) (e.g., if the first two milestone events were achieved in the first four consecutive Calendar Quarter periods after product launch, both milestone payments shall become payable).  If a milestone payment set forth above in this Section 7.03 is earned based on Net Sales over a period that is shorter in duration than four Calendar Quarters, such payment shall become payable after the end of the earliest Calendar Quarter in which Net Sales sufficient to satisfy the applicable milestone event conditions were made.

For clarity, total aggregate Net Sales of Products for purposes of this Section 7.03 shall be calculated on a rolling basis with respect to each four (4) consecutive Calendar Quarter period, i.e., following the end of a Calendar Quarter, such Calendar Quarter shall replace the earliest of the four Calendar Quarters previously included in total aggregate Net Sales of Products, and the other three Calendar Quarters previously included in total aggregate Net Sales of Products shall continue to be included in total aggregate Net Sales of Products along with the Net Sales of Products in the Calendar Quarter just ended.

Section 7.04                             Royalties.

(a)                                 During Full Royalty Term.  Subject to Section 7.04(b) and Section 7.04(d), Novartis shall pay to Ophthotech royalties on a Product-by-Product and country-by-country basis during the applicable Full Royalty Term equal to:

(i)                                     with respect to Standalone Products, the greater of (A) [**] percent ([**]%) of aggregate Net Sales of Standalone Products in such country by Novartis, its Affiliates or Sublicensees and (B) the [**] times the number of units of Standalone Product sold in such country by Novartis, its Affiliates or Sublicensees; and

(ii)                                  with respect to Combination Products, the greatest of (A) [**] percent ([**]%) of the Standalone Product Net Price multiplied by the number of units of Combination Products sold in such country by Novartis, its Affiliates or Sublicensees, (B) [**] percent ([**]%) of aggregate Net Sales of Combination Products in such country by Novartis, its Affiliates or Sublicensees, and (C) the [**] times the number of units of Combination Product sold in such country by Novartis, its Affiliates and Sublicensees.

(b)                                 Reduction for Loss of Market Exclusivity During Full Royalty Term.  Subject to further reduction pursuant to Section 7.04(d), Novartis shall pay to Ophthotech royalties on a Product-by-Product and country-by-country basis, during any Calendar Year in the applicable Full Royalty Term for which a Loss of Market Exclusivity exists with respect to such Product in such country, on aggregate Net Sales of such Product in such country by Novartis, its Affiliates or Sublicensees in an amount equal to [**] percent ([**]%) of the royalties set forth in Section 7.04(a).  Once Loss of Market Exclusivity exists with respect to a Product in a country, it will be deemed to continue to exist thereafter with respect to such Product in such country unless Ophthotech requests in writing that Loss of Market Exclusivity with respect to a Product in a country be re-evaluated, in which case the existence of such Loss of Market Exclusivity, and any corresponding reduction pursuant to this Section 7.04(b), shall depend on whether the criteria set forth in the definition of Loss of Market Exclusivity are still met with respect to such Product in such country.

(c)                                  During Reduced Royalty Term.  Subject to further reduction pursuant to Section 7.04(d), Novartis shall pay to Ophthotech royalties on a Product-by-Product and country-by-country basis during the applicable Reduced Royalty Term on aggregate Net Sales of such Product in such country by Novartis, its Affiliates or Sublicensees in an amount equal to [**] percent ([**]%) of the royalties set forth in Section 7.04(a).

(d)                                 Reduction for Third Party Patent Rights.  If Novartis (or its Affiliates or Sublicensees) is required to make royalty payments under any license granted under any agreement entered into with any Third Party for Patent Rights to Develop, Manufacture or Commercialize a Product, and the Parties had mutually agreed that such license was necessary to permit Novartis’ use or incorporation of Fovista in any Product or any formulation technology used to incorporate Fovista into any Co-Formulated Product and had mutually agreed to the terms of such license in advance (each, a “Third Party License”), then, on a Calendar Quarter, country-by-country and Product-by-Product basis, Novartis may offset a percentage of such royalty amounts against its royalty obligations to Ophthotech with respect to the applicable Product, where such percentage is equal to the [**]; provided, however, that such offset shall not reduce the royalty payable to Ophthotech for such Product by more than [**] percent ([**]%) of the otherwise payable royalty amount for such Product in any Calendar Quarter by operation of this provision.  Any amount that Novartis is entitled to deduct but that is reduced by the limitation in the preceding sentence will be carried forward and Novartis may deduct such amount from subsequent royalties (subject always to the limitation in the preceding sentence) until the full amount that Novartis was entitled to deduct is deducted.

(e)                                  Payments under Existing Fovista Agreements.  Notwithstanding Section 7.04(d) above, Ophthotech shall be responsible for the reporting and payment of royalty obligations, if any, due to Third Parties for Fovista and for Ophthotech IP that is licensed by Ophthotech and sublicensed to Novartis under this Agreement in accordance with the terms of the Existing Fovista Agreements.

(f)                                   Adjustments to Royalty Rates.  Novartis shall notify Ophthotech if Novartis reasonably determines that Novartis’ profitability with respect to a Product has been materially reduced as a result of government-mandated price decreases in any country in the Novartis Territory.  In any such event, the Parties shall engage in good faith discussions as to whether to make any mutually agreed equitable adjustment to the royalty rates set forth in this Section 7.04 with respect to Net Sales of such Product in such country.

Section 7.05                             Royalty Reports.  Within [**] days after the end of each Calendar Quarter during any Full Royalty Term or Reduced Royalty Term, Novartis shall submit to Ophthotech a report, on a Product-by-Product and country-by-country basis, providing the Net Sales (including units sold) of Product(s) during such Calendar Quarter and Standalone Product Net Prices for such Calendar Quarter and the calculation of the applicable royalties under Section 7.04.  Ophthotech shall issue an invoice to Novartis for royalties following receipt of such report.

Section 7.06                             Payments.  The paying Party shall pay all correct invoices issued under this Agreement within [**] days from date of invoice from the receiving Party, including invoices issued by Ophthotech for milestones and royalties under this ARTICLE VII and Development Costs under Section 4.09(f).

Section 7.07                             Records; Audits.  Each Party shall keep, and shall cause its applicable Affiliates and Sublicensees to keep, complete, true and accurate records in accordance to its Accounting Standards of the items underlying Development Costs, Net Sales, Manufacturing Costs and Third Party Patent Rights royalties, other license fees and other payments relating to the reports and payments required by this Agreement.  Each Party and its applicable Affiliates and Sublicensees shall keep such books and records for at least [**] years following the Calendar Year to which they pertain.  Each Party will have the right [**], at its own expense, to have an independent, internationally-recognized, certified public accounting firm (the “Auditor”), selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party, its Affiliates and Sublicensees in the location(s) where such records are customarily maintained upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the prior [**] month period.  Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to the audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  The Auditor shall have the right to disclose to the Parties only its conclusions regarding any payments owed under this Agreement.  Such inspection right shall not be exercised more than [**] and not more frequently than [**] with respect to records covering any specific period of time. In addition, the auditing Party shall only be entitled to audit the books and records of the audited Party from the [**] Calendar Years prior to the Calendar Year in which the audit request is made.  The auditing Party agrees to hold in confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law.  The Auditor shall provide its audit report and basis for any determination to the audited Party at the time such report is provided to the auditing Party before it is considered final.  If the review of such records reveals that the audited Party has failed to accurately report information pursuant to this Agreement, then the audited Party shall promptly pay to the auditing Party any resulting amounts due under this Agreement together with interest calculated in the manner provided in Section 7.11.  If the audited Party has underpaid by an amount greater than [**] percent ([**]%) of the amounts actually due for a Calendar Quarter under this Agreement, the audited Party shall pay the reasonable costs of such review.

Section 7.08                             Tax Matters.  Each Party will be solely responsible for taxes on the payments made to such Party under this Agreement and will otherwise be responsible for its own tax obligations.  Notwithstanding the foregoing, Novartis shall make all payments to Ophthotech hereunder from the United States or Switzerland, will not withhold any tax from payments made from the United States, and, for payments made from Switzerland, will not withhold any tax for so long as the applicable withholding rate in the double taxation treaty between the United States and Switzerland is zero percent (0%).

Section 7.09                             Currency Exchange.  All payments to be made by Novartis to Ophthotech shall be made in U.S. Dollars, to an Ophthotech bank account able to receive U.S. Dollars.  Net

Sales amounts used to calculate royalties and milestones shall be converted to U.S. Dollars in accordance with Novartis’ then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into U.S. Dollars.  Novartis shall give Ophthotech prompt written notice of any changes to Novartis’ customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion.

Section 7.10                             Blocked Payments.  If, by reason of applicable Laws in any country, it becomes impossible or illegal for Novartis or its Affiliate or Sublicensee to transfer, or have transferred on its behalf, royalties or other payments to Ophthotech, Novartis shall promptly notify Ophthotech of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Ophthotech in a recognized banking institution designated by Ophthotech or, if none is designated by Ophthotech within a period of [**] days, in a recognized banking institution selected by Novartis or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to Ophthotech.

Section 7.11                             Late Payments.  The paying Party shall pay interest to the receiving Party on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the lesser of (a) [**] or (b) [**], calculated on the number of days such payment is paid after the date such payment is due, and compounded monthly.

Section 7.12                             Resolution of Disputes.  If there is a dispute, claim or controversy relating to any financial obligation by one Party to the other Party pursuant to this Agreement, such Party shall provide such other Party with written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute within [**] Business Days after the date such written notice is received.  If no such resolution is reached by the Parties, the dispute shall be resolved through the procedures set forth in ARTICLE XII.

ARTICLE VIII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

Section 8.01                             Ownership of Intellectual Property.

(a)                                 Existing IP.  Nothing in this Agreement shall affect Ophthotech’s ownership of the Ophthotech IP existing as the Effective Date or Novartis’ ownership of the Novartis IP existing as of the Effective Date, which in each case shall remain owned by the Party having such rights.

(b)                                 IP Arising in Collaboration.  Each Party shall promptly notify the other Party of any new Intellectual Property created by such Party during the Term in the performance of this Agreement.  Any such Intellectual Property shall be owned as follows:

(i)                                     any such Intellectual Property solely related to Fovista shall be owned by Ophthotech, included within the Ophthotech IP and included in the licenses granted to Novartis pursuant to Section 3.01;

(ii)                                  any such Intellectual Property solely related to a Novartis Anti-VEGF Product, and any Intellectual Property or other rights to the Pre-Filled Syringe invented, created or developed solely by or on behalf of Novartis, shall be owned by Novartis, included within the Novartis IP and included, if and as applicable, in the licenses granted to Ophthotech pursuant to Section 3.02;

(iii)                               any other such Intellectual Property that is solely invented, created or developed by or on behalf of one Party or its Affiliates (and not by or on behalf of the other Party or its Affiliates) shall be owned by the inventing, creating or developing Party (“Novartis Collaboration IP” or “Ophthotech Collaboration IP”, as applicable); and

(iv)                              any other such Intellectual Property that is created jointly by or on behalf of both of the Parties or their Affiliates shall be jointly owned by the Parties on the basis of each Party having an undivided interest in the whole (“Joint Collaboration IP”).  Subject to the terms and conditions of this Agreement, each Party shall have the right to exploit Joint Collaboration IP as it may determine, without any duty to account to the other Party or obtain the other Party’s consent for any such exploitation.

(v)                                 Questions of inventorship or authorship for purposes of determining whether new Intellectual Property created during the Term in the performance of this Agreement is Novartis Collaboration IP, Ophthotech Collaboration IP, or Joint Collaboration IP shall be resolved in accordance with United States patent or copyright Laws, as applicable.

(c)                                  Assignment of Ownership.  Each Party shall and hereby does assign to the other Party any right, title and interest it may have in any Intellectual Property that is to be owned by the other Party pursuant to this Section 8.01, and agrees to execute such documents and take such other actions reasonably requested by the other Party, to the extent necessary to give effect to the ownership allocation set forth in this Section 8.01.

Section 8.02                             Handling of Patent Rights.

(a)                                 By Novartis.  Novartis shall have the sole right to Handle Patent Rights included in the Novartis IP or the Novartis Collaboration IP worldwide (“Novartis Patent Rights”).

(b)                                 By Ophthotech.  Ophthotech shall have the sole right to Handle Patent Rights included in the Ophthotech IP or the Ophthotech Collaboration IP worldwide (“Ophthotech Patent Rights”).

(c)                                  Joint Patent Rights.  The Parties will jointly control the Handling of Patent Rights included in the Joint Collaboration IP (“Joint Patent Rights”).  Ophthotech shall have primary responsibility for Handling Joint Patent Rights in the Ophthotech Territory and Novartis shall have primary responsibility for Handling Joint Patent Rights in the Novartis Territory.  If a Party elects not to Handle any Joint Patent Right for which it has primary responsibility (or, after commencement of such Handling, desires to cease Handling any Joint Patent Right), then such Party shall notify the other Party of such election and such other Party shall be entitled to Handle such Joint Patent Right in the applicable jurisdiction.

(d)                                 Costs and Expenses.  The Party Handling any Patent Right under this Section 8.02 shall bear one hundred percent (100%) of the costs thereof.

(e)                                  Cooperation.  Each Party agrees to cooperate with the other with respect to Handling Patent Rights pursuant to this Section 8.02.  With respect to Joint Patent Rights, or any other Patent Right Covering any Product in the Field in the Novartis Territory, the Party responsible for Handling such Patent Rights shall provide the other Party with advance copies (which may be in draft form) of all material filings as well as copies of all material correspondence from the relevant patent office, in each case relating to such Patent Rights, and shall consider in good faith all comments from such other Party relating to such filings and correspondence.

Section 8.03                             Third Party Infringement.

(a)                                 Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the Ophthotech Patent Rights, Novartis Patent Rights or Joint Patent Rights, in each case that Cover any Product in the Field in the Novartis Territory or (ii) other unauthorized use or violation of any of the Ophthotech IP, Novartis IP or Collaboration IP, in each case relating to any Product in the Field in the Novartis Territory, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use or violation.

(b)                                 Enforcement Rights.  Subject to the provisions of any Third Party license agreement under which Ophthotech’s rights in Ophthotech IP or Ophthotech Collaboration IP, or either Party’s rights in the Joint Collaboration IP, are granted:

(i)                                     Ophthotech shall have the first right, but not the obligation, to institute, prosecute and control any action or proceeding that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement, unauthorized use, or violation of) or otherwise enforce any of the Ophthotech IP, Ophthotech Collaboration IP or Joint Collaboration IP against Third Parties Developing, Manufacturing or Commercializing products that are competitive with Products in the Field in the Novartis Territory through counsel of its own choice.  Prior to instituting any such action or proceeding, Ophthotech will give Novartis at least [**] days’ notice of its intention to institute any such action or proceeding.  Ophthotech shall consider in good faith any comments from Novartis prior to instituting any such action or proceeding.  Novartis may elect to contribute [**] percent ([**]%) of the costs and expenses of such action or proceeding by providing written notice to Ophthotech within [**] days of the notice specified in Section 8.03(a).  Should Novartis elect to contribute [**] percent ([**]%) of the costs and expenses of such action or proceeding, the Parties agree that  there will be joint consensus decision-making relating to enforcement strategy for the Products in the Field for the Novartis Territory; in the case there may be an adverse effect on the Ophthotech IP, the Ophthotech Collaboration IP or Joint Collaboration IP in the Ophthotech Territory, Ophthotech shall have final decision-making authority relating to such action.

(ii)                                  If Ophthotech fails to initiate a suit or take other appropriate action pursuant to Section 8.03(b)(i) within [**] days of the notice specified in Section 8.03(a) (or within [**] days in the case of any action brought under a non-U.S. version of the Hatch-Waxman Act), then Novartis may, in its discretion, provide Ophthotech with written notice of Novartis’ intent to initiate a suit or take other appropriate action.  If Novartis provides such notice and Ophthotech fails to initiate a suit or take such other appropriate action within [**] days after receipt of such notice from Novartis, then Novartis shall have the right (but not the obligation) to bring an action against Third Parties Developing, Manufacturing or Commercializing products that are competitive with Products in the Field in the Novartis Territory.  If Novartis is not permitted (e.g., for local legal reasons) to bring such action and requests Ophthotech to bring such action on Novartis’ behalf, then Ophthotech shall bring such action at Novartis’ sole cost and expense.

(iii)                               Neither Party shall settle or compromise any action or proceeding under this Section 8.03(b) without the consent of the other Party, which consent shall not be unreasonably withheld.

(c)                                  Novartis Sole Right to Enforce.  Subject to the provisions of any Third Party license agreement under which Novartis’ rights in Novartis IP or Novartis Collaboration IP are granted, and subject to Ophthotech’s rights pursuant to Section 3.04, Novartis shall have the sole right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement, unauthorized use, or violation of) or otherwise enforce any of the Novartis IP or Novartis Collaboration IP worldwide.

(d)                                 Ophthotech Sole Right to Enforce.  Subject to the provisions of any Third Party license agreement under which Ophthotech’s rights in Ophthotech IP or either Party’s rights in the Collaboration IP are granted, Ophthotech shall have the sole right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement, unauthorized use, or violation of) or otherwise enforce (i) the Joint Collaboration IP in the Ophthotech Territory against Third Parties Developing, Manufacturing or Commercializing products that are competitive with Products in the Field, and (ii) subject to Section 8.03(b), the Ophthotech IP and the Ophthotech Collaboration IP worldwide.

(e)                                  Conduct of Certain Actions; Costs.  The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 8.03(b), Section 8.03(c) or Section 8.03(d), but with regards to Section 8.03(b) Ophthotech will consider in good faith any comments on the choice of counsel received from Novartis.  If required under applicable Law in order for the initiating Party to initiate or maintain such suit, the other Party shall join as a party to the suit.  Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Section 8.03(b), Section 8.03(c) and Section 8.03(d), including the fees and expenses of the counsel selected by it, unless Novartis elects to contribute [**] percent ([**]%) of the costs in accordance with Section 8.03(b).  The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(f)                                   Recoveries.  With respect to any suit or action referred to in Section 8.03(b), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)                                     first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered; and

(ii)                                  second, any remainder shall be paid [**] percent ([**]%) to Novartis and [**] percent ([**]%) to Ophthotech.

(g)                                  Patent Invalidity Claim.  If a Third Party at any time asserts a counterclaim to a patent infringement claim initiated by a Party that any Ophthotech Patent Right or Joint Patent Right that Covers the Product in the Field is invalid or otherwise unenforceable (an “Invalidity Claim”), control of the response to such claim in the Field in the Novartis Territory shall, as between the Parties, be determined in the same manner as enforcement rights with respect to such Patent Right are determined pursuant to Section 8.03(b), with the time periods set forth in Section 8.03(b) shortened where necessary to provide Ophthotech sufficient time to respond without a loss of rights, and the non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of such response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim.  Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.  If the Invalidity Claim does not arise in connection with a suit or action referred to in Section 8.03(b)(i), Control of and the costs and expenses of responding to the Invalidity Claim shall be borne by the Party responsible for Handling the applicable Patent Right in accordance with Section 8.02.

Section 8.04                             Claimed Infringement.  If a Party becomes aware of any claim that the Development, Manufacture or Commercialization of a Product infringes or otherwise violates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action and any settlement of such claim.  Each Party shall have an equal right to participate in any settlement discussions that are held with such Third Parties.  If there is a dispute between the Parties as to whether or not a Third Party Patent Right Covers the Product, the Parties agree to select an independent patent counsel to decide whether or not the subject Third Party Patent Right Covers the Product.  The Parties agree that if such patent counsel determines that the subject Third Party Patent Right Covers the Product, they will accept such determination for purposes of Section 7.04(d), if applicable.  If the decision is that the subject Third Party Patent Right does not Cover the Product or is invalid, either Party may still obtain a license, but shall be solely responsible for any payment obligation to the Third Party.  Each Party shall provide to the other Party copies of any notices it receives from any Third Party regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or other violation of Third Party intellectual property rights relating to the Development, Manufacture or Commercialization of the Products.  Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof.

Section 8.05                             Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension (including those extensions available under the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights in the Novartis Territory Controlled by either Party that Cover a Product in the Field.  The Parties shall, if necessary and appropriate, use Commercially Reasonable Efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue in the Novartis Territory, the patent or the claims of the patent shall be selected on the basis of the scope, enforceability and remaining term of the patent in the relevant country or region.  All filings and costs for such extensions shall be made by the Party responsible for Handling the applicable Patent Right in accordance with Section 8.02.

Section 8.06                             License Recordals.  The Parties shall cooperate, if necessary and appropriate, with each other in recording any license agreements wherever applicable to Patent Rights in the Novartis Territory that Cover a Product in the Field at Novartis’ sole cost and expense.

Section 8.07                             Patent Marking.  Each Party agrees to comply with the patent marking statutes in each country in which any Product is sold by such Party, its Affiliates or its sublicensees.

Section 8.08                             Trademarks.

(a)                                 Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

(b)                                 Unless otherwise agreed in writing by the Parties at the time of determining the Product Positioning and Branding Strategy, and subject to any Third Party rights in the relevant Trademarks, Ophthotech shall own the Product Trademarks for the name and logo of the Standalone Product worldwide, and Novartis will own the Product Trademarks for the name and logo of the Combination Products, the Product Trademark for the name and logo of the Pre-Filled Syringe and the Trademark for the name and logo of Novartis Anti-VEGF Products worldwide.  The Party owning a Trademark pursuant to this Section 8.08(b) shall be exclusively entitled to register and be the owner of the domain names corresponding to or containing such Trademark in any generic Top Level Domains (gTLDs), including the new and to be introduced gTLDs.  The Party owning a Trademark shall also own all goodwill associated therewith throughout the world.

(c)                                  All Product Trademarks and other Trademarks referred to in Section 8.08(b) shall, other than as set forth in Section 8.08(b), be owned by Novartis in the Novartis Territory and by Ophthotech in the Ophthotech Territory.

(d)                                 Each Party shall and hereby does assign to the other Party any right, title and interest it may have in any Trademark that is to be owned by the other Party pursuant to Section 8.08(b) and Section 8.08(c), and agrees execute such documents and take such other actions reasonably requested by the other Party, to the extent necessary to give effect to the ownership allocation set forth in Section 8.08(b) and Section 8.08(c).

(e)                                  Neither Party shall use any Product Trademark to identify any product other than a Product.

(f)                                   The Parties agree that the quality of the Products and the Manufacture and Commercialization thereof shall be consistent with the highest standards of quality in the pharmaceuticals industry.  In addition, each Party, its Affiliates and Sublicensees shall comply strictly with the other Party’s trademark style and usage standards that such other Party communicates to such Party from time to time in connection with the use by such Party, its Affiliates and Sublicensees of Trademarks Controlled by such other Party.  Each Party shall at its own expense, at the request of the other Party from time to time, submit to such other Party for approval a reasonable number of production samples of any Product Commercialized by such Party, its Affiliates and Sublicensees using a Product Trademark Controlled by such other Party and related packaging materials, other than those Products Manufactured by or on behalf of such other Party.  If the Party Controlling the applicable Product Trademark reasonably objects to the usage of such Product Trademark in connection with any sample (other than samples produced by or on behalf of such Party), it shall give written notice of such objection to the other Party within [**] days of receipt by such Party of such sample, specifying the way in which such usage of such Party’s Product Trademark fails to meet the style, usage or quality standards for the Product set forth in the first two sentences of this Section 8.08(f), and such other Party shall immediately cease, and shall cause its Affiliates and Sublicensees to cease, sale and distribution of any unit of the Product that fails to meet the style, usage or quality standards in the same manner as the sample objected to by such Party.  If such other Party or any of its Affiliates or Sublicensees wishes to continue to distribute and sell such Product, such Party must remedy the failure and submit further samples to such Party for approval.

(g)                                  Except for the governance requirement to jointly agree the Product Positioning and Branding Strategy and subject to any Third Party rights in the relevant Trademarks, Novartis shall be solely responsible for implementing such strategy and Trademark matters, including Product Trademark matters, in the Novartis Territory at Novartis’ cost, including decision-making, filing, litigation, customs registrations and enforcement, and Ophthotech shall be solely responsible for implementing such strategy and Trademark matters, including Product Trademark matters in the Ophthotech Territory at Ophthotech’s cost, including decision-making, filing, litigation, customs registrations and enforcement.  Novartis shall have the first right to enforce the Product Trademarks in the Novartis Territory, at Novartis’ cost and with the reasonable information to and assistance of Ophthotech, and Ophthotech shall have the first right to enforce the Product Trademarks in the Ophthotech Territory, at Ophthotech’s cost and with the reasonable information to and assistance of Novartis.

(h)                                 If either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party. The Parties shall cooperate and inform each other of relevant activities in their respective territory and consider in good faith the other Party’s feedback if there is the potential for an impact to the other Party’s territory.

(i)                                     Except as otherwise stated in this Agreement, Novartis shall not, and shall ensure that its Affiliates and Sublicensees do not, without Ophthotech’s prior written approval, use or seek to register any Trademark or domain name consisting of, or containing “Fovista” or any other Product Trademark of Ophthotech.

(j)                                    Except as otherwise stated in this Agreement, Ophthotech shall not, and shall ensure that its Affiliates and Sublicensees do not, without Novartis’ prior written approval, use or seek to register any Trademark or domain name consisting of, or containing “Lucentis” or any other Product Trademark of Novartis, or any Trademark of Novartis for Novartis Anti-VEGF Products.

ARTICLE IX
CONFIDENTIALITY AND PUBLICITY

Section 9.01                             Confidential Information.  Subject to the other provisions of this ARTICLE IX, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  As used herein, “Confidential Information” means confidential strategy, development plans, research information, technology, devices, products, clinical trial designs, clinical and pre-clinical data or other business information, objectives or technical information in any form or medium of a Party or its Affiliates disclosed by or on behalf of a Party in connection with this Agreement, whether prior to, on or following the Effective Date and whether disclosed orally, electronically, by observation or in writing.  The terms of this Agreement shall be considered Confidential Information hereunder.  The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 9.01 shall not apply to any Confidential Information that:

(a)                                 was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);

(b)                                 is or becomes generally known or part of the public domain through no fault of the receiving Party;

(c)                                  is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party; or

(d)                                 is independently developed by personnel of the receiving Party who did not have access to the other Party’s Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).

In addition, if either Party is required to disclose Confidential Information of the other Party by applicable Law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, including Nasdaq, such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed.

Section 9.02                             Employee, Consultant and Advisor Obligations.  Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors, licensors and permitted subcontractors, licensees and distributors, and to the employees, consultants, advisors and permitted subcontractors, licensees and distributors of the receiving Party’s Affiliates, who in such Party’s reasonable judgment have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially equivalent to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 9.01.

Section 9.03                             Permitted Disclosures.  Either Party may disclose to bona fide potential investors, lenders and acquirors/acquirees, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, or to bona fide potential Sublicensees, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.  In addition, Ophthotech may disclose the existence and terms of this Agreement to the counterparties to the Existing Fovista Agreements and Novartis may disclose the existence and terms of this Agreement to counterparties to agreements to which Novartis is a party as of the Effective Date, to the extent necessary for Ophthotech and Novartis respectively to comply with their obligations under such agreements; provided that each such counterparty to whom Ophthotech or Novartis discloses such information is subject to obligations of confidentiality and non-use with respect to such information substantially equivalent to the obligations of confidentiality and non-use of Ophthotech pursuant to Section 9.01.

Section 9.04                             Responsibility for Compliance.  Ophthotech or Novartis, as applicable, shall remain responsible for any failure by any Person to whom such Party discloses the other Party’s Confidential Information pursuant to Section 9.02 or Section 9.03 to treat such information as required under Section 9.01 (as if such Person were a Party directly bound to the requirements of Section 9.01).

Section 9.05                             Publicity.

(a)                                 The Parties shall issue press releases as set forth on Exhibit K hereto following the Effective Date.

(b)                                 Neither Party shall, without the prior written consent of the other Party, not to be unreasonably withheld or delayed, issue any other press release or make any public announcement (whether verbally or in writing) to any Third Party that (i) references the other Party (other than pre-agreed language for ownership of trademarks); (ii) references joint activities under this Agreement; and (iii) relates to this Agreement or the other Party.  A Party’s consent shall not be required to the extent such press release or public announcement (A) is required by securities law disclosure requirements or otherwise required by applicable Laws, or legal process, in which event the Party issuing such press release or making such public announcement will, to the extent possible, provide the other Party with advance notice and a draft thereof and reasonably consider any timely comment with respect thereto provided by such other Party, (B) is of any subject matter included in any prior press release or public announcement, or (C) is limited to any of the matters set forth in Exhibit I hereto (with respect to which Ophthotech shall provide Novartis with a copy of such press release or public announcement prior to public disclosure, if possible, for informational purposes, which copy shall be Ophthotech’s Confidential Information prior to its public disclosure).

(c)                                  Subject to Section 9.05(b) where consent is not required, any Party proposing to make a press release or public announcement requiring the other Party’s consent shall provide the proposed text to the other Party for its review prior to the date of disclosure.  The reviewing Party shall provide its consent (which consent may be conditioned on such Party’s agreement to implement the reviewing Party’s reasonable revisions to the proposed text) no later than [**] Business Days after the proposing Party’s delivery of the proposed text.

Section 9.06                             Publications.

(a)                                 Prior to EU Regulatory Approval of the Standalone Product, nothing herein (except the applicable provisions of Section 9.06(d)) shall prevent Ophthotech (or a Third Party on its behalf) from publishing or presenting data or results relating to Fovista, including from the Existing Fovista Clinical Program or any other studies conducted by Ophthotech for Regulatory Approval (including label extension studies) for Fovista in the Ophthotech Territory.

(b)                                 Subject to the restrictions provided below in this Section 9.06, Ophthotech may, as of the Effective Date, and Novartis may, following EU Regulatory Approval of the Standalone Product, publish or present the results of Development carried out by such Party on a Product following review by the other Party for patentability and protection of such other Party’s Confidential Information.

(c)                                  Each Party shall provide the other Party and the JOC (or its nominated Subcommittee or Working Group) with a copy of each proposed publication pursuant to subsection (b) above at least [**] days in advance of submission for publications in peer-reviewed publications and a least [**] Business Days in advance of submission for posters, abstracts and oral presentations or scientific publications.  If a proposing Party does not receive feedback from the other Party or the JOC (or its nominated Subcommittee or Working Group) during the applicable review period, then it is deemed that there is a non-objection by the receiving Party to the content of such publication.

(d)                                 The Parties will cooperate to remove a Party’s Confidential Information following such Party’s request and reasonably cooperate on timing for late-breaking or otherwise urgent submission requirements. A reviewing Party, acting in good faith, may delay publication of a publication proposed pursuant to subsection (b) above for up to [**] days to secure related Intellectual Property rights in the subject matter of the publication.

(e)                                  The publications process set forth in this Section 9.06 shall not apply to Investigator Sponsored Clinical Studies or follow-on publications with similar subject matter in relevant countries after the first multi-site publication is agreed.

Section 9.07                             No Liability for Public Disclosures by Other Party.  Nothing in this Agreement shall be construed to impose upon either Party any liability or other obligation (either to the other Party or to any other Person) with respect to any press release, publication or other form of public disclosure or statement of the other Party.

ARTICLE X
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS; INDEMNIFICATION

Section 10.01                      Representations of Authority.  Ophthotech and Novartis each represents and warrants to the other Party that, as of the Effective Date, it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement that it has the right to grant to the other the licenses granted pursuant to this Agreement, and that it has taken all corporate action required by applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 10.02                      Consents.  Ophthotech and Novartis each represents and warrants to the other Party that, except for any Regulatory Approval, pricing or reimbursement approval, manufacturing approval or similar approval necessary for the Development, Manufacture or Commercialization of the Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

Section 10.03                      No Conflict.  Ophthotech and Novartis each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses granted or to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of any Law existing as of the Effective Date applicable to such Party, (b) do not conflict with or result in a breach of any provision of its organizational documents, and (c) do not materially conflict with, violate, breach or constitute a default under any contractual obligation of such Party or any of its Affiliates existing as of the Effective Date.  Each Party shall comply with all Laws applicable to the Development, Manufacture and Commercialization of the Products.

Section 10.04                      Enforceability.  Ophthotech and Novartis each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

Section 10.05                      No Debarment.  (a) Ophthotech represents, warrants and covenants to Novartis that as of the Effective Date, Ophthotech nor any of its Affiliates, nor, to its knowledge, any other Person involved in the Development of any Product prior to the Effective Date has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or comparable Laws in the Novartis Territory, as applicable, and (b) Ophthotech and Novartis each represents, warrants and covenants to the other Party that neither such Party nor any of its Affiliates will knowingly use in any capacity, in connection with the Development of any Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section, or comparable Laws in the Novartis Territory, as applicable.  Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or comparable Laws in the Novartis Territory, as applicable, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development of any Product.

Section 10.06                      Additional Representations and Warranties of Ophthotech.  Ophthotech represents, warrants and covenants to Novartis that, as of the Effective Date:

(a)                                 Exhibit A sets forth a complete and accurate list of all Ophthotech Product Patent Rights in the Novartis Territory in existence as of the Effective Date, indicating the owner, licensor or co-owner(s) thereof if any such Ophthotech Product Patent Rights is not solely owned by Ophthotech.

(b)                                 Other than as set forth on Exhibit A or as provided in the Existing Fovista Agreements, Ophthotech: (i) is the sole and exclusive owner or exclusive licensee in the Field of all right, title and interest in and to the Ophthotech Product Patent Rights free from any and all claims, charges, equitable interests, liens, mortgages, pledges, options, licenses, assignments, powers of sale, retentions of title, rights of pre-emption, rights of first refusal or security interests of any kind and (ii) is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in the Ophthotech Product Patent Rights.

(c)                                  Ophthotech has the right to use and disclose and to enable Novartis to use and disclose (in each case under appropriate conditions of confidentiality) all Know-How and Confidential Information included in the Ophthotech IP in the Field in the Novartis Territory, free, except as provided in the Existing Fovista Agreements, from any and all claims, charges, equitable interests, liens, mortgages, pledges, options, licenses, assignments, powers of sale, retentions of title, rights of pre-emption, rights of first refusal or security interests of any kind.

(d)                                 As to the Manufacture of Products by Novartis for the Novartis Territory or to supply Ophthotech, Novartis shall not be subject to the U.S. manufacturing preference provisions of Public Law 96 517 (35 U.S.C. 200-204), as amended, or any similar obligations under the Laws of any other country as a consequence of any government funding relationship to which Ophthotech or any of its licensors under the Existing Fovista Agreements is a party.

(e)                                  Other than as set forth on Exhibit A, Ophthotech has obtained from all individuals who participated in any respect in the invention or authorship of any Ophthotech IP effective assignments of all ownership rights of such individuals in such Ophthotech IP, either pursuant to written agreement or by operation of law, and all of its employees, officers, and consultants have executed agreements or have existing obligations under applicable Laws requiring assignment to Ophthotech of all inventions made during the course of and as the result of their association with Ophthotech and obligating the individual to maintain as confidential Ophthotech’s Confidential Information as well as confidential information of other Persons (including Novartis and its Affiliates) which such individual may receive, to the extent required to support Ophthotech’s obligations under this Agreement.

(f)                                   The Ophthotech Product Patent Rights are existing and, to Ophthotech’s knowledge, are each valid and enforceable without any claims, challenges, oppositions, interference or other proceedings pending or threatened, Ophthotech has filed and prosecuted patent applications within the Ophthotech Product Patent Rights in good faith and complied with all duties of disclosure with respect thereto, and Ophthotech has not intentionally committed any act, or intentionally omitted to commit any act, that may cause the Ophthotech Product Patent Rights to expire prematurely or be declared invalid or unenforceable.

(g)                                  All material application, registration, maintenance and renewal fees in respect of the Ophthotech Product Patent Rights owned by Ophthotech have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Ophthotech Product Patent Rights.

(h)                                 Ophthotech is not aware of any claim made against it (i) asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Ophthotech Product Patent Rights or (ii) challenging Ophthotech’s Control of the Ophthotech Product Patent Rights or making any adverse claim of ownership thereof.  Ophthotech has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Ophthotech IP, nor have any such proceedings been threatened by Ophthotech, nor does Ophthotech know of any valid basis for any such proceedings.

(i)                                     Ophthotech has not granted any license to any Third Party under the Ophthotech IP that is materially inconsistent with the licenses granted to Novartis hereunder.

(j)                                    To Ophthotech’s knowledge as of the Effective Date, the making, using, selling, offering for sale or importation of Fovista as a Standalone Product, as formulated and Manufactured as of the Effective Date, in the Novartis Territory as contemplated in this Agreement does not and will not infringe, interfere with or result in the misappropriation of any Third Party IP rights existing as of the Effective Date.

(k)                                 (i) No claim of infringement of the Patent Rights or Trademark rights of any Third Party or of misappropriation of any other Third Party IP has been made nor, to Ophthotech’s knowledge, threatened against Ophthotech or any of its Affiliates with respect to the Development, Manufacture or Commercialization of Fovista, except as disclosed to Novartis by Ophthotech as of the Effective Date, and (ii) there are no other claims, judgments or settlements against or owed by Ophthotech or to which Ophthotech is a party or, to Ophthotech’s knowledge, pending or threatened claims or litigation, in either case relating to Fovista.

(l)                                     All material information Ophthotech has made available to Novartis relating to Fovista and the Development of Fovista as conducted to date is accurate in all material respects and does not contain any untrue statement of a material fact.

(m)                             Ophthotech will conduct all of its activities under this Agreement in a professional and workmanlike manner, consistent with prevailing industry practices.

(n)                                 Ophthotech has provided Novartis with complete and correct copies of each of the Existing Fovista Agreements as of the Effective Date.  To Ophthotech’s knowledge,

such agreements remain in full force and effect as of the Effective Date and such agreements are the only agreements as of the Effective Date between Ophthotech and any Third Party pursuant to which Ophthotech is granting a sublicense to Novartis under this Agreement.  Ophthotech represents and warrants to Novartis that, to Ophthotech’s knowledge as of the Effective Date, Ophthotech is in compliance in all material respects with the terms of the Existing Fovista Agreements, and shall use Commercially Reasonable Efforts not to take or omit to take any action that would constitute a breach of any Existing Fovista Agreement and will not enter into any amendment to or terminate any Existing Fovista Agreement, which breach or amendment would be reasonably likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Products in the Field in the Novartis Territory.  Ophthotech shall provide Novartis promptly with notice of the occurrence of any such breach or amendment or termination (or Ophthotech’s receipt of notice of an allegation of any such breach).

Section 10.07                      Additional Representations and Warranties of Novartis.  Novartis represents, warrants and covenants to Ophthotech that, as of the Effective Date:

(a)                                 Without limiting Section 3.11, Novartis has not granted any license to any Third Party that is materially inconsistent with the licenses granted or to be granted to Ophthotech hereunder.

(b)                                 To Novartis’ knowledge as of the Effective Date, the making, using, selling, offering for sale or importation of any Novartis Anti-VEGF Product, each as contemplated by this Agreement, does not and will not infringe, interfere with or result in the misappropriation of any Third Party IP existing as of the Effective Date.

(c)                                  All of its employees, officers, and consultants have executed agreements or have existing obligations under applicable Laws requiring assignment to Novartis of all inventions made during the course of and as the result of their association with Novartis and obligating the individual to maintain as confidential Novartis’ Confidential Information as well as confidential information of other Persons (including Ophthotech and its Affiliates) which such individual may receive, to the extent required to support Novartis’ obligations under this Agreement.

(d)                                 All material information Novartis has made available to Ophthotech relating to the Development, Manufacture or Commercialization of the Products in the Field, including the Novartis Anti-VEGF Products and the Pre-Filled Syringe, is accurate in all material respects and does not contain any untrue statement of a material fact.

(e)                                  To Novartis’ knowledge after due inquiry of its Affiliates involved in pre-clinical or later stage Development or Commercialization of branded prescription pharmaceutical products in the Field, neither Novartis nor any of such Affiliates (i) have in-licensed any rights to any Alternative Anti-PDGF Product that is at a pre-clinical or later stage of Development or Commercialization or (ii) are conducting any pre-clinical or clinical Development or Commercialization activities with respect to any Alternative Anti-PDGF Product, other than as set forth on Exhibit L hereto.

(f)                                   Novartis will conduct all of its activities under this Agreement in a professional and workmanlike manner, consistent with prevailing industry practices.

(g)                                  Novartis or one of its Affiliates solely owns the Patent Right referenced on Exhibit E and Novartis shall, within [**] days after the Effective Date, provide Ophthotech with a complete and accurate list of all United States and Patent Cooperation Treaty (PCT) Novartis Patent Rights pending or issued as of the Effective Date that Cover RTH258, indicating the owner, licensor or co-owner(s) thereof if any such Novartis Patent Rights is not solely owned by Novartis.

Section 10.08                      Standstill.

(a)                                 In partial consideration of the rights and licenses granted to Novartis hereunder, Novartis hereby agrees that during the Restricted Period (as defined below), unless such shall have been specifically invited in writing by Ophthotech, none of Novartis, any controlled Affiliate of Novartis or any other Affiliate of Novartis who has received from Novartis confidential information concerning Ophthotech (and specifically excluding any Third Party advisers or representatives such as banks or law firms except to the extent acting on behalf of Novartis or any such Affiliate) will directly or indirectly:

(i)                                     effect or seek, offer or propose to effect, or cause or participate in:

A.                                    any acquisition of any securities (or beneficial ownership thereof) of Ophthotech, or any rights to acquire any such securities (including derivate securities representing the right to vote or economic benefit of any such securities);

B.                                    any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Ophthotech; or

C.                                    any acquisition of assets from Ophthotech that includes U.S. rights to Fovista (other than rights relating to the Co-Formulated Product);

(ii)                                  form, join or participate in a “group” (as defined in Section 13(d)(3) of the U.S. Securities and Exchange Act of 1934, as amended) (a “13D Group”) with respect to any securities of Ophthotech; or

(iii)                               take any action that might require Ophthotech to make a public announcement regarding any of the matters set forth in (i) above.

(b)                                 “Restricted Period” means the period commencing on the Effective Date and ending on the earlier of Regulatory Approval in the United States of the Standalone Product or EU Regulatory Approval of the Standalone Product.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this Section 10.08 shall not apply to any acquisition of assets or securities of Ophthotech, as debtor, by Novartis or its Affiliates in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this Section 10.08 shall not apply to (i) acquisition or ownership of up to three percent (3%) of any securities of Ophthotech made by or on behalf of Novartis or its Affiliates in the ordinary course of business for investment purposes in Third Party mutual funds or similar passive investment vehicles or any pension or employee benefit plan or trust; (ii) securities of Ophthotech held by a Person acquired by Novartis on the date such Person first entered into an agreement to be acquired by Novartis; or (iii) the acquisition or ownership of up to three percent (3%) of the outstanding shares in Ophthotech by Novartis or its Affiliates.

(e)                                  The restrictions set forth in this Section 10.08 shall terminate immediately with no further force or effect:

(i)                                     for the period commencing when a Person or 13D Group not including Novartis or its Affiliates commences or announces its intention to commence a tender, exchange or other offer for voting securities representing more than fifty percent (50%) of the then-outstanding voting securities of Ophthotech and ending upon the withdrawal or termination of such offer;

(ii)                                  if Ophthotech enters into an agreement with any Person other than Novartis or its Affiliates providing for any merger, sale, reorganization, recapitalization or other business combination or similar transaction (A) pursuant to which more than fifty percent (50%) of the outstanding shares of Ophthotech would be converted into cash or securities of a Person or a 13D Group not including Novartis or its Affiliates where Persons other than the then-current holders of outstanding shares of Ophthotech would own more than fifty percent (50%) of the securities of the issuer or (B) more than fifty percent (50%) of the then-outstanding shares of Ophthotech would be owned by Persons other than the then-current holders of outstanding shares of Ophthotech, or which would result in a majority of Ophthotech’s assets being sold to any Person or 13D Group not including Novartis or its Affiliates; or

(iii)                               for the period commencing when Ophthotech publicly announces its determination to pursue (a) the sale or disposition of a majority of the outstanding shares of Ophthotech, (b) the sale or disposition of a majority of Ophthotech’s assets or the right to Commercialize Fovista in the Ophthotech Territory or (c) a similar sale or change of control transaction with any party other than Novartis or its affiliates and, in each case, ending upon Ophthotech’s determination not to further pursue any such transaction.

(f)                                   During the Restricted Period, Novartis agrees not to request Ophthotech to amend or waive the provisions of this Section 10.08 unless it is first contacted by Ophthotech about any of the transactions contemplated by Section 10.8(a).

(g)                                  Nothing in this Section 10.08 shall obligate Novartis or its Affiliates to cause Novartis’ or its Affiliates’ advisors (including financial advisors, attorneys, accountants and consultants) to comply with the terms of this Section 10.08 when acting on their own behalf or on behalf of Persons other than Novartis or its Affiliates.

Section 10.09                      No Implied Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE PRODUCTS.  THE PARTIES AGREE THAT MILESTONE EVENTS AND NET SALES LEVELS SET OUT IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES AS OF THE EFFECTIVE DATE ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

Section 10.10                      Indemnification.

(a)                                 By Ophthotech.  Ophthotech shall indemnify, defend and hold harmless Novartis, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Novartis Indemnified Parties”), from, against and in respect of any and all Claims, to the extent arising out of resulting from:

(i)                                     any breach of any representation, warranty or covenant made by Ophthotech in this Agreement;

(ii)                                  any Third Party product liability claim to the extent resulting from Ophthotech’s failure to Manufacture API Bulk Drug Substance in accordance with the Supply Agreement;

(iii)                               Ophthotech’s, or any of its Affiliates’, Sublicensees’ or contractors’ actions in connection with Ophthotech’s Development or Manufacture of any Product administered to any human subject prior to the Effective Date;

(iv)                              except as otherwise agreed by the Parties pursuant to any Related Agreement entered into after the Effective Date, the Development, Manufacture or Commercialization by Ophthotech, its Affiliates and Sublicensees of any Product Commercialized in the Ophthotech Territory; or

(v)                                 the gross negligence, intentional misconduct or violation of Law by or of Ophthotech or any of the other Ophthotech Indemnified Parties;

provided, however, that in the case of each of clauses (i), (ii), (iii) and (iv) above, Ophthotech shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnified Parties for any Claims to the extent Novartis has an obligation to indemnify Ophthotech Indemnified Parties under Section 10.10(b) or to the extent such Claims arise out of or result from the gross negligence, willful misconduct or violation of Law of or by Novartis or any of the other Novartis Indemnified Parties.

(b)                                 By Novartis.  Novartis shall indemnify, defend and hold harmless Ophthotech, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Ophthotech Indemnified Parties”), from, against and in respect of any and all Claims to the extent arising out of or resulting from:

(i)                                     any breach of any representation, warranty or covenant made by Novartis in this Agreement;

(ii)                                  any Claim by Genentech or any of its Affiliates against Ophthotech or as to which Ophthotech becomes a party, to the extent of reasonable legal expenses actually incurred by Ophthotech and judgments awarded against Ophthotech, arising from Novartis’ execution and delivery of this Agreement, the performance of Novartis’ obligations hereunder or the licenses granted or to be granted by Novartis pursuant to this Agreement conflicting with, violating, breaching or constituting a default under any contractual obligation of Novartis or any of its Affiliates to Genentech or any of its Affiliates;

(iii)                               any Third Party product liability claim to the extent resulting from Novartis’ failure to Manufacture Products in accordance with the applicable specifications therefor;

(iv)                              Novartis’, or any of its Affiliates’, Sublicensees’ or contractors’ actions in connection with Novartis’ Development or Manufacture of any Novartis Anti-VEGF Product administered to any human subject prior to the Effective Date;

(v)                                 except as otherwise agreed by the Parties pursuant to any Related Agreement entered into the Parties after the Effective Date, the Development, Manufacture or Commercialization by Novartis, its Affiliates and Sublicensees of any Product Commercialized in the Novartis Territory; or

(vi)                              the gross negligence, intentional misconduct or violation of Law by or of Novartis or any of the other Novartis Indemnified Parties;

provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (v) above, Novartis shall not be obliged to so indemnify, defend and hold harmless the Ophthotech Indemnified Parties for any Claims to the extent Ophthotech has an obligation to indemnify Novartis Indemnified Parties under Section 10.10(a) or to the extent such Claims arise out of or result from the gross negligence, willful misconduct or violation of Law of or by Ophthotech or any of the other Ophthotech Indemnified Parties.

(c)                                  Claims for Indemnification.

(i)                                     A Person entitled to indemnification under this Section 10.10 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any Claim or fact in respect of which the Indemnified Party may base a claim for indemnification hereunder (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.10 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Such notice (the “Indemnification Claim Notice”) shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time).  Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(ii)                                  Within [**] days after delivery of such notification, the Indemnifying Party shall assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.  If it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of the Claim.  If the Indemnifying Party does not give written notice to the Indemnified Party, within [**] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of clause (vi) below shall govern.

(iii)                               The Indemnified Party may participate, but not control, in any such Claim at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith. The Indemnified Party shall also cooperate with the Indemnifying Party in the defense of such Claim, including by furnishing such records, information and testimony, providing witnesses and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, providing access during normal business hours to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, all at the Indemnifying Party’s expense.

(iv)                              The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

(v)                                 The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall have the right to settle such Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party.

(vi)                              If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in clause (ii) above or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate.  In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

Section 10.11                      No Consequential or Punitive Damages.  NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS OR A PARTY’S REMEDIES FOR ANY BREACH BY THE OTHER PARTY OF ARTICLE IX (CONFIDENTIALITY AND PUBLICITY).

Section 10.12                      No Exclusion.  Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors to the extent such exclusion is prohibited by applicable Law.

Section 10.13                      Clarification of [**] Agreement.  Ophthotech covenants to Novartis that it will use Commercially Reasonable Efforts to cause the [**] Agreement to be amended to (a) clarify Section [**], and [**] (as defined in this Agreement) under this Agreement as of the [**].  An amendment to the [**] Agreement substantially satisfying the foregoing criteria is herein referred to as the “[**] Agreement Amendment”.

Section 10.14                      Use of Commercially Reasonable Efforts Under the [**] Agreement.

(a)                                 Until such time as the [**] Agreement Amendment is confirmed as [**] or through [**], Ophthotech hereby covenants to Novartis that it will comply with its obligations under Section [**] of the [**] Agreement with respect to [**], and shall [**].  In the event that Ophthotech receives [**] pursuant to Section [**] of the [**] Agreement of [**], it shall give Novartis [**].  Following [**], Ophthotech shall take such commercially reasonable steps and actions [**].  In addition, and without limiting the foregoing, Ophthotech shall allow Novartis to

[**].  Without limiting the generality of the foregoing, Ophthotech shall take [**].  Notwithstanding ARTICLE [**] of this Agreement, Novartis shall, [**] under Section 10.13 and this Section 10.14.

(b)                                 Ophthotech shall indemnify Novartis against all reasonable costs and expenses incurred by Novartis in curing any such alleged breach on behalf of Ophthotech to the extent such alleged breach is not the result of a failure or alleged failure by Novartis to exercise Commercially Reasonable Efforts (as defined in the [**] Agreement) with respect to the Major Market (as defined in the [**] Agreement), and Novartis shall be entitled to offset any such indemnifiable costs and expenses (to the extent not paid or reimbursed by Ophthotech) against any amount payable hereunder by Novartis to Ophthotech.  Novartis’ rights and Ophthotech’s obligations pursuant to this Section 10.14 shall terminate and not apply to any breach or alleged breach by Ophthotech of its obligations under Section 3.3(b) of the [**] Agreement after the [**] Agreement Amendment is confirmed as satisfactory by Novartis as set forth in Section 13.14 below.

ARTICLE XI
TERM AND TERMINATION

Section 11.01                      Term.  Unless terminated earlier in accordance with this ARTICLE XI, this Agreement shall remain in force for the period commencing on the Effective Date and ending upon the expiration of the last to expire of the Full Royalty Terms and the Reduced Royalty Terms (the “Term”).

Section 11.02                      Termination for Material Breach.

(a)                                 Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may give written notice to the breaching Party specifying the claimed particulars of such breach.  The Breaching Party shall have a period of [**] days after such notice if such material breach is a breach of a payment obligation or [**] days after such notice in the case of any other material breach in which to cure such breach; provided, however, that if such breach other than a payment breach is capable of being cured and cannot be cured within such [**] day period, and the Breaching Party notifies the Non-Breaching Party within such period that it has initiated actions to cure such breach and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances, but in no event longer than [**] days after the end of the original cure period, to cure such breach.  If any alleged breach hereunder is disputed pursuant to the dispute resolution process set forth in ARTICLE XII, the cure period shall be suspended for the duration of, and until resolution of, such dispute resolution process.  Any termination by any Party under this Section 11.02 and the effects of termination provided in this ARTICLE XI shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.  If the Breaching Party fails to cure the breach within the time period set forth above, the Non-Breaching Party shall have the right thereafter to terminate this Agreement effective immediately by giving written notice to the Breaching Party to such effect; provided that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to the Products or elect not to terminate this Agreement.

(b)                                 If Ophthotech is the Breaching Party and Novartis has the right to terminate this Agreement pursuant to the foregoing clause (a) but elects not to terminate this Agreement pursuant to the foregoing clause (a), (i) Novartis may offset any damages resulting from such material breach that are either agreed between the Parties or established through dispute resolution pursuant to ARTICLE XII against subsequent payment obligations of Novartis to Ophthotech hereunder and (ii) Novartis shall cease to be required to consult with or seek approval from the JOC or the Subcommittees for amendments to the Development Plan or Marketing Plan or to disclose or provide to Ophthotech, directly or indirectly, marketing or branding strategy information; provided that the Parties’ obligations to consult and coordinate with one another to the extent reasonably necessary to preserve the value of the Products in the Parties’ respective territories on matters such as pharmacovigilance and Manufacturing are preserved. To that extent, the Parties shall negotiate amendments to ARTICLE II reasonably acceptable to Novartis.

Section 11.03                      Termination for Insolvency.  Each Party shall have the right to terminate this Agreement upon written notice to the other Party if an Insolvency Event occurs with respect to such other Party.  In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

Section 11.04                      Termination by Ophthotech Relating to Novartis Alternative Anti-PDGF Products.  Ophthotech shall have the right to terminate this Agreement as set forth in Section 3.07(g).  The effective date of such termination shall be specified by Ophthotech and may be up to two (2) years in the future (unless an alternative longer timeframe is agreed in writing between the Parties).

Section 11.05                      Termination by Novartis for Safety Issues.  Novartis may, upon ninety (90) days’ prior written notice to Ophthotech, unilaterally terminate this Agreement if (a) a Regulatory Authority or safety data review board for a clinical study of a Product has required termination or suspension of a clinical study of a Product and such termination or suspension can reasonably be expected to have a material adverse effect on the overall Development or Commercialization of Products, (b) Novartis reasonably believes in good faith that termination or suspension of a clinical study of a Product is warranted because of an adverse balance between risk and benefit to the study subjects and such termination or suspension can reasonably be expected to have a material adverse effect on the overall Development or Commercialization of Products, or (c) Novartis reasonably believes in good faith that the continued Commercialization of a marketed Product poses an adverse balance between risk and benefit to patients.

Section 11.06                      Termination for Certain Injunctions or Orders.  From the Effective Date up until two years following the first EU Regulatory Approval of a Product, either Party may, upon written notice to the other Party, unilaterally terminate this Agreement if the Parties are prevented in any manner that materially adversely affects the progression of the Development or Commercialization of Product(s) as contemplated in this Agreement for a period of six (6) months or more as a result of any Government Order based on antitrust or competition Law grounds.

Section 11.07                      Termination for Convenience.  Novartis shall have the right to terminate this Agreement upon one (1) year’s prior written notice to Ophthotech.  Following such notice of termination, Ophthotech may elect to accelerate the effective date of such termination to any time earlier than the end of such one (1) year notice period upon written notice to Novartis specifying such earlier termination date; provided that such earlier date is consistent with the orderly wind down set forth in Section 11.10(e)(v).

Section 11.08                      Termination for Certain Patent Challenges.

(a)                                 By Ophthotech.  Ophthotech shall have the right to terminate this Agreement, effective immediately upon written notice to Novartis, if Novartis or any of its Affiliates or Sublicensees initiates a Challenge or directly or indirectly assists a Third Party in initiating a Challenge.  For purposes of this Section 11.08(a), “Challenge” means any challenge to the validity or enforceability of any Patent Right within the Ophthotech IP or Ophthotech Collaboration IP, including any challenge effected by (i) filing a declaratory judgment action in which any such Patent Right is alleged to be invalid or unenforceable, (ii) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any such Patent Right pursuant to 35 U.S.C. §302 or §311 or provoking or becoming party to an interference with an application for any such Patent Right pursuant to 35 U.S.C. §135, or (iii) filing or commencing any reexamination, opposition, cancellation, nullity or similar proceedings against any such Patent Right in any country, including any such challenge that any Existing Fovista Agreement prohibits Ophthotech or its Affiliates or Sublicensees from initiating or that would give a counterparty to any Existing Fovista Agreement a right to terminate, or otherwise claim a remedy (e.g., claim a higher royalty, if applicable) under, such Existing Fovista Agreement.  Notwithstanding any provision in this Agreement to the contrary, Ophthotech shall have no right to terminate this Agreement with respect to any Challenge: (A) which results from compliance by Novartis or any of its Affiliates or Sublicensees with any judicial, legislative or administrative order or request for information that results from the initiation of any Challenge by a Third Party whose challenge is not funded or otherwise supported or suggested in any manner by Novartis or any of its Affiliates or Sublicensees, or by a court, agency or other governmental body having appropriate jurisdiction; or (B) which results from any defense or counterclaim to any legal action brought by Ophthotech or any of its Affiliates against Novartis or any of its Affiliates or Sublicensees for infringement of the Patent Rights that are the subject of the Challenge; provided, however, that Novartis acknowledges and agrees that such actions may result in Ophthotech’s and Novartis’ loss of rights granted pursuant to the Existing Fovista Agreements, that Ophthotech shall have no liability to Novartis, its Affiliates or Sublicensees as a consequence of any such loss of rights, and that Novartis shall, subject to Section 10.11, be liable to Ophthotech for any and all losses suffered by Ophthotech as a consequence of any such loss of rights.

(b)                                 By Novartis.  Novartis shall have the right to terminate this Agreement, effective immediately upon written notice to Ophthotech, if Ophthotech or any of its Affiliates or Sublicensees initiates a Challenge or directly or indirectly assists a Third Party in initiating a Challenge.  For purposes of this Section 11.08(b), “Challenge” means any challenge to the validity or enforceability of any Patent Right within the Novartis IP or Novartis Collaboration IP, including any challenge effected by (i) filing a declaratory judgment action in which any such Patent Right is alleged to be invalid or unenforceable, (ii) citing prior art pursuant to 35 U.S.C.

§301, filing a request for re-examination of any such Patent Right pursuant to 35 U.S.C. §302 or §311 or provoking or becoming party to an interference with an application for any such Patent Right pursuant to 35 U.S.C. §135, or (iii) filing or commencing any reexamination, opposition, cancellation, nullity or similar proceedings against any such Patent Right in any country.  Notwithstanding any provision in this Agreement to the contrary, Novartis shall have no right to terminate this Agreement with respect to any Challenge: (A) which results from compliance by Ophthotech or any of its Affiliates or Sublicensees with any judicial, legislative or administrative order or request for information that results from the initiation of any Challenge by a Third Party whose challenge is not funded or otherwise supported or suggested in any manner by Ophthotech or any of its Affiliates or Sublicensees, or by a court, agency or other governmental body having appropriate jurisdiction; or (B) which results from any defense or counterclaim to any legal action brought by Novartis or any of its Affiliates against Ophthotech or any of its Affiliates or Sublicensees for infringement of the Patent Rights that are the subject of the Challenge.

Section 11.09                      Termination for Change in Control of Ophthotech.

(a)                                 Novartis may, upon six (6) months prior written notice to Ophthotech (or such longer notice as reasonably necessary to conduct an orderly wind down as set forth in Section 11.10(e)(v)) given by Novartis within ninety (90) days following the earliest public announcement of such event, unilaterally terminate this Agreement following an Ophthotech Change in Control.

(b)                                 If an Ophthotech Change in Control occurs and Novartis has the right to terminate this Agreement pursuant to the foregoing clause (a) but elects not to terminate this Agreement pursuant to the foregoing clause (a), then upon Novartis’ written request to Ophthotech within ninety (90) days following the earliest public announcement of such Ophthotech Change in Control, Novartis shall cease to be required to consult with or seek approval from the JOC or the Subcommittees for amendments to the Development Plan or Marketing Plan or to disclose or provide to Ophthotech, directly or indirectly, information regarding Commercialization activities or strategy; provided that the Parties shall consult and coordinate with one another to the extent reasonably necessary to preserve the value of the Products in the Parties’ respective territories on matters such as pharmacovigilance and Manufacturing.  To that extent, the Parties shall negotiate in good faith amendments to ARTICLE II of this Agreement reasonably acceptable to Novartis.

Section 11.10                      Effects of Termination.  In the event of any termination of this Agreement pursuant to Sections 11.02 to 11.09, inclusive, the following provisions of this Section 11.10 shall apply except as specified below:

(a)                                 Clinical Studies.  Novartis shall wind down, or if requested by Ophthotech, transition to Ophthotech or its designee, any clinical study of a Product as to which Novartis is the regulatory sponsor that is ongoing as of the effective date of termination to the extent such clinical study was being carried out by Novartis or funded by Novartis immediately prior to termination of this Agreement.

(b)                                 Combination Products in the Novartis Territory.  To the minimum extent and for the minimum duration required by Law, if such termination occurs after the commercial launch of a Combination Product in the Novartis Territory, the Parties shall cooperate to continue to make such Combination Product commercially available in the Novartis Territory, and Novartis shall continue to pay Ophthotech all royalties, sales milestones and other API Supply costs under the Supply Agreement that would have become payable under this Agreement or any Related Agreement in the absence of such termination based on such continuing Commercialization and if applicable, Manufacturing of such Combination Product following such termination.  The Supply Agreement shall also apply to the ongoing API Supply requirements to enable Novartis to comply with this Section.

(c)                                  Standalone Product.  With respect to Standalone Products in the Novartis Territory:

(i)                         Novartis shall as promptly as commercially practicable transfer on an as-is basis to Ophthotech or Ophthotech’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Standalone Product, to the extent permitted under applicable Law, and Novartis shall reasonably cooperate, at no additional out-of-pocket cost to Novartis, with requests by Ophthotech for assistance necessary to facilitate Ophthotech’s assumption of regulatory responsibilities for the Standalone Product in the applicable countries in which direct transfer is not permitted, and (B) copies of all data, reports, records and materials in Novartis’ possession or control relating to the Development and Manufacture of the Standalone Product, including all non-clinical and clinical data relating to the Standalone Product, and, with respect to Commercialization of the Standalone Product, copies of all data, reports, records and materials in Novartis’ possession or control reasonably necessary to effect an orderly transition of Commercialization of the Standalone Product; and Novartis may keep one copy of the items described in the foregoing clauses (A) and (B), which it may retain in its confidential files for archive purposes;

(ii)                      In the event of termination by Ophthotech pursuant to Section 11.02, Section 11.04 or Section 11.08, or by Novartis pursuant to Section 11.07, Novartis shall, at Ophthotech’s option, supply Ophthotech’s requirements for the Standalone Product to Ophthotech in the Novartis Territory at a price of [**] percent ([**]%) of the Manufacturing Cost thereof, until such time as all Regulatory Approvals for the Standalone Product in the Novartis Territory have been transferred to Ophthotech or Ophthotech’s designee, Ophthotech has obtained all necessary Manufacturing approvals and Ophthotech has procured or developed its own source of Standalone Product supply; provided, however, that Novartis shall not be obligated to supply the Standalone Product to Ophthotech for longer than [**] years following termination of this Agreement and that Ophthotech will use its best efforts to ensure that all relevant transfers and approvals occur in the shortest possible time;

(iii)                   the licenses granted to Novartis in Section 3.01 shall terminate (except to the extent necessary to enable Novartis to perform its obligations under the immediately preceding clause (ii));

(iv)                  Novartis shall promptly provide Ophthotech with a summary of all Third Party agreements relating to the Development, Manufacture or Commercialization of the

Standalone Product to which Novartis is a party and shall transfer to Ophthotech any such Third Party agreements solely relating to the Development, Manufacture or Commercialization of the Standalone Product that Ophthotech requests be assigned, to the extent such transfer is permitted thereunder; with respect to each agreement relating to the Development, Manufacture or Commercialization of the Standalone Product that is not transferred to Ophthotech, at Ophthotech’s request, Novartis shall reasonably facilitate a direct introduction between Ophthotech and the Third Party counterparty to such agreement;

(v)                     Novartis shall grant to Ophthotech a non-exclusive, irrevocable, perpetual, royalty-free (except as set forth in the following proviso) right and license, with right to grant sublicenses, under all Intellectual Property used by Novartis in connection with the Standalone Product prior to the effective date of termination and Controlled by Novartis as of the effective date of termination, to Develop, Manufacture and Commercialize the Standalone Product in the Field for the Novartis Territory; provided, however, that such license shall only extend to Third Party IP licensed by Novartis if Ophthotech notifies Novartis in writing that Ophthotech elects to receive a sublicense under such Third Party IP, and in such case Ophthotech shall pay to Novartis the amounts, if any, that become payable to applicable Third Party licensors under any such license agreements between Novartis and such Third Party licensor as a result of Ophthotech’s exercise of rights sublicensed to Ophthotech pursuant to the license granted in this clause (v), following receipt from Novartis of documentation evidencing such payment obligations;

(vi)                  Novartis shall transfer to Ophthotech the global safety database for the Standalone Product and, to the extent there are ongoing pharmacovigilance obligations under Section 11.10(b), the Parties will cooperate to fulfill any such obligations; and

(vii)               Novartis shall execute all documents and take all such further actions as may be reasonably requested by Ophthotech in order to give effect to the foregoing clauses (i) through (vi).

(d)                                 Certain Related Agreements.  Any agreement that Novartis and Ophthotech have entered into prior to the effective date of termination pursuant to Section 3.01(f), Section 3.03, Section 3.04(c), Section 3.06(c)(ii), Section 3.07(e), Section 3.07(g)(ii), Section 5.09 or Section 6.04 shall survive such termination in accordance with its terms.

(e)                                  Other Effects of Termination.

(i)                                     Alternative Anti-PDGF Product Rights.  If this Agreement terminated by Novartis pursuant to Section 11.05, 11.07 or 11.09 or by Ophthotech pursuant to Section 11.02, 11.03 or 11.08, then, except as otherwise provided in Section 3.07(g), Ophthotech’s rights to receive royalties relating to the Novartis Alternative Anti-PDGF Products under Section 3.07(g)(iii) shall survive such termination, in accordance with its terms, whether the applicable Novartis Alternative Anti-PDGF Product is first Commercialized prior to or after such termination.

(ii)                                  Other Effect of Termination by Ophthotech Under Section 11.04.  If this Agreement is terminated by Ophthotech under Section 11.04, then, except as otherwise provided in Section 3.07(g), Novartis shall pay the following amounts to Ophthotech with respect to Novartis Alternative Anti-PDGF Products following termination:  (A) [**] percent ([**]%) of the aggregate amount of milestone payments under Section 7.02(a) and Section 7.02(b) that were not earned prior to such termination, which shall become payable to Ophthotech upon the [**] and (B) [**], as described in this Section 11.10(e)(ii) below.  The [**].

(iii)                               Other Effect of Termination by Ophthotech Under Section 11.06.  If Ophthotech terminates this Agreement pursuant to Section 11.06 (A) within [**] after the Effective Date, Ophthotech shall, within [**] days following the effective date of such termination, refund to Novartis one hundred twenty-five million U.S. dollars ($125,000,000) of the amount paid by Novartis to Ophthotech pursuant to Section 7.01, or (B) following the first year after the Effective Date, Ophthotech shall, within [**] days following the effective date of such termination, refund to Novartis two hundred million U.S. dollars ($200,000,000) of the amount paid by Novartis to Ophthotech pursuant to Section 7.01, except that Ophthotech may extend such [**] day period to up to the earliest of receipt of the refund from the relevant tax authorities for any portion of such amounts that were paid in taxes or [**] years after the notice of termination.

(iv)                              Survival of Novartis Licenses.  Novartis’ licenses hereunder shall survive to the extent necessary for Novartis to perform its post-termination obligations under this ARTICLE XI.

(v)                                 Orderly Wind Down of Development and Commercialization.  Subject to Section 11.10(b) and Section 11.10(c), the Parties shall agree upon an orderly wind down of Development and Commercialization activities hereunder for terminated Products (including those activities being performed by their Affiliates, Sublicensees or Third Party contractors) and each Party shall make all payments due and owing to one another and to Third Parties.

Section 11.11                      Return of Confidential Information.  Within [**] days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under this Agreement, each Party shall deliver to the other Party, or at the delivering Party’s option destroy, any and all Confidential Information of the other Party in its possession, except for one copy which may be retained in its confidential files for archive purposes and subject to any copies remaining on its standard computer back-up devices (which copies the Party agrees not to access after termination).

Section 11.12                      Survival.  In the event of any expiration or termination of this Agreement, (a) all financial obligations under ARTICLE IV, ARTICLE VII and ARTICLE VIII that have accrued as of the effective date of such expiration or termination, whether or not they have become due, shall remain in effect, and (b) the provisions set forth in ARTICLE I, ARTICLE IX (except for Sections 9.05 and 9.06), ARTICLE XII and ARTICLE XIII, Section 8.01, Section 8.02 (solely with respect to Joint Patent Rights), Section 10.09, Section 10.10, Section 10.11, Section 10.12, Section 11.10, Section 11.11, this Section 11.12, and [**], the licenses granted to Ophthotech in Section 3.02 and any license then in effect under Section 3.03(b) or Section 3.04(b), shall survive.

ARTICLE XII
DISPUTE RESOLUTION

Section 12.01                      Legal Disputes.  In the event of any dispute or disagreement regarding the formation, existence, validity, enforceability, performance, interpretation, breach or termination of this Agreement or any Related Agreement or regarding the scope, validity, infringement or enforceability of any Patent Right and anti-trust or competition law matters under this Agreement (all such matters, “Legal Disputes”) either Party may refer the Legal Dispute to the Executive Officers for resolution.  If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the Legal Dispute, the Executive Officers fail to come to consensus within [**] Business Days after the date on which the Legal Dispute is referred to the Executive Officers (unless a longer period is agreed to in writing by the Executive Officers), the Legal Dispute shall be resolved pursuant to arbitration under Section 12.02 of this Agreement.

Section 12.02                      Arbitration.

(a)                                 Any Legal Dispute (to the extent that not resolved pursuant to Section 12.01 above) and any Non-Casting Vote Matter (to the extent not resolved pursuant to Section 2.08(d)) shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce in force at the date of the request for arbitration is submitted (except where such rules conflict with the provisions of this Section 12.02, in which event the provisions of this Section 12.02 shall govern) by three (3) arbitrators having pharmaceutical industry experience appointed in accordance with such rules.  The place of the arbitration shall be New York City, New York, United States.  The language of the arbitration shall be English.  At any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.  The arbitrators shall use all reasonable efforts to complete the arbitration proceedings and render an award within [**] months after the last arbitrator is appointed.  Judgment on the arbitration award may be entered in any court having jurisdiction.

(b)                                 Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees or arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(c)                                  Except to the extent necessary to confirm an award or as may be required by law, regulation, or the requirement of any exchange on which a Party’s shares are traded, neither Party shall disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

ARTICLE XIII
MISCELLANEOUS

Section 13.01                      Choice of Law.  This Agreement shall be governed by and interpreted under, and any arbitration in accordance with Section 12.02 shall apply, the laws of the State of New York, United States, excluding: (a) any provision thereof that would apply the law of any other jurisdiction; (b) the United Nations Conventions on Contracts for the International Sale of

Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

Section 13.02                      Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 13.02 and shall be: (a) delivered personally; (b) transmitted by facsimile; or (c) sent via a reputable international overnight delivery service.  Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission), provided that an original document is sent via an internationally recognized overnight delivery service (receipt requested), or (ii) one (1) Business Day after it is sent via a reputable international overnight delivery service.

If to Ophthotech:	Ophthotech Corporation
One Penn Plaza, 19th Floor
New York, NY 10119
U.S.A.
Attention: Chief Executive Officer
Facsimile No.: +1 212 845 8250

With copies to:	Ophthotech Corporation
One Penn Plaza, 19th Floor
New York, NY 10119
U.S.A.
Attention: General Counsel
Facsimile No.: +1 212 845 8250

and:	WilmerHale LLP
60 State Street
Boston, MA 02109
U.S.A.
Attention: Steven D. Barrett, Esq.
Facsimile No.: +1 617 526 5000

If to Novartis:	Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: Global Head of BD&L
Facsimile No.: +41 61 324 2100

With a copy to:	Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Attention: Global Legal, Ophthalmology
Facsimile No.: +41 61 324 7399

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

Section 13.03                      Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable, good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of the Severed Clause and this Agreement.

Section 13.04                      Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral.  Notwithstanding the authority granted to the Subcommittees under this Agreement, this Agreement may be amended only in writing signed by properly authorized representatives of each of Ophthotech and Novartis.  In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto or any Related Agreement, the substantive provision of this Agreement shall prevail.

Section 13.05                      Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party, including the Ophthotech Representatives, shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Ophthotech and Novartis, or to constitute one as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.

Section 13.06                      Assignment; Successors.  Neither Party will assign, transfer or novate this Agreement without the prior written consent of the other Party, except assignment or transfer will be permitted by notice in writing, and without the prior written consent of the other Party, to: (a) any of the assigning Party’s Affiliate; or (b) a purchaser of a substantial part of a Party’s assets or business relating to the subject matter of this Agreement; provided that nothing in this Section 13.06 shall limit in any way Novartis’ rights with respect to a Change of Control of Ophthotech as set forth in Section 11.09. This Agreement shall be binding upon, and shall inure to the benefit of, all successors and permitted assigns.  Any permitted assignee will assume all obligations of its assignor under this Agreement.  Any assignment, transfer or novation made in violation of this Section 13.06 shall be wholly void and invalid, the assignee, transferee or successor shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, the assignment, transfer or novation.

Section 13.07                      Performance by Other Persons.  Subject to Section 3.01(f), each Party may exercise its rights and perform its obligations under this Agreement itself or through any of its Affiliates or permitted sub-licensees, and may subcontract its Development, Manufacturing and Commercialization activities hereunder as it deems appropriate without the other Party’s consent (including to distributors or wholesalers in the ordinary course of business).  Each Party shall be responsible for the performance and compliance with this Agreement of its Affiliates, permitted sub-licensees, authorized agents and subcontractors.

Section 13.08                      Force Majeure.  No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to any natural disaster, explosion, fire, flood, act of nature (including tornadoes, thunderstorms, earthquakes, typhoons, hurricanes, and tsunamis), actions of Governmental Authorities, war, hostilities between nations, civil commotions, terrorism, riots, embargo, losses or shortages of power, national industry strikes, lockouts, labor stoppage, sabotage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws of any Regulatory Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.  The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its good faith estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than ninety (90) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

Section 13.09                      No Third Party Beneficiaries.  Except for Indemnified Parties as set forth in Section 10.10, this Agreement shall not be construed as conferring any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 13.10                      Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided electronically by PDF or facsimile transmission shall be deemed to be original signatures.

Section 13.11                      English Language.  This Agreement is written and executed in the English language.  Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

Section 13.12                      Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

Section 13.13                      Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

Section 13.14                      Restrictions on Ophthotech’s Rights.  Notwithstanding anything to the contrary in this Agreement, Ophthotech’s rights set forth in Sections [**] to the extent that the Requesting Party is Ophthotech, of this Agreement shall not be effective, and Ophthotech shall not be entitled to exercise any option contained therein, unless and until Novartis shall have received a fully executed copy of the [**] Agreement Amendment and Novartis has notified Ophthotech either that (a) [**].  If Ophthotech obtains an amendment to the [**] Agreement that substantially meets the criteria set forth in Section 10.13, Novartis shall not [**].  For the avoidance of doubt, the Ophthotech rights set forth above shall not be effective and [**] unless and until an [**] Agreement Amendment is [**] pursuant to this Section 13.14 or, [**].

[Signature page follows]

IN WITNESS WHEREOF, Ophthotech and Novartis have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the dates written herein below.

OPHTHOTECH CORPORATION

By:	/s/ David R. Guyer

	Title:	Chief Executive Officer
	Date:	May 19, 2014

NOVARTIS PHARMA AG

By:	/s/ Dr. Markus Rohrwild

	Title:	Global BF Head Ophthalmics
	Date:	19 May 2014

By:	/s/ Lena Moran-Adams

	Title:	Senior Legal Counsel
	Date:	19 May 2014

EXHIBIT A

OPHTHOTECH PRODUCT PATENT RIGHTS AND OPHTHOTECH IP AGREEMENTS

A.                                    Ophthotech Fovista Non-US Patents and Patent Applications

Country	Title	Filing Date	Application No.	Publication No.	Patent No.	Grant Date	Assignee
[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 15 pages were omitted. [**]

B.                                    Enzon and Nektar Non-US Patents and Patent Applications

Country	Title	Application No.	Filing Date	Patent No.	Grant Date
[**]
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 5 pages were omitted. [**]

C.                                    Agreements relating to the Ophthotech IP

[**]

A-1

EXHIBIT B

EXISTING FOVISTA CLINICAL PROGRAM

1.                                      The three (3) Phase III Clinical Studies (OPH1002, OPH1003 and OPH1004) with an aggregate of up to approximately 1866 patients treated for up to two (2) years

2.                                      Three (3) planned Phase II Clinical Studies with an aggregate of up to [**] patients treated for up to [**], which may include (a) an anti-fibrosis study in wet AMD, (b) a reduction of treatment burden study in wet AMD, and (c) an anti-VEGF treatment failure study in wet AMD

B-1

EXHIBIT C

INITIAL DEVELOPMENT PLAN

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

D-1

EXHIBIT D

FOVISTA DESCRIPTION

Fovista (pegpleranib sodium,  X01E)

[**].

D-2

EXHIBIT E

RTH258 DESCRIPTION

RTH258 [**]

E-1

EXHIBIT F

INITIAL MARKETING PLAN CONTENTS

[**]

F-1

EXHIBIT G

QUID PRODUCTS

[**]

G-1

EXHIBIT H

INVOICE FOR UPFRONT PAYMENT

See following page.

H-1

214 Carnegie Center, Suite 302, Princeton, NJ  08540

-INVOICE-

May 19, 2014	Invoice # 201400001
Payment Terms: Upon Receipt

Novartis Pharma AG

Switzerland

In connection with Section 7.01 of the Development and Commercialization Agreement by and between Ophthotech Corporation and Novartis Pharma AG, dated May 19, 2014, please remit the following:

Upfront Payment payable within [**] of execution of contract	$200,000,000.00 (USD)

Wire Instructions:

Bank:	[**]
Bank Address:	[**]

Account #:	[**]
ABA/Routing #	[**]
SWIFT Code:	[**]
Credit:	Ophthotech Corporation

If you have any questions, please feel free to contact Tom Biancardi at [**].

H-2

EXHIBIT I

PERMITTED DISCLOSURES

Fact of an Issuance of any positive or negative opinion (not the opinion itself) by the Committee for Medicinal Products for Human Use (CHMP) regarding any Product

Filings and acceptance of filings for Regulatory Approval of the Products in the EU, any Major European Country or Japan

Regulatory Approvals in the EU, any Major European Country or Japan

Completion of clinical studies and top line results thereof

Completion of patient enrollment for the Existing Fovista Clinical Program

Reimbursement and pricing approvals by governmental agencies in any Major European Country or Japan

Development and Commercialization milestone achievements

Launch in any Major European Country or Japan

Announcement of data at scientific or financial forums, subject to the provisions of Section 9.06

Regulatory actions that could be material for the Ophthotech Territory

Royalties earned outside of the Ophthotech Territory in quarterly earnings releases and calls

Announcements of publications

Announcements of issued patents and other disclosures relating to Ophthotech’s Intellectual Property

I-1

EXHIBIT J

COMMERCIALIZATION PERFORMANCE STANDARDS

To be amended in accordance with Section 5.02(b).

J-1

EXHIBIT K

INITIAL PRESS RELEASE

Ophthotech Corporation Enters into Ex-US Licensing and Commercialization Agreement for Fovista® with Novartis

-                    Ophthotech to Potentially Receive Over $1 Billion, Inclusive of $330 Million in an Upfront Fee ($200 Million) and Near-term Enrollment Milestones ($130 Million), Not Including Future Royalties –

- Ophthotech Grants Ex-US Commercialization Rights to Fovista® while Retaining Sole US Commercial Rights –

-                    Ophthotech to Host Conference Call Today at 5:00 p.m. Eastern Time -

New York, NY - May, 19, 2014 — Ophthotech Corporation (Nasdaq: OPHT) announced today that the Company has entered into an ex-US licensing and commercialization agreement with Novartis Pharmaceuticals focused on the treatment of wet age-related macular degeneration (AMD). Under the agreement, Ophthotech grants Novartis exclusive rights to commercialize Ophthotech’s lead product candidate, Fovista®, in markets outside the United States while Ophthotech retains sole rights to commercialize Fovista® in the United States. Potential payments to Ophthotech under the agreement could total over $1 billion in upfront and milestone payments, not including future royalties. Fovista® is the most advanced anti-PDGF agent in development for the treatment of wet AMD and, if approved, is expected to be first to market in this class of therapies for wet AMD.

Ophthotech will continue to lead the global Fovista® Phase 3 wet AMD pivotal clinical program which is expected to have initial, topline data available in 2016. Ophthotech will continue its lead role in the potential registration of Fovista® in the United States, while Ophthotech and Novartis will collaborate to seek regulatory approvals outside the United States.

This collaboration continues the Fovista® development strategy to remain agnostic with respect to the choice of the anti-VEGF agent administered in combination with Fovista®. Separate injections of the anti-VEGF agent and Fovista® would allow physicians to choose their preferred anti-VEGF agent for the combination therapy. The collaboration also provides for the potential development of a fixed combination delivery of a co-formulation of Fovista® with a Novartis proprietary anti-VEGF product which would result in additional flexibility for physicians. Novartis will also seek to develop and commercialize alternative innovative delivery technologies such as a Fovista® pre-filled syringe as part of this collaboration.

“As one of the largest ex-US partnering deals ever in the biotechnology industry, this collaboration with Novartis is potentially transformational for Ophthotech,” stated David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech. “This

agreement represents an important achievement for the Company as we continue to execute on a strategy to deliver science-driven retinal products and offer physicians multiple treatment options to improve patient outcome. The collaboration also supports our previously stated plan to partner Fovista® outside the United States while we retain sole commercialization rights to Fovista® in the United States. The collaboration not only provides a substantial strategic and financial benefit to Ophthotech, it also begins to put in place essential elements designed to expand the reach of Fovista® outside the United States, following potential regulatory approvals.”

Under the financial terms of the agreement:

•                  Ophthotech to potentially receive over $1 billion in upfront and milestone payments during the course of the collaboration, not including future royalties.

•                  Ophthotech could receive immediate payment and near-term milestones totaling up to $330 million, including an upfront fee of $200 million and Fovista® Phase 3 enrollment-based milestones of up to $130 million.

•                  Ophthotech is eligible to receive contingent future ex-US marketing approval milestones totaling up to $300 million and ex-US sales milestones up to $400 million.

•                  Ophthotech is entitled to receive royalties on ex-US Fovista® sales.

WilmerHale acted as legal counsel for Ophthotech in connection with the transaction.

Ophthotech Conference Call / Web Cast Information

Ophthotech’s management will host a conference call and audio web cast to discuss this announcement. The call is scheduled for May 19, 2014, at 5:00 p.m., Eastern Time. To participate in this conference call, dial 1-888-427-9411 (USA) or 719-325-2354 (International), passcode 9388136 shortly before 5:00 p.m. Eastern Time. A replay of the call will be available from approximately two hours following the live call for two weeks. The replay number is 1-888-203-1112 (USA) or 719-457-0820 (International), passcode 9388136. The audio webcast can be accessed at www.ophthotech.com.

About the Fovista® Phase 3 Program

The Fovista® Phase 3 program consists of three clinical trials to evaluate the safety and efficacy of Fovista® (anti-PDGF) therapy, which Ophthotech is developing for use in combination with anti-VEGF drugs for the treatment of wet age-related macular degeneration. The Company expects to enroll up to 1,866 patients in the three trials in more than 225 centers worldwide and to have initial, topline data from the Fovista® Phase 3 clinical program available in 2016.

About Wet AMD

Age-related macular degeneration is a disease characterized by progressive degenerative abnormalities in the macula of the eye, a small area in the central portion of the retina. Age-related macular degeneration is classified into one of two general subgroups: the “dry” (non-neovascular) form of the disease; and the “wet” (exudative or neovascular) form of the disease. The “dry” form of AMD is characterized by a slow degeneration of the macula resulting in atrophy of the central retina, with gradual vision loss over a period of years. By contrast, “wet” AMD typically causes sudden, often substantial, loss of central vision and is responsible for most cases of severe loss of visual acuity in this disease. Age-related macular degeneration is characteristically a disease of individuals aged 50 years or older, and is the leading cause of blindness in developed countries around the world.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat diseases of the eye, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF drugs that represent the standard of care for the treatment of wet AMD. Ophthotech’s second product candidate ZimuraTM, an inhibitor of complement factor C5, is being developed for the treatment of dry and wet forms of AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the anticipated receipt of payments under its licensing and commercialization agreement with Novartis, the conduct of the Fovista Phase 3 clinical program, including obtaining initial, top-line data from the Fovista Phase 3 clinical program and seeking marketing approval for Fovista, the potential of Fovista as a wet AMD combination therapy and the development of new drug-delivery technologies. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those express or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, including Ophthotech’s ability to satisfy certain patient enrollment milestones, availability of data from clinical trials, expectations for regulatory approvals or other actions, including the receipt of regulatory approvals outside of the United States which would trigger the receipt of certain milestone payments, Ophthotech’s ability to comply with its obligations under and otherwise maintain its licensing and commercialization agreement with Novartis and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so.

Ophthotech Contacts

Investors

Kathy Galante
Ophthotech Corporation
Vice President, Investor Relations and Corporate Communications
212-845-8231
kathy.galante@ophthotech.com

Media

Jarrod Aldom

SmithSolve LLC on behalf of Ophthotech Corporation
973-442-1555 ext. 112

jarrod.aldom@smithsolve.com

EXHIBIT L

NOVARTIS ALTERNATIVE ANTI-PDGF PRODUCT ACTIVITIES

[**]

L-1